Exhibit 2.1

Agreement

NTPBV Share Sale and

Purchase Agreement

Nusa Tenggara Partnership BV

Newmont Mining Corporation

Sumitomo Corporation

PT Amman Mineral Internasional

Contents

1	Definitions and interpretation		5

	1.1	Definitions	5
	1.2	Interpretation	22
	1.3	Business Day	23

2	Agreement to sell and purchase the Sale Shares		23

	2.1	Sale Shares	23
	2.2	Associated rights	23
	2.3	Consideration	24
	2.4	Title and risk	24
	2.5	Use of NMC property	24

3	Conditions Precedent		25

	3.1	Conditions Precedent	25
	3.2	Notice	25
	3.3	Reasonable endeavours	26
	3.4	Waiver and Extension	26
	3.5	Termination	26
	3.6	Effect of termination	26

4	Period before Completion		27

	4.1	Pre-Completion conduct of the Vendor	27
	4.2	Pre-Completion conduct of PTNNT	28
	4.3	Vendor and PTNNT permitted acts	28
	4.4	Pre-completion undertakings of Vendor	29
	4.5	Assistance to Purchaser and its financiers	29
	4.6	Notification	29
	4.7	No Solicitations	30

5	Initial Payment and delivery of the consideration		30

	5.1	Consideration	30
	5.2	Initial Payment and payment of the Equity Amount	30
	5.3	Final Payment	30
	5.4	Deferred Payment Deeds	30
	5.5	No deductions from payments	31
	5.6	Transaction Taxes	31
	5.7	Default interest	32

6	Completion		32

	6.1	Time and place	32
	6.2	Completion	32
	6.3	Notice to complete	33
	6.4	Simultaneous obligations	33

7	Control of the Operations		34

	7.1	Covenant not to sue	34
	7.2	Insurance	34
	7.3	Employees	35
	7.4	PTNNT directors, commissioners and employees	36
	7.5	Bar to proceedings and privity	36
	7.6	Exclusion	36
	7.7	Use of Manuals and procedures	36

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Contents

8	Representations and warranties		37

	8.1	Warranties of the Vendor and Vendor’s Guarantors	37
	8.2	Representations and warranties of the Purchaser	37
	8.3	Adjustment to Consideration	38

9	Qualifications and limitations on Claims		38

	9.1	Disclosure	38
	9.2	Time limits	38
	9.3	Monetary limits	39
	9.4	Proportionality	39
	9.5	Changes in law, regulation and practice	40
	9.6	No warranty unless expressly included	40
	9.7	Information provided by the Vendor	40
	9.8	Mitigation	41
	9.9	No double recovery	41
	9.10	Indirect and consequential loss and general limitations	41
	9.11	General	41

10	Term and termination		41

	10.1	Right to terminate	41
	10.2	Events of Default	42
	10.3	Effect of the Termination	43
	10.4	Return of confidential information	44
	10.5	Termination Payment	44
	10.6	Limitation of liability under clause 10	44

11	Access to records		45

12	Confidentiality		45

	12.1	Confidentiality	45
	12.2	Confidentiality acknowledgement	46

13	Not Used		46

14	Guarantee by Vendor’s Guarantors		46

	14.1	Guarantee and indemnity	46
	14.2	Extent of guarantee and indemnity	46
	14.3	Principal and independent obligation	47
	14.4	Continuing guarantee and indemnity	47
	14.5	No withholdings	47
	14.6	Currency	47
	14.7	No set off	47
	14.8	Vendor’s Guarantors liability	47
	14.9	Assigning benefit	48

15	General provisions		48

	15.1	Notices	48
	15.2	Governing law and jurisdiction	49
	15.3	Governing language	49
	15.4	Waivers	49
	15.5	Variation	50
	15.6	Assignment	50
	15.7	Further action	50
	15.8	Entire agreement	50
	15.9	Severability	50
	15.10	Counterparts	51
	15.11	Expenses	51
	15.12	Time of essence	51

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Contents

16	Dispute resolution		51

	16.1	Referral of Dispute to arbitration	51
	16.2	Joinder and consolidation	52
	16.3	Miscellaneous	52

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NTPBV Share Sale and Purchase Agreement

Date ▶

Between the parties

Vendor

Nusa Tenggara Partnership BV

a limited liability company incorporated and existing under the laws of the Netherlands registered at the Chamber of Commerce’s Trade Registry under number 34349749, whose principal office is at Van Boshuizenstraat 12, 1083A Amsterdam

(the Vendor)

Vendor’s Guarantors

Newmont Mining Corporation

a company incorporated and existing under the laws of the state of Delaware whose principal executive office is located at 6363 South Fiddlers Green Circle, Greenwood Village, Colorado 80111, United States of America

(the First Vendor Guarantor)

and

Sumitomo Corporation a company incorporated and existing under the laws of Japan, whose registered address is at Harumi Triton Square Office Tower Y, 1-8-11 Harumi, Chou-ku, Tokyo, 104-8610, Japan

(the Second Vendor Guarantor)

(the First Vendor Guarantor and Second Vendor Guarantor together the Vendor’s Guarantors)

Purchaser

PT Amman Mineral Internasional

a company incorporated and existing under the laws of the Republic of Indonesia whose registered address is at Menara Karya Building, 6th Floor, Unit A,B,C, H, Jalan H.R. Rasuna Said, Block X-5, Kav. 1-2, Kelurahan Kuningan Timur, Kecamatan Setiabudi, Jakarta Selatan, Jakarta 12950 Indonesia

(the Purchaser)

Recitals	1

As at the date of this agreement, the Vendor is the holder of 3,827,071 (three million eight hundred twenty-seven thousand seventy-one) fully paid up shares of PTNNT, being approximately 56% (fifty six per cent) of the issued shares of PTNNT.

	2	As at the date of this agreement, PTIMI is the holder of 150,000 (one hundred and fifty thousand) fully paid up shares of PTNNT, being approximately 2.2% (two point two per cent) of the issued shares of PTNNT (the PTIMI Sale Shares).

	3	PTIMI has entered into the PTIMI SPA, on or about the date of this agreement, for the sale by PTIMI to the Purchaser of the PTIMI Sale Shares to occur simultaneously with, and as a condition to, Completion.

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4

As at the date of this agreement, PTPI is the holder of 1,216,812 (one million two hundred sixteen thousand eight hundred twelve) fully paid up shares of PTNNT, being approximately 17.8% (seventeen point eight per cent) of the issued shares of PTNNT.

5	Pursuant to the NVL-PTPI Loan Agreement, NVL made loans to PTPI.

6	In connection with the Purchaser’s acquisition of the Sale Shares from the Vendor, the Purchaser, NVL and the First Vendor Guarantor have entered into the PTPI Loan SPA on the terms specified therein in relation to the NVL-PTPI Loan Agreement and the arrangement and agreements relating to the NVL-PTPI Loan Agreement.

7	Subject to the satisfaction of the Conditions Precedent, and subject to the simultaneous closing under the PTIMI SPA, the PTPI Loan SPA and the MDB SPA, the Vendor agrees to sell and transfer to the Purchaser the Sale Shares and the Purchaser agrees to purchase and accept the transfer from the Vendor of the Sale Shares at Completion in accordance with the terms of this agreement.

The parties agree as follows:

1	Definitions and interpretation

1.1	Definitions

The meanings of the terms used in this agreement are set out below.

Term	Meaning

Accounts	the audited balance sheet of PTNNT as at the Accounts Date and the audited profit and loss account of PTNNT in respect of the financial year ending on the Accounts Date.

Accounts Date	31 December 2014.

Acquisition Financing	the bank facilities and any other financial indebtedness to be entered into by the Purchaser or its Related Bodies Corporate to partially fund any part of the Cash Payment Amount and amounts payable by the Purchaser or its Related Bodies Corporate in relation to this agreement, the MDB SPA and the Other Transaction Agreements and any Permitted Refinancing.

Act of God	1	unusually severe weather conditions, including floods and tropical storms;

	2	acts of war (whether war has been declared or is undeclared), acts of force by a foreign nation or other armed conflict or acts of sabotage or terrorism;

	3	earthquake, fire, explosion or collapse of buildings; or

	4	epidemic or pandemic.

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Term	Meaning

Anti-Corruption and Anti-Bribery Law	1	Indonesian Law No.11 of 1980 on Bribery;
	2	Indonesian Law No.28 of 1999 on State Apparatus that is Clean and Free from Corruption, Collusion and Nepotism;

	3	Indonesian Law No.31 of 1999 as amended by Law No.20 of 2001 on the Eradication of Corruption Action;

	4	Indonesian Government Regulation No.53 of 2010 on Civil Servant Discipline Regulation;

	5	Indonesian Government Regulation No. 42 of 2004 on the Development of the Civil Servant Corps and Civil Servant Code of Ethics; and

	6	any other applicable law, rule, regulation, decree, ministerial instruction and regulatory instructions and other instruments and letters issued by any relevant Governmental Authority in any jurisdiction which regulate anti-bribery and anti-corruption including the US Foreign Corrupt Practices Act of 1977 and the Japanese Unfair Competition Prevention Act.

Auditor	the auditor of PTNNT being, at the date of this agreement, Purwantono Suherman & Surja.

BKPM	the Indonesian Investment Coordinating Board (locally known in Indonesia as Badan Kordinasi Penanaman Modal).

Breach Remedial Period	has the meaning given in clause 10.2(a).

Breaching Party	has the meaning given in clause 10.2(a).

Bulk Leach Extractable Gold Intellectual Property	the unregistered Intellectual Property Rights developed, owned or developed and owned by the First Vendor Guarantor or its Related Bodies Corporate (excluding PTNNT) in respect of the process used by the First Vendor Guarantor to assess bulk leach extractable gold.

Business Day	any day, other than a Saturday or Sunday, when banks in Jakarta, the Republic of Indonesia, New York, the United States of America, Amsterdam, The Netherlands and Tokyo, Japan are open for business, unless otherwise agreed between the parties.

Business Records	all original and copies of the books, records, documents, information, accounts and data (whether machine readable or in printed form) owned by or relating to PTNNT or the property of PTNNT and any source material used to prepare them.

Calendar Day	all days in a month, including weekends and public holidays.

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Term	Meaning

Cash Payment Amount	US$1,010,209,757.02 (one billion ten million two hundred nine thousand seven hundred and fifty seven United States Dollars and two cents).

Claim	any claim, demand, legal proceedings or cause of action including any claim, demand, legal proceedings or cause of action:

	1	based in contract (including, breach of warranty);

	2	based in tort (including, misrepresentation or negligence);

	3	under common law;

	4	under statute; or

	5	under any implementing regulations,

in any way relating to this agreement, and includes a claim, demand, legal proceedings or cause of action arising from a breach of Warranty.

Collective Labour Agreement	the Collective Labour Agreement between PTNNT and the Labour Union of PTNNT for the period of 2015-2016 dated 29 May 2015.

Completion	the completion of the sale, purchase and transfer of the Sale Shares pursuant to this agreement.

Completion Date	the date on which Completion occurs, which date must be no later than the date falling seven (7) Business Days from the Conditions Precedent End Date, or as extended in accordance with clause 6.

Completion Date Dividend	has the meaning given in the Completion Date Dividend Distribution Deed.

Completion Date Dividend Distribution Deed	the agreement entitled ‘Completion Date Dividend Distribution Deed’ dated on the date of this agreement and entered into between the Purchaser, the Seller and NVL.

Completion Steps	the steps that each Transaction Party must carry out in relation to Completion which are set out in Schedule 1.

Conditions Precedent	the conditions precedent set out in clause 3.1.

Conditions Precedent End Date	the date which is 4 (four) months after the date of this agreement or any later date as may be agreed in writing by the Transaction Parties.

Contingent Deferred Payment Amount	up to US$225,000,000 (two hundred and twenty five million United States Dollars), payable in accordance with the Contingent Deferred Payment Deed.

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Term	Meaning

Contingent Deferred Payment Deed	the deed to be entered into between, amongst others, the Purchaser and the Vendor in relation to the payment of the Contingent Deferred Payment Amount in accordance with clause 5.4, in the form set out in Attachment 2.

Contract Area	the land described by the coordinates provided under the CoW and as reduced from time to time based on relinquishments made in accordance with the CoW, as set out in Attachment 15.

Control

(including with correlative meanings, the terms ‘Controlling’, ‘Controlled by’ and ‘under common Control with’) for the purposes of this agreement, a person (first person) has control of another person (second entity) if the first person, on its own or together with one or more other persons with whom it acts in concert:

	1	has the capacity to determine the outcome of decisions about the second entity’s financial and operating policies, including by having regard to:

• the practical influence the first person can exert (in addition to the rights it can enforce) over the second entity, including through family relationships; and

• any practice or pattern of behaviour affecting the second entity or its financial or operating policies;

	2	holds, directly or indirectly, the power to nominate, appoint or remove all or the majority of the directors or commissioners of the second entity;

	3	holds, directly or indirectly, the power to control the nomination, appointment or dismissal of any president director (or a person who occupies a position having substantially the same powers and functions as a president director) of the second entity, or in practice exercises such control having regard to considerations similar to those referred to in paragraph 1 above;

	4	holds, directly or indirectly, the power to exercise, or control the exercise of, the voting rights attaching to more than 50% of the securities entitled to vote at general meetings of the second entity, or in practice exercises such control having regard to considerations similar to those referred to in paragraph 1 above;

	5	holds, directly or indirectly, an economic or beneficial interest in more than 50% of the issued share capital of the second entity or derivative instruments conferring or potentially conferring a similar economic interest; or

	6	holds, directly or indirectly, a right to call for the issue or transfer of securities in the second entity which, if exercised in full, would result in the first person satisfying any of the above paragraphs.

CoW	the contract of work entered into between PTNNT and the Government of the Republic of Indonesia on 2 December 1986, which has been uploaded as document number 40.1 in the Electronic Data Room.

CoW MoU	the memorandum of understanding entered into between PTNNT and the Government of the Republic of Indonesia on 3 September

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Term	Meaning

2014 in relation to the proposed amendment to the CoW, which has been uploaded as document number 40.2 in the Electronic Data Room.

Data Room	has the meaning given to it in the definition of “Disclosure Materials”.

Deadrent	state revenue amounts payable by PTNNT to the Government of Indonesia in relation to the Contract Area (as such area has been adjusted under the CoW MoU) pursuant to the provisions under Government Regulation No. 9 of 2012 regarding Category and Tariff of Non-Tax State Revenue Applicable at the Ministry of Energy and Mineral Resources, as amended from time to time.

Defaulting Party	has the meaning given in clause 10.1(b).

Deferred Payments	each of the Metal Price Upside Payment Amount, the Elang Deferred Payment Amount and the Contingent Deferred Payment Amount.

Deferred Payment Deeds	each of:

	1	the Metal Price Upside Deferred Payment Deed;

	2	the Elang Deferred Payment Deed; and

	3	the Contingent Deferred Payment Deed.

Disclosed Claims	the litigation and other matters described in Attachment 4.

Disclosed Insurances	the insurance policies listed in Attachment 7.

Disclosure Materials	1	the documents and information contained in the data room established at the offices of Herbert Smith Freehills, Singapore Office, and made available to the Purchaser, its agents, advisers or representatives, the index of which is set out in Part A and Part B of Attachment 5 (the “Data Room”); and

	2	the documents and information contained in the data room hosted by Intralinks and established for the purpose of the transaction referred to in this agreement and made available to the Purchaser, its agents, advisers or representatives, the index of which is set out in Part A and Part B of Attachment 5 (the “Electronic Data Room”),

and in the event of any inconsistency between the index attached as Part A of Schedule 5 and the index attached as Part B of Schedule 5, the index attached as Part A of Schedule 5 will prevail in terms of determining whether a document or information is part of the Disclosed Materials.

Dispute	has the meaning given to it in clause 15.2.

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Term	Meaning

Dispute Notice	has the meaning given in clause 16.1(b).

Divestiture Shares	the 7% ownership interest in PTNNT held by the Vendor which may be required to be divested to the Government of the Republic of Indonesia, another part or level of the government in Indonesia, or to an Indonesian company or citizen in accordance with the CoW.

Due Date	has the meaning given in clause 5.7.

Elang Deferred Payment Amount	up to US$203,681,976.75 (two hundred and three million six hundred eighty-one thousand nine hundred seventy-six United States Dollars and seventy-five cents), payable in accordance with the Elang Deferred Payment Deed.

Elang Deferred Payment Deed	the deed to be entered into between, amongst others, the Purchaser and the Vendor in relation to the payment of the Elang Deferred Payment Amount in accordance with clause 5.4, in the form set out in Attachment 2A.

Electronic Data Room	has the meaning given to it in the definition of “Disclosure Materials”.

Encumbrances	any interest or power:

	1	reserved in or over an interest in any asset including, but not limited to, any retention of title; or

	2	created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, pledge, fiduciary, Indonesian law security rights over land (hak tanggungan), charge, lien (statutory or other), assignment by way of security, hypothecation, security interest, preferential right, trust or power or any other security agreement, by way of, or having similar commercial effect to, security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes, but is not limited to, any agreement to grant or create any of the above and, in the case of securities, includes any purchase option, call or similar right of a third party with respect to such securities.

Environment	the natural and man-made environment including all or any of the following media:

	1	air (including air within buildings and other natural or man-made structures above or below the ground);

	2	water;

	3	land; and

	4	any ecological systems and living organisms (including man) supported by those media.

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Term	Meaning

Environmental Laws	any relevant and applicable law, judicial or administrative order, consent, decree or judgment, relating to the Environment, human health or safety, health of animals and plants or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or Hazardous Substance or Waste into the environment including, without limitation, ambient air, soil, surface water, groundwater, wetlands, land, or subsurface area, otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, toxic substances or Hazardous Substances or Waste.

Environmental Liabilities	any and all claims, costs, charges, expenses, liabilities or obligations incurred or existing or to be incurred or that arise in the future in respect of the Operations under any Environmental Law or in relation to cleaning up, decontamination of, removing and disposing of debris or any property, facilities and all other structures from and for reinstating or reclaiming or preventing or continuing contamination of any area of land, wherever situated (in all cases in connection with the Operations) whether such claims, costs, charges, expenses, liabilities or obligations are incurred or existed before or after Completion or under or pursuant to or in relation to any Operations under the CoW or former licences or any operating agreements or other agreement to which PTNNT is or was a party or any other obligation and including, without limitation, any liability for anticipated rehabilitation, mine closure or necessary continuing maintenance and monitoring costs.

Environmental Permits	all necessary permits, licenses, consents, approvals, certifications, registrations, rulings, exemptions and other authorisations required by PTNNT under any Environmental Laws for the Operations or in relation to any of the HGB Properties or the Pinjam Pakai or the Port Lease.

Equity Amount	US$185,000,000 (one hundred eight-five million United States Dollars).

Escrow Account	the United States Dollars bank account of the Escrow Agent to be established in Singapore in accordance with the terms of the Escrow Agreement.

Escrow Agent	PT Bank Mandiri (Persero) Tbk, Singapore Branch, under the Escrow Agreement to manage the Escrow Account.

Escrow Agreement	the agreement in relation to the receipt, holding and release of the Equity Amount entered into between the Escrow Agent, the Purchaser and the Vendor on or about the date of this agreement.

Event of Default	any event specified in clause 10.2.

Exclusivity Payment	US$25,000,000 (twenty-five million United States Dollars), which amount has been paid by the Purchaser to the Vendor pursuant to the terms of the Exclusivity Deed.

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Term	Meaning

Exclusivity Deed	the exclusivity deed originally entered into between the Vendor, NVL, the Vendor’s Guarantors and PT AP Investment on 16 October 2015, as amended and restated pursuant to the Transaction Framework and Exclusivity Deed between the same parties and the Purchaser dated 23 December 2015 and further amended and extended on 23 March 2016.

Export Duties	the duties payable to the government of the Republic of Indonesia in connection with the export of concentrate by PTNNT pursuant to Minister of Finance Regulation 75/PMK.011/2012 on Determination on Export Goods Which Are Imposed by Export Duty and Export Tariff (including its amendments) and the CoW (as amended by the CoW MoU), and includes any interest, fine, penalty, charge, fee or any other amount imposed in respect of any of such duties.

Export License	Letter No. 03.PE-08.15.0019 from the Director General of Foreign Trade to PTNNT dated 20 November 2015 regarding the Approval for the Export of Processed Mining Products.

Failing Party	has the meaning given in clause 6.3(a).

Final Payment	the amount of the Cash Payment Amount minus the Initial Payment.

Freeport Agreement	the refining facility cooperation agreement dated 13 April 2016 entered into between PTNNT and PT Freeport Indonesia, which has been uploaded as document number 41.5 in the Electronic Data Room.

Guaranteed Obligations	has the meaning given to it in clause 14.1(a).

Government Official	any person who would constitute:

	1	a “foreign official” as defined in the US Foreign Corrupt Practices Act of 1977;

	2	a “civil servant” as defined in the Indonesian Law No. 5 of 2014 Regarding the State’s Civil Apparatus; or

	3	the equivalent or similar position pursuant to other Anti-Corruption and Anti-Bribery Laws,

including any individual who holds a legislative, administrative or judicial position, including any government minister, elected representative of a national or regional assembly, official of a political party, civil servant, magistrate or judge or any employee, officer, agent or other person acting in an official capacity for a Governmental Authority.

Governmental Authority	any government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency, entity, commission, court, tribunal, official or other instrumentality of the Republic of Indonesia, the Netherlands or any other country or any state, province, county, city or other political subdivision.

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Term	Meaning

Harm	harm to the Environment, or in the case of a person, harm to his health or property.

Hazardous Substances	any material, substances or organism which, alone or in combination with others, is capable of causing Harm, including radioactive substances and materials containing asbestos.

HGB Properties	the properties listed in Parts A and B of Attachment 6.

Holding Company	a body corporate that owns or controls enough voting shares in another body to Control that other body corporate.

Identified Certificate	the properties listed in Part B of Attachment 6.

IGAAP	the accounting principles, standards and practices which are generally accepted in Indonesia.

Immediately Available Funds	cash or telegraphic or other electronic means of transfer of cleared funds into a bank account nominated in advance by the payee.

Indonesian Translation	has the meaning given in clause 15.3(b).

Initial Payment	US$50,000,000 (fifty million United States Dollars), which comprises:

	1	the amount of the Exclusivity Payment; and

	2	US$25,000,000 (twenty-five million United States Dollars), being the amount to be paid by the Purchaser to the Vendor in accordance with clause 5.2(a),

and which for the avoidance of doubt is a deposit on the Purchase Price.

Intellectual Property Rights	copyrights, database rights, design rights, trademarks (including all goodwill in them), patents, rights in inventions, moral rights, domain names, know-how, confidential information and any other intellectual or industrial property rights subsisting anywhere in the world (including all registrations and applications for registration of any of the above).

LIBOR	the display rate per annum of the offered quotation for deposits in US$ for a period of 1 month which appears on the Reuters Screen LIBOR01 page (or such other page as the Transaction Parties may agree) at or about 11.00am London time on the Due Date.

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Term	Meaning

Licensed Intellectual Property	the Intellectual Property Rights owned by the First Vendor Guarantor or its Related Bodies Corporate (excluding PTNNT) which are used at PTNNT as at the Completion Date in relation to the software application in relation to MORS (the mine operator reporting system) used at the Operations.

Loss	losses, liabilities, damages, costs, charges and expenses and includes Taxes.

Management Accounts	1	as of the date of this agreement, the quarterly unaudited balance sheet and profit and loss accounts of PTNNT as of 31 March 2016; and

	2	as of the Completion Date, the most recent unaudited balance sheet and profit and loss accounts of PTNNT that have been prepared by PTNNT prior to Completion for the quarterly period falling immediately prior to Completion.

Material Adverse Event	1

a geotechnical event, an Act of God or any work stoppage, strike or other concerted action by the employees of PTNNT occurring within the Contract Area or any change in law or regulation that causes significant interruption of mining or milling operations of PTNNT and such interruption has continued for, or could reasonably be expected to continue for, a period of 3 months or longer;

	2	the passing of any new law or new regulation or material amendment of any existing law or existing regulation, where such new law or new regulation or such material amendment prevents or could reasonably be expected to prevent PTNNT from being able to export production from its Operations within the Contract Area outside of Indonesia for a period of three months or longer;

	3	the revocation or termination of the CoW, whereby such revocation or termination results in PTNNT not holding any equivalent mineral rights or other mining concessions to conduct the Operations within the Contract Area; or

	4	any revocation, termination or suspension of the New Export License.

Material Assets	the assets listed in Attachment 13.

Material Contracts	the contracts entered into by PTNNT listed in Attachment 10.

Material Permits	the permits, licences, consents, approvals and other authorisations listed in Attachment 8.

MDB	PT Multi Daerah Bersaing, a limited liability company incorporated and existing under the laws of the Republic of Indonesia.

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Term	Meaning

MDB Sale Shares	1,640,177 (one million six hundred forty thousand one hundred seventy seven) fully paid-up shares of PTNNT held by MDB, being approximately 24% (twenty four per cent) of the issued shares of PTNNT.

MDB SPA	the sale and purchase agreement between MDB and the Purchaser dated on or about the date of this agreement for the sale and transfer of the MDB Sale Shares to the Purchaser to occur simultaneously with and as a condition to Completion.

MEMR	the Indonesian Ministry of Energy and Mineral Resources (locally known in Indonesia as Kementrian Energi dan Sumber Daya Mineral).

Metal Price Upside Deferred Payment Deed	the deed to be entered into between, amongst others, the Purchaser and the Vendor in relation to the payment of the Metal Price Upside Payment Amount in accordance with clause 5.4, in the form set out in Attachment 3.

Metal Price Upside Payment Amount	up to US$229,716,630.12 (two hundred twenty-nine million seven hundred sixteen thousand six hundred thirty United States Dollars and twelve cents), payable in accordance with the Metal Price Upside Deferred Payment Deed.

Money Laundering Laws	has the meaning given to it in paragraph 25(i) of Schedule 2.

New Export License	Letter No. 03.PE-08.16.0001 from the Director General of Foreign Trade to PTNNT dated 25 May 2016 regarding the Approval for the Export of Processed and/or Refined Mining Products.

Newmont Global Insurances	the insurances listed in Part A of Attachment 7.

NIL	Newmont Indonesia Limited, a corporation established under the laws of the State of Delaware whose registered address is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, United States of America.

NMC Intellectual Property	1	the registered Intellectual Property Rights in the name of the First Vendor Guarantor or its Related Bodies Corporate (excluding PTNNT), as set out in Attachment 17; and

	2	the Bulk Leach Extractable Gold Intellectual Property.

Non-Breaching Party	has the meaning given in clause 10.2(a).

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Term	Meaning

Non-Defaulting Party	1	if the Purchaser is the Defaulting Party, the Vendor; or

	2	if the Vendor or any of the Vendor’s Guarantors is the Defaulting Party, the Purchaser.

Notifying Party	has the meaning given in clause 6.3(a).

NVL	NVL (USA) Limited, a corporation established under the laws of the State of Delaware whose registered address is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, United States of America.

NVL-PTPI Loan Agreement	the loan agreement between NVL (as lender) and PTPI (as borrower) as last amended and restated on 22 October 2012, a copy of which is attached to the PTPI Loan SPA.

Operations	all activities of PTNNT associated with:

	1	exploring for and developing mineral resources and reserves;

	2	carrying out mining, milling, processing, and electrical generation;

	3	operating all transport and logistics and ore/concentrate/mill tailings handling facilities;

	4	maintaining, operating and protecting its assets, obtaining permits, licenses, and authorizations and government relations, community relations and social responsibility and community development;

	5	acquiring materials, plant, equipment and supplies; and

	6	the marketing and sale of concentrate.

Other Agreements	each of:

	1	the CoW and the CoW MoU;

	2	the PTNNT-PTPI Loan Agreement;

	3	the Collective Labour Agreement;

	4	the Grant Agreements between PTNNT and Regional Police of West Nusa Tenggara dated 18 March 2016, which have been uploaded as document numbers 38.56.2 and 38.57.2 in the Electronic Data Room;

	5	the Co-operation Agreement between PTNNT and Regional Police of West Nusa Tenggara dated 4 September 2015, which has been uploaded as document number 38.55 in the Electronic Data Room;

	6	the Grant Agreement between PTNNT and the Government of West Sumbawa Regency dated 24 November 2015, which has been uploaded as document number 38.59 in the Electronic Data Room;

	7	the joint account agreement dated 5 September 2014 between PTNNT and the Indonesian Director General of Minerals and Coal pertaining to the US$25,000,000 (twenty five million United States Dollars) smelter surety deposit, which has been uploaded as document number 40.5 in the Electronic Data Room;

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Term	Meaning

	8	the Freeport Agreement;

	9	the various copper concentrate sale and purchase agreements entered into after the date of this agreement on terms and conditions substantially similar to the copper concentrate sale and purchase agreements listed in the Material Contracts;

	10	the conditional copper concentrate sale and purchase agreement dated 5 December 2013 between PTNNT and PT Indosmelt, which has been uploaded as document number 44.5 in the Electronic Data Room;

	11	the conditional copper concentrate sale and purchase agreement dated 27 November 2013 between PTNNT and PT Nusantara Smelting, which has been uploaded as document number 44.4 in the Electronic Data Room;

	12	the Lease agreement between PT Rajawali Adiwisma (Lessor) and PTNNT (Lessee) regarding Menara Rajawali, 26th Floor, Kawasan Mega Kuningan Lo/#5.1, Jakarta dated 20 September 2010, which has been uploaded as document number 20.7.3 in the Electronic Data Room;

	13	the Port Lease;

	14	the Land lease of 1.5 hectares land (Hak Milik Certificate No. 54 dated 6 May 1992) at Lemurung Kamp, Lemurung Village, Ropang, Sumbawa between PTNNT (Tenant) and G. Slamet Rochadi (Owner), as amended by Change Orders #01 - #06, which have been uploaded as document numbers 20.7.8.1 – 20.7.8.7 in the Electronic Data Room; and

	15	any renewal or replacement of a Material Contract in the ordinary course in circumstances where the Vendor has consulted with the Purchaser prior to such renewal or replacement in accordance with clause 4.2(j).

Other Transaction Agreements	each of:

	1	the PTIMI SPA; and

	2	the PTPI Loan SPA.

Permitted Encumbrance	1	any lien created by operation of law and arising in the ordinary course of business securing an obligation that is not yet due;

	2	any lien for the unpaid balance of purchase money under an instalment contract entered into in the ordinary course of business;

	3	any Encumbrance created under or pursuant to the PTNNT Facility Agreement; and

	4	any Encumbrance permitted in writing by the Purchaser,

which affects or relates to any of the assets of PTNNT.

Permitted Refinancing	any refinancing of the Acquisition Financing the proceeds of which are promptly and directly applied to repay all or part of the amounts under the Acquisition Financing; provided, that such refinancing is no more than the amount outstanding under the Acquisition Financing as of the date of such refinancing.

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Term	Meaning

Pinjam Pakai	1	Minister of Forestry Decree No. SK.501/Menhut-II/2009 dated 1 September 2009 regarding Borrow and Use Permit of Forest at the Protected Forest, Limited Production Forest and Permanent Production Forest Areas at Pucak Ngenges Selalu Legini Forest Group (RTK.72) West Sumbawa Regency, West Nusa Tenggara Province (as amended by Minister of Forestry Decree No. SK.567/Menhut-II/2010 dated 11 October 2010 and Letter No. S.286/Menhut.VII/PKH/2012 dated 19 April 2012) and covering an area of 6,417.295 Ha; and

	2	Minister of Forestry Decree No. SK.525/Menhut-II/2010 dated 27 September 2010 regarding extension of Borrow and Use Permit for forest area for Exploration of Gold and Other Related Mineral located at Sumbawa Regency and West Sumbawa Regency, West Nusa Tenggara Province, with the area of 70,618 Ha.

Port Lease	the Lease Agreement No. AL.003/117/X/P.BNT-2003 (as amended by Agreement No. PU.901/1/15/PLB.BNT-09 and further amended by Agreement No. PU.901/1/8/KPL.BNT-15) in respect of the water surfaces for special port in Benete Bay entered into between the Directorate General of Sea Transportation (as the lessor) and PTNNT (as the lessee).

Post-Completion Resolutions	resolutions of the shareholders of PTNNT in the form attached as Part B of Attachment 18 to this agreement.

Pre-Completion Resolutions	resolutions of the shareholders of PTNNT in the form attached as Part A of Attachment 18 to this agreement.

PTIMI	PT Indonesia Masbaga Investama, a limited liability company incorporated and existing under the laws of the Republic of Indonesia whose registered address is at Menara Rajawali, Lantai 6, Jalan Mega Kuningan Lot #5.1, Kawasan Mega Kuningan, Jakarta Selatan.

PTIMI Sale Shares	has the meaning given to it in the recitals to this agreement.

PTIMI SPA	the sale and purchase agreement between PTIMI and the Purchaser dated on or prior to the date of this agreement for the sale and transfer of the PTIMI Sale Shares to the Purchaser to occur simultaneously with and as a condition to Completion.

PTNNT	PT Newmont Nusa Tenggara, a limited liability company incorporated and existing under the laws of the Republic of Indonesia whose registered address is at Jl Mega Kuningan Lot 5.1 Menara Rajawali, Lt 26, Kuningan Timur, Setia Budi Jakarta Selatan 12950.

PTNNT-PTPI Loan Agreement	the loan agreement between PTNNT (as lender) and PTPI (as borrower) dated 20 May 2008, which has been uploaded as document number 25.1 in the Electronic Data Room.

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Term	Meaning

PTNNT Facility Agreement	the PTNNT revolving credit agreement between, among others, PTNNT and the banks listed therein as lenders dated 27 May 2011, which has been uploaded to folder 43 in the Electronic Data Room.

PTNNT Insurances	the insurances listed in Part B of Attachment 7.

PTNNT Intellectual Property	the Intellectual Property Rights owned by PTNNT, as listed in Attachment 9.

PTNNT IT Hardware	the information technology assets listed in Attachment 11.

PTNNT Software Licenses	the software licences listed in Attachment 12.

PTPI	PT Pukuafu Indah, a limited liability company incorporated under and by virtue of the laws of the Republic of Indonesia, having its office at Gedung Ariobimo Sentral, 3rd floor, Jalan H.R. Rasuna Said X-2, Kaveling 5, Kuningan Timur, Setiabudi, South Jakarta 12950.

PTPI Loan SPA	the sale and purchase agreement – PTPI loan between NVL (as the original lender), the First Vendor Guarantor (as original lender guarantor) and the Purchaser (as the new lender) in connection with the sale by NVL and the purchase by the Purchaser of all of NVL’s rights and obligations under the NVL-PTPI Loan Agreement.

Purchaser Group Structure	the certified copy of the corporate group structure of the Purchaser and its Holding Companies provided to the Vendor prior to the date hereof.

Related Agreement	1	the PTPI Loan SPA;

	2	Elang Deferred Payment Deed;

	3	Metal Price Upside Deferred Payment Deed;

	4	Contingent Deferred Payment Deed;

	5	Completion Date Dividend Distribution Deed; and

	6	the agreement entitled PTIMI Guarantee between the First Vendor Guarantor and the Purchaser entered into on or about the date of this agreement.

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Term	Meaning

Related Bodies Corporate	in respect of a party, a body corporate which:

	1	is a Holding Company of that party;

	2	is a subsidiary of that party;

	3	is a subsidiary of the Holding Company of that party;

	4	Controls that party;

	5	is Controlled by that party; or

	6	is under the common Control of a body corporate which Controls that party.

Related Party Transactions	each of the agreements entered into between PTNNT and its Related Bodies Corporate.

Remedying Period	has the meaning given in clause 6.3(a).

Royalties	the royalty payable to the government of the Republic of Indonesia upon minerals produced by PTNNT within the Contract Area pursuant to the terms of CoW (including any amendments thereto pursuant to the CoW MoU) and includes any interest, fine, penalty, charge, fee or any other amount imposed in respect of any such royalty.

Rules	has the meaning given in clause 16.1(b).

Rupiah or Rp	Indonesian Rupiah, the lawful currency of the Republic of Indonesia.

Sale Shares	3,827,071 (three million, eight hundred and twenty-seven thousand, and seventy-one) shares held by the Vendor in PTNNT.

Sale Shares Transfer Deed	has the meaning given in paragraph 1(a) of Schedule 1.

Sanction Authority	has the meaning given to it in paragraph 25(c) of Schedule 2.

Sanctions	has the meaning given to it in paragraph 25(c) of Schedule 2.

Sanctions Laws	has the meaning given to it in paragraph 25(d) of Schedule 2.

Senior Employee	each of the employees of PTNNT listed in Attachment 14.

Tailings Permit	the Decree of Minister of Environment No. 92 of 2011 dated 5 May 2011 on Tailing Dumping at Sea Bed License (Izin Dumping Tailing di Dasar Laut) as amended by the Decree of Minister of Environment No. 1018.10 of 2014 dated 13 October 2014.

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Term	Meaning

Tax	all forms of taxation duties, imposts, fees, levies, withholdings, contributions and similar charges imposed by any national, federal, state, provincial, local or any other competent Taxing Authority including income tax, corporation tax, transfer tax, capital gains tax, inheritance tax, value added tax, environmental tax, customs and other import duties or Export Duties, stamp, transaction or registration duty or similar charge, reserve tax, national insurance, social security or other similar contributions, and any interest, penalty, surcharge or fine relating to any of the above.

Tax Demand	has the meaning given to it in clause 5.6(b).

Taxing Authority	any Governmental Authority having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

Tax Warranties	means the warranties given by the Vendor set out in paragraph 4 of Schedule 2 and Tax Warranty shall mean any of them.

Termination Payment	an amount in United States Dollars equal to the amount of all Losses (up to a maximum amount of US$10,000,000 (ten million United States Dollars) incurred by:

	1	the Purchaser or its Related Bodies Corporate; or

	2	the Vendor, the Vendor’s Guarantor or their Related Bodies Corporate (as applicable),

in relation to the transactions contemplated herein as notified (with appropriate evidence) in accordance with clause 10.5.

Transaction Documents	means each of:

	1	this agreement;

	2	(with effect from Completion) the Deferred Payment Deeds;

	3	the Other Transaction Agreements;

	4	the Completion Date Dividend Distribution Deed; and

	5	(once effective) the Transition Services Agreement.

Transaction Party	each of the Vendor and the Purchaser.

Transition Services Agreement	the transition services agreement to be entered into between (among others) the Vendor, the Purchaser and PTNNT, prior to Completion, in relation to the transition of the Operations from the Vendor and its Related Bodies Corporate to the Purchaser and its Related Corporate in form and substance satisfactory to the Transaction Parties.

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Term	Meaning

Translation Notice	has the meaning given in clause 15.3(b).

United States Dollars or US$	the lawful currency of the United States of America.

Vendor Bank Account

the United States Dollars bank account in the name of the Vendor or its nominee with the following details:

Nusa Tenggara Partnership B.V.

Account number: XX.XX.XX.XXX

IBAN: XXXXXXXXXXXXXXXXXX

Bank: ABN AMRO

BIC: ABNANL2A

Warranties	the representations and warranties in Schedule 2.

Waste	any waste, including any by-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

1.2	Interpretation

In this agreement, headings and bold type are for convenience only and do not affect the interpretation of this agreement and, unless the context otherwise requires:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(d)	references to clauses and schedules are to clauses of and schedules to this agreement and references to paragraphs are to paragraphs of the relevant schedule;

(e)	the schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement and any reference to this agreement includes the schedules;

(f)	the words ‘include’, ‘includes’ and ‘including’ shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(g)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any government agency or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors and permitted assigns;

(h)	a reference to writing or written includes fax (unless otherwise expressly provided for in this agreement);

(i)	a reference to any thing (including any right) includes a part of that thing but nothing in this clause 1.2(i) implies that performance of part of an obligation constitutes performance of the obligation;

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(j)	a reference to a clause, party, attachment or schedule is a reference to a clause of, and a party, attachment and schedule to, this agreement and a reference to this agreement includes any attachment and schedule;

(k)	a reference to a document includes all amendments or supplements to, or replacements or novations of, that document from time to time;

(l)	unless otherwise provided, a reference to a statute or statutory provision, is a reference to it as amended, extended or re-enacted from time to time, and shall include all subordinate legislation made from time to time under that statute or statutory provision;

(m)	any reference to a legal term of England and Wales for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England and Wales, be deemed to include a reference to that which most nearly approximates to the legal term of England and Wales in that jurisdiction;

(n)	a reference to a party to any document includes that party’s heirs, successors, and permitted assigns and transferees;

(o)	no provision of this agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this agreement or that provision;

(p)	a reference to $ or US$ is to United States Dollars;

(q)	a reference to liquidation includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding-up, dissolution, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death; and

(r)	for the avoidance of doubt, references in clauses 2.5 and 7.7 to PTNNT shall also refer to PTNNT by any other legal name change (including PT Amman Mineral Nusa Tenggara).

1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2	Agreement to sell and purchase the Sale Shares

2.1	Sale Shares

Subject to the Conditions Precedent and in accordance with the terms of this agreement, on the day for Completion determined under clause 6.1, the Vendor must sell and transfer, and the Purchaser must buy and accept the transfer of, the Sale Shares.

2.2	Associated rights

The Vendor shall sell with full title guarantee, and the Purchaser shall purchase, the Sale Shares free and clear from any Encumbrances and from all other rights exercisable by third parties (except pursuant to the rights of the Government of Indonesia or any party nominated by the Government of Indonesia in respect of the Divestiture Shares as provided for in the CoW) together with all rights:

(a)	attached to them as at the date of this agreement; and

(b)	that accrue between the date of this agreement and Completion, including all rights to any dividend or other distribution declared, made or paid after the date of this agreement.

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2.3	Consideration

The total consideration for the sale of the Sale Shares shall be the payment by the Purchaser of the aggregate of:

(a)	the Cash Payment Amount;

(b)	the Contingent Deferred Payment Amount (if any);

(c)	the Elang Deferred Payment Amount (if any); and

(d)	the Metal Price Upside Payment Amount (if any),

which shall be paid as follows:

(1)	the Cash Payment Amount must be paid or delivered by the Purchaser to the Vendor in accordance with the terms of clause 5 of this agreement; and

(2)	the Contingent Deferred Payment Amount, the Elang Deferred Payment Amount and the Metal Price Upside Payment Amount shall be paid in accordance with the relevant Deferred Payment Deeds.

2.4	Title and risk

Full and complete title to and risk in the Sale Shares passes to the Purchaser at Completion.

2.5	Use of NMC property

(a)	Notwithstanding anything else in this agreement, the Transaction Parties acknowledge and agree that the Purchaser shall not acquire any legal title to (and PTNNT has no legal title to) and the Purchaser and, following Completion, PTNNT shall have no right to use any of the NMC Intellectual Property and must not use any NMC Intellectual Property, other than as expressly permitted by the Transition Services Agreement or as set out in clause 2.5(b).

(b)	Notwithstanding anything else in this agreement, the Transaction Parties acknowledge and agree that the Purchaser shall not acquire any legal title to (and PTNNT has no legal title to) the Licensed Intellectual Property and the Vendor hereby grants PTNNT an irrevocable non-exclusive perpetual non-assignable royalty-free license to use:

(1)	the Licensed Intellectual Property; and

(2)	the registered Intellectual Property Rights in the name of the First Vendor Guarantor or its Related Bodies Corporate (excluding PTNNT), as set out in Part B of Attachment 17,

that is in use at the Operations as at Completion on the condition that such license cannot be sub-licensed to any third parties.

(c)	The Vendor acknowledges and agrees that the Purchaser and its Related Bodies Corporate do not have any obligation to update or otherwise maintain the Licensed Intellectual Property and it is licensed to PTNNT on an as-is basis.

(d)	The license granted in clause 2.5(b) is given for the benefit of PTNNT and is intended to be enforceable by PTNNT in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

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3	Conditions Precedent

3.1	Conditions Precedent

Completion is subject to and conditional upon, and clauses 6 and 7 do not become binding on the parties and are of no force or effect unless and until:

(a)	each of the following conditions precedent are satisfied by the Vendor (or waived in accordance with clause 3.4) (the “Vendor Conditions Precedent”):

(1)	approval of the shareholders of the Vendor in accordance with the articles of association of the Vendor to the transfer of the Sale Shares from the Vendor to the Purchaser and the other transactions contemplated under this agreement; and

(2)	the Vendor and PTIMI approving twice: firstly at or around the date of this agreement, and secondly with an effective date at any time after the lapse of thirty Calendar Days from the date of the announcement in the form set out in Part A of Attachment 16, by either signing a circular resolution or voting at an extraordinary general meeting of the shareholders of PTNNT in favour of the Pre-Completion Resolutions;

(b)	each of the following conditions precedent have been satisfied (or waived in accordance with clause 3.4) (the “Mutual Conditions Precedent”):

(1)	PTPI and MDB approving twice: firstly at or around the date of this agreement, and secondly with an effective date at any time after the lapse of thirty Calendar Days from the date of the announcement in the form set out in Part A of Attachment 16, by either signing a circular resolution or shareholders of PTNNT holding at least 75% of the total issued shares of PTNNT voting at an extraordinary general meeting of the shareholders of PTNNT in favour of the Pre-Completion Resolutions;

(2)	Purchaser and Vendor having agreed the mechanism for repayment by PTNNT of the aggregate outstanding liabilities under the PTNNT Facility Agreement at Completion;

(3)	receipt of approval from MEMR and BKPM in respect of the transfer of the Sale Shares, the PTIMI Sale Shares and the MDB Sale Shares from the Vendor, PTIMI and MDB, respectively, to the Purchaser;

(4)	no Material Adverse Event having occurred prior to the date the last of these Conditions Precedent are waived or satisfied;

(5)	the satisfaction (or waiver) of each of the conditions precedent in the Other Transaction Agreements (except for this corresponding condition precedent in each of the Other Transaction Agreements);

(6)	the satisfaction (or waiver) of each of the conditions precedent in the MDB SPA in accordance with the terms thereof (except for this corresponding condition precedent in the MDB SPA);

(7)	publication of the announcement in the form set out in Part A of Attachment 16 of the share transfers contemplated by this agreement in at least one (1) Indonesian daily newspaper;

(8)	evidence that a tailings permit has been issued by the Ministry of Forestry and Environment to replace the Tailings Permit for a period of at least five years from the date of issuance;

(9)	if the Export License has expired, evidence that an approval to export processed mining products for a period of at least six months from the date of issuance has been issued by the Ministry of Trade to replace the Export License; and

(10)	an announcement in the form set out in Part B of Attachment 16 of the share transfers contemplated by this agreement being made to the employees of PTNNT.

3.2	Notice

Each Transaction Party must promptly notify the other parties in writing if it becomes aware that any Condition Precedent has been satisfied or has become incapable of being satisfied within two (2) Business Days of becoming aware of the same.

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3.3	Reasonable endeavours

(a)	The Purchaser and Vendor (as relevant in respect of the Transaction Documents to which it is a party) must use all reasonable endeavours to ensure that the Mutual Conditions Precedent are satisfied as expeditiously as possible and in any event on or before the Conditions Precedent End Date and in particular:

(1)	each party must as soon as reasonably practicable at their own cost provide to each other party all other information reasonably required to enable that other party to prepare any document required to satisfy the Mutual Conditions Precedent; and

(2)	each party must otherwise co-operate with, and comply with all reasonable requests of, each other party for the purposes of procuring the satisfaction of any Mutual Conditions Precedent and must not take any action that will or is reasonably likely to materially hinder or prevent the satisfaction of any Mutual Conditions Precedent.

(b)	The Vendor must use all reasonable endeavours to ensure that the Vendor Conditions Precedent are satisfied as expeditiously as possible and in any event on or before the Conditions Precedent End Date.

(c)	Each Transaction Party must keep each other Transaction Party informed of the progress towards satisfaction of its obligations under clause 3.1.

3.4	Waiver and Extension

(a)	The Mutual Conditions Precedent set out in clauses 3.1(b)(1), 3.1(b)(3), 3.1(b)(5), 3.1(b)(7) and 3.1(b)(10) are for the benefit of both Transaction Parties and may only be waived by written agreement of both Transaction Parties.

(b)	The Mutual Conditions Precedent set out in clauses 3.1(b)(2), 3.1(b)(4), 3.1(b)(6), 3.1(b)(8) and 3.1(b)(9) and the Vendor Conditions Precedent are for the benefit of the Purchaser and may only be waived by written agreement of the Purchaser. If any of the Vendor Conditions Precedent are not satisfied by the Vendor or waived by the Purchaser in accordance with this clause 3.4 by the Conditions Precedent End Date, then the Purchaser may defer the Conditions Precedent End Date for a period of up to forty-five (45) Business Days.

3.5	Termination

(a)	If any of the Mutual Conditions Precedent has not been satisfied or waived in accordance with clause 3.4 on or before the Conditions Precedent End Date, then, unless otherwise agreed in writing by the Transaction Parties, this agreement shall automatically terminate and the provisions of clause 3.6 shall apply.

(b)	If any of the Vendor Conditions Precedent has not been satisfied or waived in accordance with clause 3.4(b) on or before the Conditions Precedent End Date, then the Vendor shall be deemed a Defaulting Party under clause 10.2(c) and the provisions of clause 10 shall apply.

3.6	Effect of termination

If this agreement is terminated under clause 3.5(a), then:

(a)	there is no obligation on any party to undertake or perform any of the other actions to implement the Transaction Documents, but such termination does not affect a party’s accrued rights and obligations at the date of termination;

(b)	each party is released from its obligations to further perform its obligations under this agreement and any Transaction Document, except those expressed to survive termination;

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(c)	to the extent that actions have already been undertaken to implement the Transaction Documents, the parties must do everything reasonably required to reverse those actions;

(d)	the parties shall procure (to the extent necessary) that the Transaction Documents are terminated in accordance with their terms;

(e)	the provisions of clause 10.4 shall apply;

(f)	the Initial Payment (plus all interest accrued on such Initial Payment) in full and original amount shall be returned to the Purchaser by the Vendor in Immediately Available Funds to the bank account nominated by the Purchaser in writing no later than 3 Business Days of notice of such bank account or the date of termination (whichever is the later) and none of the parties will have any claim for damages under this agreement except as otherwise set out in this agreement; and

(g)	the rights and obligations of each party under each of the following clauses and schedules will continue in effect and survive termination of this agreement:

(1)	clause 1 (Definitions and interpretation);

(2)	clause 3.6 (Effect of termination);

(3)	clause 5.2(c) (Initial Payment and payment of the Equity Amount);

(4)	clause 10.4 (Return of confidential information);

(5)	clause 12 (Confidentiality);

(6)	clause 14 (Guarantee by Vendor’s Guarantors);

(7)	clause 15 (General provisions); and

(8)	clause 16 (Dispute resolution).

4	Period before Completion

4.1	Pre-Completion conduct of the Vendor

Subject to clause 4.3, between the date of this agreement and the earlier of Completion or termination of this agreement, the Vendor must ensure that PTNNT does not (and does not agree, conditionally or otherwise, to):

(a)	declare or pay any dividends or distributions whether of capital or profit, or buy back or agree to buy back any of its shares or repay any shareholder loans or quasi-equity interests;

(b)	issue any shares, options or other securities or any instruments that are convertible into securities in PTNNT;

(c)	vary the rights attaching to any of its shares or other securities;

(d)	take any steps to enter into any liquidation, administration or winding up proceedings unless legally required to do so;

(e)	alter its articles of association; or

(f)	acquire or subscribe for any shares or interest in a corporate entity, acquire the whole or any material part of the undertaking, assets or business of any other corporate entity, establish any subsidiary undertaking or enter into any joint venture, profit (or loss) sharing agreement or partnership with any other corporate entity.

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4.2	Pre-Completion conduct of PTNNT

Subject to clause 4.3, between the date of this agreement and the earlier of Completion or termination of this agreement, the Vendor must use its best endeavours to ensure that PTNNT does not (and does not agree, conditionally or otherwise, to):

(a)	acquire or dispose of (or grant any option, lease, licence or other third party right in respect of) any material asset except in the ordinary and usual course of business;

(b)	terminate or withdraw from any partnership, joint venture or any other incorporated association;

(c)	commence, settle or compromise any material claim, litigation or arbitration relating to or otherwise concerning PTNNT or the Operations (including any defence of or response to any regulatory action taken against PTNNT);

(d)	destroy or otherwise dispose of any material Business Records except in the ordinary and usual course of business and consistent with past practice;

(e)	amend, modify or waive any rights under the PTNNT Facility Agreement or the PTNNT-PTPI Loan Agreement, except as permitted pursuant to the PTPI Loan SPA;

(f)	create any Encumbrance over any of its assets or rights other than a Permitted Encumbrance;

(g)	execute any amendment to the CoW or enter into any binding agreement or arrangement relating to any proposed amendments to the CoW;

(h)	make capital expenditures or commitments in aggregate in excess of US$5,000,000 except in the ordinary and usual course of business and reasonably consistent with past practices;

(i)	enter into any new contract the value or the aggregate liability of which exceeds US$1,000,000, except in the ordinary course and with prior consultation with the Purchaser;

(j)	terminate or vary any Material Contract except for the renewal or replacement of a Material Contract in the ordinary course in circumstances where the Vendor has consulted with the Purchaser prior to such renewal or replacement;

(k)	dismiss (except for disciplinary action in accordance with existing policies) or make any material changes to the existing terms of employment of any Senior Employee;

(l)	establish any new profits sharing, bonus, incentive or pensions schemes except such changes to the existing incentive plans in the ordinary and usual course of business and reasonably consistent with past practices;

(m)	make any change in the accounting methods, principles or practices used by PTNNT (except for changes required by IGAAP or in the ordinary and usual course of business) or replace its Auditor; and

(n)	operate in a manner which is a material deviation from the ordinary and usual course of business and reasonably consistent with the past practices of PTNNT.

The Vendor shall promptly notify the Purchaser in the event that PTNNT undertakes any of the foregoing actions and the Vendor and the Purchaser shall discuss appropriate remedial actions, if any, to rectify such actions.

4.3	Vendor and PTNNT permitted acts

Nothing in clause 4.1 or clause 4.2 restricts the Vendor or PTNNT from:

(a)	doing anything or allowing anything to be done:

(1)	that is specifically contemplated in this agreement or any Transaction Document;

(2)	as required by applicable law or regulation or to reasonably and prudently respond to an operational emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property);

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(3)	that is necessary for PTNNT to meet its legal or existing contractual obligations as at the date of this agreement and those contractual obligations created in the ordinary course;

(4)	to commence any claim or litigation related to Tax in the ordinary course of business and consistent with past practice; and

(5)	which is first approved in writing by the Purchaser, such approval not to be unreasonably withheld or delayed;

(b)	continuing discussions with PT Freeport Indonesia and participating in feasibility studies, in each case in connection with the construction of a smelter pursuant to the Freeport Agreement;

(c)	continuing its non-binding negotiations with the Government of the Republic of Indonesia for an amendment to the CoW, provided that the Vendor shall consult with the Purchaser in respect of all material negotiations and shall not without the express written consent of the Purchaser enter into any binding arrangements to amend the CoW;

(d)	terminating any of the Related Party Transactions provided such termination does not result in any material additional obligation or liability on PTNNT; or

(e)	convening (or voting in favour at) an Extraordinary General Meeting of Shareholders of PTNNT for the purpose of approving the Pre-Completion Resolutions or the Post-Completion Resolutions.

4.4	Pre-completion undertakings of Vendor

(a)	Subject in each case to clause 4.1 above, the Vendor shall use its best endeavours to procure that, from the date of this agreement until Completion, PTNNT:

(1)	conducts its business in the ordinary and usual course consistent with its usual business practices;

(2)	materially complies with the terms of all Material Permits and Material Contracts;

(3)	keeps and maintains proper material Business Records;

(4)	maintains the Material Assets in accordance with a maintenance schedule consistent with normal industry standards; and

(5)	maintains insurance in respect of each of those Material Assets which are insurable on the terms and conditions existing as at the date of this agreement.

(b)	The Vendor shall, and shall use its best endeavours to procure that PTNNT shall, consult with the Purchaser in relation to the process for the renewal of the Export License.

4.5	Assistance to Purchaser and its financiers

(a)	Subject to clause 4.5(b), prior to Completion, the Vendor shall use reasonable efforts to assist, and shall use reasonable efforts to procure that PTNNT assists the Purchaser in satisfying the conditions precedent to drawdown under the Acquisition Financing by providing access to people and information of PTNNT, the Vendor and their Related Bodies Corporate.

(b)	The Vendor shall not be required to incur any material costs in complying with this clause 4.5.

4.6	Notification

The Vendor will procure that from the date of this agreement to the earlier of Completion or termination, the Purchaser is kept generally informed of material issues and events affecting PTNNT’s Operations and business.

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4.7	No Solicitations

From the date of this agreement until the Completion Date, the Vendor agrees not to, and it will not permit any Related Body Corporate of the Vendor or any of their representatives to, directly or indirectly (including through any agents, counsel, consultants or other representatives) take any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from or continue any discussions or negotiations or enter into any binding documentation whatsoever with any parties (other than the Purchaser and its representatives and advisers) in relation to the sale, transfer or disposal of the Sale Shares or PTIMI Sale Shares or any transaction contemplated by the Transaction Documents, except that the Vendor and its Related Bodies Corporate may discuss the divestiture of Divestiture Shares with the Government of the Republic of Indonesia if a request for such discussions is made by the Government of the Republic of Indonesia, provided that the Vendor shall notify and consult with the Purchaser if any such request is made.

5	Initial Payment and delivery of the consideration

5.1	Consideration

The Purchaser shall satisfy the payment of the consideration through:

(a)	payment of the Initial Payment (less the Exclusivity Payment) in accordance with clause 5.2(a);

(b)	payment of the Final Payment, in accordance with clause 5.3; and

(c)	delivery of the Deferred Payment Deeds, in accordance with clause 5.4, and payment of any amounts that become due and payable in accordance with the Deferred Payment Deeds.

5.2	Initial Payment and payment of the Equity Amount

(a)	Within three (3) Business Days from the date of this agreement, the Purchaser must pay the Initial Payment (less the Exclusivity Payment) to the Vendor in Immediately Available Funds to the Vendor Bank Account.

(b)	Upon the date of this agreement, the parties to the Exclusivity Deed hereby agree that the Exclusivity Deed is terminated by mutual consent without liability to any party to the Exclusivity Deed and the Purchaser and the Vendor agree that the Exclusivity Payment will hereby form part of the “Initial Payment” and will be dealt with in accordance with the terms of this agreement.

(c)	In the event that this agreement is terminated prior to Completion in accordance with clause 10.1, the Initial Payment shall be dealt with in accordance with clause 10.3(a)(3), 10.3(a)(4) or 10.3(a)(5), as applicable.

(d)	The Purchaser must deposit the Equity Amount into the Escrow Account on the date set out in the Escrow Agreement, to be held by (and released by) the Escrow Agent in accordance with the terms of the Escrow Agreement.

5.3	Final Payment

On the Completion Date and subject to completion of all of the Completion Steps other than the payment of the Final Payment, the Purchaser must pay the Final Payment to the Vendor in Immediately Available Funds.

5.4	Deferred Payment Deeds

The Purchaser shall deliver the Deferred Payment Deeds to the Vendor at Completion in accordance with clause 6.2.

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5.5	No deductions from payments

Subject to clause 5.6, all payments to be made by any Transaction Party under this agreement (but excluding any payments to the Vendor under the Deferred Payment Deeds) shall be made without any deduction or withholding on account of any other amount whether by way of counter claim, set off, Tax or otherwise, unless required by law.

5.6	Transaction Taxes

(a)	The Purchaser is not entitled to deduct or withhold any Tax from any payments to be made by the Purchaser to the Vendor pursuant to this agreement (excluding any payments to be made under the Deferred Payment Deeds).

(b)	In the event that the Indonesian Tax Office issues correspondence or conducts an audit regarding this agreement or otherwise makes enquiry regarding this agreement or PTNNT is issued a demand or assessment by the Indonesian Tax Office requiring the payment of any Tax on the transfer of the Sale Shares pursuant to this agreement (excluding for the avoidance of doubt in relation to the Deferred Payment Deeds) (“Tax Demand”), the Purchaser shall use best endeavours to procure that no later than 7 (seven) Calendar Days upon receipt by itself or PTNNT (or, if a reply is required by the Indonesian Tax Office at any earlier date, immediately upon receipt) give a copy of such correspondence, notice or Tax Demand (together with all relevant details) to the Vendor.

(c)	Without limiting clause 5.6(b) above, the Purchaser must also promptly notify the Vendor (together with all relevant details) if the Purchaser becomes aware of any events, matters or circumstances that will or are likely to give rise to a Tax Demand.

(d)	The Purchaser must not, and must procure that PTNNT does not:

(1)	accept, compromise or pay,

(2)	agree to arbitrate, compromise or settle; or

(3)	make any admission or take any action in relation to,

a Tax Demand without the Vendor’s prior written approval, such approval not to be unreasonably withheld.

(e)	If the Vendor does not advise the Purchaser that it wishes to contest the Tax Demand within 14 (fourteen) Calendar Days of receipt of such Tax Demand from the Purchaser (or such shorter time as may be provided by law to contest such Tax Demand) then the Vendor must pay in Immediately Available Funds the amount notified in the Tax Demand directly to the Indonesian Tax Office by the due date for the payment.

(f)	The Vendor may, by written notice to the Purchaser within 14 (fourteen) Calendar Days of receipt of such Tax Demand from the Purchaser (or such shorter time as may be provided by law to contest such Tax Demand), advise the Purchaser that it wishes to contest the Tax Demand, in which case:

(1)	at the Vendor’s written request, the Purchaser must take, or procure that PTNNT takes, such action to cause the Tax Demand to be withdrawn, reduced or postponed or to avoid, resist, object to, defend, appear against or compromise the Tax Demand and any judicial or administrative proceedings arising out of that action in a timely manner as the Vendor may reasonably require; and

(2)	any Tax Demand or revised Tax Demand (as the case may be) outstanding following the procedure outlined in clause 5.6(f)(1) above shall be paid by the Vendor in Immediately Available Funds directly to the Indonesian Tax Office by the due date for such payment.

(g)	If the Vendor contests the Tax the subject of a Tax Demand in accordance with clause 5.6(f) then the Purchaser must follow, and must procure that PTNNT follows, all reasonable directions of the Vendor relating to the conduct referred to in clause 5.6(f), including using professional advisers nominated by the Vendor. The Vendor will pay the fees and expenses of any such advisers.

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(h)	The Purchaser must provide, and must procure that PTNNT provides, the Vendor with all reasonable assistance requested by it in relation to the Tax Demand, including providing access to witnesses and documentary or other evidence relevant to the Tax Demand, allowing it and its nominated and other professional advisers to inspect and take copies of all relevant books, records, files and documents, and providing it with reasonable access to the personnel, premises and chattels of PTNNT relevant to the Tax Demand.

(i)	Despite anything to the contrary in clauses 5.6(f) to 5.6(h) (inclusive), where the Vendor contests the subject of a Tax Demand, it must also, where required by a Governmental Authority in relation to that Tax Demand, pay any deposit, prepayment of Tax or other payment so required within the applicable time periods.

(j)	Subject to the Purchaser complying with the provisions of this clause 5.6, the Vendor shall indemnify the Purchaser and PTNNT against all reasonable and properly documented costs, fees, expenses, penalties and interest related to a Tax Demand under this clause 5.6 within 20 (twenty) Business Days upon receipt of written notice from the Purchaser or PTNNT, which such notice shall contain (to the extent applicable) sufficient details of the legal and factual basis of the claim to allow the Vendor to understand the nature and amount of the claim.

(k)	In circumstances where the Vendor has paid or procured the payment of any amount notified in a Tax Demand (or any part of the same) and the Purchaser, PTNNT or any Related Body Corporate of the Purchaser or PTNNT subsequently receives a repayment, credit or other return of value in respect of the amount so paid (or any part of it), the Purchaser shall as soon as reasonably practicable following receipt of the same remit to the Vendor the amount of such repayment, credit or other return of value.

5.7	Default interest

If the Purchaser or the Vendor defaults in the payment, when due, of any sum under this agreement, (excluding any payments to be made pursuant to the Deferred Payment Deeds), then the liability of the Purchaser or the Vendor (as the case may be) shall be increased to include interest on such sum from the date when such payment is due (the “Due Date”) until the date of actual payment at the rate of LIBOR plus eight per cent (8%) per annum (LIBOR determined at successive monthly intervals commencing on the Due Date and interest compounded monthly).

6	Completion

6.1	Time and place

Completion shall take place at the offices of Hiswara Bunjamin and Tandjung at 23rd Floor, Gedung BRI II, Jl. Jend. Sudirman Kav 44-46, Jakarta 10210, Indonesia at 10:00am on the day that is 7 (seven) Business Days after the satisfaction (or waiver) of the final Condition Precedent, or such other place, time and date as the Vendor and the Purchaser otherwise agree.

6.2	Completion

(a)	On or before Completion, each Transaction Party must carry out the Completion Steps referable to it in Schedule 1.

(b)	Completion is taken to have occurred when each Transaction Party has performed all its obligations under this clause 6 and Schedule 1.

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6.3	Notice to complete

(a)	If:

(1)	any of the Transaction Parties fails to satisfy or comply with any of its obligations under clause 6.2 and Schedule 1 on the date, time and place specified in clause 6.1 and such obligations are not waived by the other Transaction Party pursuant to clause 6.4;

(2)	prior to or at Completion, the Purchaser fails to comply with its obligations under the PTIMI SPA or the Purchaser fails to comply with its obligations under the PTPI Loan SPA; or

(3)	prior to or at Completion, the Vendor fails to comply (or fails to procure that the Vendor’s Guarantors, NVL or PTIMI comply) with any of their obligations under any of the Other Transaction Agreements to which they are a party,

(the “Failing Party”), then the other Transaction Party (the “Notifying Party”) must give the Failing Party a written demand to satisfy or comply with its obligations within a period of 5 (five) Business Days from the date of receipt of notice (the “Remedying Period”).

(b)	If, notwithstanding the expiration of the Remedying Period, the Failing Party remains in breach, then the Notifying Party may:

(1)	give written notice that an Event of Default has occurred as at the date of the notice and the Failing Party will be deemed to be a Defaulting Party and the provisions set out in clause 10 will apply; or

(2)	delay Completion for a period determined by the Notifying Party which must not be more than 10 (ten) Business Days and, in the event that the Purchaser is the Failing Party, then clause 5.7 shall apply. If the Failing Party remains in breach at the revised date for Completion determined by the Notifying Party in accordance with this clause 6.3(b)(2), the Notifying Party shall have the rights set out in clause 6.3(b)(1).

(c)	For the avoidance of doubt, a Transaction Party’s right to terminate this agreement in accordance with this clause 6.3 and clause 10.1 will be without prejudice to any other rights that it may have under this agreement or at law.

6.4	Simultaneous obligations

(a)	Subject to clause 6.4(b), the actions to take place as contemplated by this clause 6 and Schedule 1 are interdependent and must take place, as nearly as possible, simultaneously. If one action does not take place, then without prejudice to any rights available to any party as a consequence:

(1)	there is no obligation on any party to undertake or perform any of the other actions;

(2)	to the extent that such actions have already been undertaken, the parties must do everything reasonably required to reverse those actions; and

(3)	the Vendor and the Purchaser must each return to the other all documents delivered to it under clause 6.2(a) and Schedule 1,

without prejudice to any other rights any party may have in respect of that failure.

(b)	The Purchaser may, in its sole discretion, waive any or all of the actions that the Vendor is required to perform under paragraph 1 of Schedule 1 and the Vendor may, in its sole discretion, waive any or all of the actions that the Purchaser is required to perform under paragraph 2 of Schedule 1.

(c)	Completion will only be effected on the basis that it occurs simultaneously with the completion of the Other Transaction Agreements and the MDB SPA and, without limiting the foregoing, the Purchaser must not purchase, and the Vendor must not sell any of the Sale Shares unless simultaneously the Purchaser completes all of (and not some of) the Other Transaction Agreements or the MDB SPA.

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7	Control of the Operations

7.1	Covenant not to sue

Except in respect of the Purchaser’s rights arising in respect of a breach by the Vendor or the Vendor’s Guarantors of the Warranties, the terms of this agreement or any of the other Transaction Documents, or as otherwise arising at law or in respect of a counterclaim, the Purchaser does hereby (and shall procure that each of its Related Bodies Corporate shall) release, discharge and covenant not to claim, sue or take any action against the Vendor and its Related Bodies Corporate (and their respective directors, officers, and employees) in respect of:

(a)	all Environmental Liabilities of PTNNT whether accruing, occurring, existing or arising before or after the Completion Date;

(b)	all liabilities and obligations accruing, occurring, existing or arising before or after the Completion Date under the contracts, agreements or other documents entered into by PTNNT and related to the procurement of goods and services and insurance and the sale of concentrate;

(c)	all liabilities and obligations accruing, occurring, existing or arising before or after the Completion Date in relation to the PTNNT Facility Agreement relating to a change of control of PTNNT that entitle lenders to demand immediate repayment of amounts borrowed by PTNNT;

(d)	all liabilities and obligations, accruing, occurring, existing or arising before or after the Completion Date owing to the existing employees of PTNNT at the Completion Date (but excluding any person that has been assigned or seconded to PTNNT by the Vendor or the Related Body Corporate) (including in relation to any severance entitlements arising as a result of Completion, the redundancy, or alleged redundancy, of an employee, the termination of the employment of an employee, an employee’s loss, or alleged loss, of any benefit relating to employment or a breach, or alleged breach, of any term or condition of that employee’s employment); and

(e)	any Claims made against the Purchaser by any third party with respect to any of the matters referred to in clauses 7.1(a) to 7.1(d) (inclusive), subject to the same exclusions.

7.2	Insurance

(a)	Effective as and from Completion:

(1)

except for the PTNNT Insurances, the Vendor may remove PTNNT and the Operations as a named insured under the insurances effected by it or its Related Bodies Corporate (other than PTNNT) including the Newmont Global Insurances without being liable for any Losses that might arise as a result of the absence of such insurance, provided (without prejudice to clause 7.2(b)) that it shall not, and shall procure that its Related Bodies Corporate shall not, take any steps that would prevent PTNNT from bringing any claim under those insurance policies which are (A) “claims arising” or “incidents occurring” policies (to the extent permitted and in accordance with the terms of those

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insurance policies) in respect of the period prior to Completion or (B) which are marine cargo insurances, but only in respect of any shipment by PTNNT where such shipment is initiated prior to Completion; and

(2)	the Vendor will not be responsible for procuring any insurances in relation to the Operations on and from the Completion Date.

(b)	The Vendor and Purchaser shall cooperate in respect of any claim under a policy of insurance referred to in clause 7.2(a)(1) made by PTNNT in relation to an event occurring or shipment initiated prior to Completion giving rise to a Loss or liability of PTNNT and in respect of which a claim under such policies of insurance in force immediately prior to Completion could be made by PTNNT; where the benefit of such policy cannot be transferred or assigned to PTNNT (whether or not such claim is made prior to, at or following Completion) including pursuant to the Newmont Global Insurances and any related master or excess policies issued to the Vendor or its Related Bodies Corporate, the Vendor or its Related Bodies Corporate will make and pursue any such claim; provided, in respect of any such cooperation by the Vendor or the making and pursuit of such claim by the Vendor or its Related Bodies Corporate, that:

(1)	PTNNT shall indemnify the Vendor in respect of all reasonable and properly documented costs and expenses (including legal costs and expenses) incurred by the Vendor or its Related Bodies Corporate in so cooperating or making and pursuing such a claim;

(2)	neither the Vendor nor its Related Bodies Corporate shall be obliged to make any such claim if and to the extent that such claim is covered by an insurance policy held by PTNNT or one of its Related Bodies Corporate and under which PTNNT is entitled to so claim;

(3)	PTNNT shall be liable for any deductible under the relevant insurance policy payable in respect of the claim;

(4)	neither the Vendor nor its Related Bodies Corporate shall be obliged to undertake or threaten litigation or incur any material expenditure or liability without first being put in funds by the Purchaser or PTNNT;

(5)	the Purchaser shall provide (and shall procure that PTNNT also provides) all assistance, information and cooperation reasonably requested by the Vendor or its Related Bodies Corporate (as applicable) in relation to such claim; and

(6)	for the avoidance of doubt, this clause 7.2(b) shall not apply to any “claims made” policies.

(c)	The Vendor shall cooperate and provide all necessary information, assistance and access requested by the Purchaser acting reasonably to enable the Purchaser or its Related Bodies Corporate to purchase replacement insurance for PTNNT or the Operations (as applicable).

7.3	Employees

(a)	The Vendor shall be responsible for any amounts payable by PTNNT in relation to the repatriation, severance entitlements, redundancy or alleged redundancy, and any Loss, or alleged Loss, of any benefit relating to employment or a breach, or alleged breach, of any term or condition of that employee’s employment and all liabilities associated therewith in respect of any person that has been assigned or seconded by the Vendor or its Related Bodies Corporate to PTNNT, except to the extent such person remains an employee of PTNNT following Completion (other than pursuant to the Transition Services Agreement).

(b)	The Purchaser will procure that, as a result of the change of control of PTNNT at Completion, PTNNT:

(1)	does not make any material reduction to the existing compensation of its employees for a period of at least six months after the Completion Date, except any reductions as a result of any material change to the business plan following Completion; and

(2)	pays and will be responsible for the severance benefits (if any) for its employees in accordance with PTNNT policies existing as at the Completion Date and applicable law/regulations, except as provided in clause 7.3(a).

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7.4	PTNNT directors, commissioners and employees

(a)	The Purchaser releases and discharges and covenants not to claim, sue or take any action against the current and former directors, commissioners, employees and officers of PTNNT who were representatives of, appointed by, nominated by or seconded by the Vendor or its Related Bodies Corporate to PTNNT from all Loss and Claims accruing, occurring, existing or arising before or after the Completion Date in relation to the performance of their duties and work during their term of office or employment.

(b)	The Vendor unconditionally and irrevocably waives all and any rights and claims that it may have against PTNNT or its employees, directors or officers on whom the Vendor has, or may have, relied in connection with the preparation of the Disclosure Materials or in relation to the preparation of this agreement, and further undertakes to the Purchaser not to make any such claims.

7.5	Bar to proceedings and privity

(a)	The parties each covenant and agree that the provisions of clause 7.1, clause 7.4 and the limitations on Claims set out in clause 9 may be pleaded as a bar and complete defence to any Claims (or in the case of clause 9, any part of any Claim that does not comply with the limitations set out in clause 9) commenced by any of the parties at any time after the date of this agreement against another party which are contrary to the provisions of clause 7.1, clause 7.4 or the limitations on Claims set out in clause 9.

(b)	The releases, discharges and covenants in clause 7.1 are given for the benefit of the Vendor and its Related Bodies Corporate (other than PTNNT) and are intended to be enforceable by those persons in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

(c)	The releases, discharges and covenants in clause 7.4(a) are given for the benefit of the current and former directors, commissioners, employees and officers of PTNNT and are intended to be enforceable by those persons in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

(d)	The releases, discharges and covenants in clause 7.4(b) are given for the benefit of PTNNT and its Related Bodies Corporate and are intended to be enforceable by those persons in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

7.6	Exclusion

The limitations on the liability of the Vendor and its Related Bodies Corporate and their respective directors, officers and employees set out in this clause 7 shall not apply to the extent that the Claim is in respect of the fraud of any such person.

7.7	Use of Manuals and procedures

(a)	The Purchaser and PTNNT may use all or any safety, occupational health, and operational manuals, hand books, processes and procedures of the Vendor or any of its Related Bodies Corporate in use at the Operations on the Completion Date as specifically set out in the Transition Services Agreement, other than any manuals, hand books, processes and procedures related to environmental protection (“Manuals”).

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(b)	The Manuals may only be used by the Purchaser and PTNNT at the Operations.

(c)	The Purchaser hereby:

(1)	releases and discharges the Vendor, each of the Vendor’s Guarantors and their respective Related Bodies Corporate (each a “Vendor Group Member”) from all and any liability of every kind (including in negligence) in any way connected with those Manuals; and

(2)	indemnifies and shall defend and hold harmless each Vendor Group Member from and against all Claims and Losses brought or recovered against or suffered or incurred by any Vendor Group Member arising out of or in any way connected with the Purchaser’s or PTNNT’s continued use after the Completion Date of any of those Manuals.

(d)	Ownership of the copyright and other Intellectual Property Rights in the Manuals shall remain with Vendor or its Related Bodies Corporate (as applicable).

8	Representations and warranties

8.1	Warranties of the Vendor and Vendor’s Guarantors

(a)	The Vendor represents and warrants to the Purchaser in the terms set out in Part A of Schedule 2 and each of the Vendor’s Guarantors severally represents and warrants (in respect of itself only) to the Purchaser in the terms set out in Part B of Schedule 2.

(b)	Unless otherwise stated, each of the Warranties applies as at the date of this agreement and is repeated at Completion by reference to the facts then existing.

(c)	Each of the Warranties:

(1)	will be construed as a separate and independent representation and warranty; and

(2)	will not be limited by reference to any other paragraph in Schedule 2 or by any other provision of this agreement and the Purchaser will have a separate claim and right of action in respect of every breach of any of the representations and warranties contained in Schedule 2.

(d)	Any Warranty qualified by the expression “so far as the Vendor is aware”, “to the best of the Vendor’s knowledge and belief” or any similar expression shall be deemed to include the knowledge of such matters as the Vendor would have discovered had it made reasonable enquiries.

8.2	Representations and warranties of the Purchaser

(a)	The Purchaser represents and warrants to the Vendor in the terms set out in Schedule 3.

(b)	Unless otherwise stated, each representation and warranty given by the Purchaser applies as at the date of this agreement and is repeated at Completion by reference to the facts then existing.

(c)	Each of the representations and warranties in Schedule 3:

(1)	will be construed as a separate and independent representation and warranty; and

(2)	will not be limited by reference to any other paragraph in Schedule 3 or by any other provision of this agreement and the Vendor will have a separate claim and right of action in respect of every breach of any of the representations and warranties contained in Schedule 3.

(d)	Any warranty made by the Purchaser qualified by the expression “to the best of the Purchaser’s knowledge and belief” or any similar expression shall be deemed to include the knowledge of such matters as the Purchaser would have discovered had it made reasonable enquiries.

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8.3	Adjustment to Consideration

Any payment made by either party under a warranty in this agreement shall (so far as possible) be treated as an adjustment to the consideration paid for the Sale Shares under this agreement.

9	Qualifications and limitations on Claims

9.1	Disclosure

(a)	The Purchaser acknowledges and agrees that the Vendor has disclosed or is deemed to have disclosed against the Warranties, and the Purchaser is aware of, and will be treated as having actual knowledge of, all facts, matters and circumstances that:

(1)	are provided for or fairly disclosed in this agreement; or

(2)	are fairly disclosed (as defined in clause 9.1(d)) in the Disclosure Materials.

(b)	The Warranties are given subject to the disclosures or deemed disclosures described in clause 9.1(a). The Vendor will have no liability under the Warranties to the extent that disclosure is made or is deemed to have been made against the Warranties under this clause 9.1.

(c)	The Purchaser must not make a Claim in respect of a Warranty, and it shall not be a breach of Warranty, if the facts, matters or circumstances giving rise to such Claim are disclosed or are deemed to have been disclosed under clause 9.1(a).

(d)	For purposes of this clause 9.1, a fact, matter or circumstance is ‘fairly disclosed’ if sufficient information has been disclosed with sufficient detail that a sophisticated purchaser, experienced in transactions of the nature of the transactions in this agreement would be able to identify the nature and extent of the breach of Warranty.

9.2	Time limits

(a)	The Vendor shall not be liable for any Claim unless the Purchaser gives written notice to the Vendor of any matter or event which may give rise to the Claim as soon as reasonably possible after the Purchaser becomes aware of such matter or event.

(b)	The Vendor shall not be liable for any Claim unless the Purchaser gives written notice containing sufficient details of the legal and factual basis of the Claim to allow the Vendor to understand the nature and amount of the claim, to the Vendor on or before the date being:

(1)	in respect of Claims relating to paragraph 4 of Schedule 2, 5 (five) years from Completion; and

(2)	in respect of any other Claim, 21 (twenty-one) months from Completion.

(c)	To the extent that a Claim arises out of a liability which at the time that it is notified to the Vendor is contingent only, the Vendor shall not be under any obligation to make any payment to the Purchaser until the liability ceases to be contingent.

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(d)	A Claim shall not be enforceable against the Vendor and shall be deemed to have been withdrawn, and no new Claim may be made in respect of the facts giving rise to such Claim, unless legal proceedings in respect of such Claim are commenced (by being issued and served):

(1)	within six (6) months of such Claim ceasing to be contingent, if the Claim is based upon what, at the time of service of notice of the Claim on the Vendor, was a contingent liability; and

(2)	within six (6) months of service of notice of the Claim on the Vendor with regard to any other Claim, and such proceedings are being and continue to be pursued with reasonable diligence.

9.3	Monetary limits

(a)	The aggregate amount of the liability of the Vendor in respect of the aggregate of all Claims under or in respect of this agreement and the Transaction Documents shall not exceed an amount equal to:

(1)	in respect of Claims relating to paragraph 1, 2 or 10 of Part A of Schedule 2, the aggregate of:

(A)	the Cash Payment Amount; and

(B)	the amount of any Deferred Payments,

actually	paid to the Vendor as at the date the notice of such Claim is delivered to the Vendor; and

(2)	in respect of any other Claim, thirty per cent (30%) of the aggregate of:

(A)	the Cash Payment Amount; and

(B)	the amount of any Deferred Payments,

actually	paid to the Vendor as at the date the notice of such Claim is delivered to the Vendor,

provided that (without limiting the above) the aggregate amount of the liability of the Vendor in respect of the aggregate of all Claims under or in respect of this agreement and the Transaction Documents shall not exceed an amount equal to the Cash Payment Amount plus any Deferred Payments actually paid to the Vendor as at the date the notice of such Claim is delivered to the Vendor.

(b)	The Vendor shall have no liability in respect of any Claim unless the aggregate amount of the liability of the Vendor determined in respect of all such Claims (in each case the value of which exceeds the threshold in clause 9.3(c)) exceeds an amount equal to US$5,000,000 in which case the Vendor shall be liable for the full amount of the Claims not just the amount in excess of US$5,000,000.

(c)	The Vendor shall have no liability in respect of any single Claim unless the amount of liability of the Vendor determined in respect of such Claim exceeds an amount equal to US$1,000,000 in which case the Vendor shall be liable for the full amount of the Claim not just the amount in excess of US$1,000,000.

9.4	Proportionality

Without limiting the other terms of this agreement:

(a)	the Vendor shall not be liable for more than 100% (one hundred per cent) of any Claim in relation to the Warranties set out in paragraphs 1, 2 or 10 of Part A of Schedule 2; and

(b)	subject to clause 9.4(a), the Vendor shall not be liable for more than 58.2% (fifty-eight point two per cent) of any other Claim.

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9.5	Changes in law, regulation and practice

The Vendor shall not be liable in respect of a Claim to the extent that the Claim arises or is increased (but only to the extent of such increase) as a result of:

(a)	a change in law, administrative practice or published interpretation of the law issued by a Governmental Authority, after the date of this agreement including any increase in the rates of Taxes, or any imposition of Taxes or any withdrawal of relief from Taxes not in effect at the date of this agreement;

(b)	any change in generally accepted accounting practice after the date of this agreement;

(c)	any change in the accounting policies or practice of the Purchaser, or any of its group undertakings, after the date of this agreement; or

(d)	the passing of any legislation or the adoption of any regulations or government policies, or making of any subordinate legislation, regulations or policies after the date of this agreement.

9.6	No warranty unless expressly included

(a)	The Purchaser acknowledges and affirms that in making the decision to purchase the Sale Shares (and indirectly acquire an interest in the Operations):

(1)	it has received the information provided in the Disclosure Materials; and

(2)	it has made its own independent analysis and evaluation of such Disclosure Materials with its representatives, including professional, legal, tax, financial, business and other advisers.

(b)	Without prejudice to clause 9.6(a), other than the Warranties the Vendor makes no representations or warranties, implied or otherwise as to the following matters:

(1)	the amounts of minerals (including copper, gold, and silver) attributable to or the extent of reserves within the Contract Area or attributable to the Operations;

(2)	the accuracy of any geological, geophysical, engineering or economic data, or any interpretations, forecasts or evaluations of such data;

(3)	the probable success or future profitability of PTNNT and any future matters, including future or forecast costs (including rehabilitation costs), revenues, markets, production, profits or development plans or timing of future activities, including exploration or development activities, opinions, estimates, projections, business plans, budget information or other forecasts in respect of PTNNT.

9.7	Information provided by the Vendor

The Purchaser acknowledges and agrees that:

(a)	at no time has:

(1)	the Vendor or any person on its behalf, made or given; or

(2)	the Purchaser relied on,

any representation, warranty, promise or undertaking (except those expressly set out in the Warranties); and

(b)	no representations, warranties, promises, undertakings, statements or conduct by the Vendor:

(1)	have induced or influenced the Purchaser to enter into, or agree to any terms or conditions of, this agreement;

(2)	have been relied on in any way as being accurate by the Purchaser;

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(3)	have been warranted to the Purchaser as being true; or

(4)	have been taken into account by the Purchaser as being important to its decision to enter into, or agree to any or all of the terms of, this agreement,

except those expressly set out in the Warranties.

9.8	Mitigation

Nothing in this clause 9 restricts or limits the general obligation at law of each party to mitigate any loss or damage which it may suffer or incur as a consequence of any breach of any Warranty or any other provision of this agreement or in relation to any other matter, event or circumstance which gives rise to a Claim.

9.9	No double recovery

The Purchaser agrees that it shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which gives rise to one or more Claims.

9.10	Indirect and consequential loss and general limitations

No party shall be liable to any other party for any:

(a)	indirect or consequential loss;

(b)	loss of profit (whether direct or indirect);

(c)	punitive damages (whether direct or indirect); or

(d)	in the case of the Vendor or the Vendor’s Guarantors, any Claim that:

(1)	has been specifically included as a provision, allowance, reserve or accrual in the Accounts;

(2)	arises from an act or omission before Completion that was done or made with the written consent of the Purchaser or in accordance with the express terms of this agreement; or

(3)	arises from anything done or not done after Completion by or on behalf of the Purchaser or PTNNT.

9.11	General

(a)	Each party’s remedies with respect to the matters set out in this agreement shall be limited to those remedies set out in or contemplated by this agreement.

(b)	This clause 9 applies notwithstanding any other provision of this agreement to the contrary and shall not cease to have effect as a consequence of any rescission or termination of any other provision of this agreement.

(c)	The limitations on the liability of the Vendor and the Purchaser set out in this clause 9 shall not apply to the extent that the Claim is in respect of the fraud of the Vendor (including fraud in relation to the actions required or necessary to be taken by the Vendor to effect Completion or to consummate the transaction contemplated under this agreement).

10	Term and termination

10.1	Right to terminate

(a)	This agreement may be terminated at any time before Completion:

(1)	by mutual written consent of each of the Transaction Parties;

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(2)	by the Non-Defaulting Party in accordance with clause 10.1(b); or

(3)	by written notice (given prior to Completion) of the Purchaser to the Vendor if a Material Adverse Event occurs at any time after the satisfaction (or waiver) of the final Condition Precedent but prior to Completion.

(b)	If an Event of Default occurs and is continuing prior to Completion in relation to a party (the “Defaulting Party”), then the Non-Defaulting Party will be entitled (in addition to, and without prejudice to, all other rights or remedies available to it under this agreement and by law, including the right to claim damages or specific performance) by written notice (given prior to Completion) to the Defaulting Party served on such date to:

(1)	elect to terminate this agreement; or

(2)	to effect Completion so far as practicable having regard to the defaults which have occurred,

and if this agreement is terminated pursuant to this clause the provisions of clause 10.3 will apply.

10.2	Events of Default

An Event of Default occurs:

(a)	(breach by a party) except in relation to a Warranty, if at any time between the date of this agreement and Completion a material breach of any provisions of this agreement has been committed by a party to this agreement (save for a breach of clause 6.2 which shall be dealt with in accordance with clause 6.3(a)) (the “Breaching Party”) where such breach continues unremedied by the Breaching Party for 2 (two) Calendar Days from the date of the receipt of notice from any other party (the “Non-Breaching Party”) of such breach (“Breach Remedial Period”) and such breach has not been waived in writing by the Non-Breaching Party within such Breach Remedial Period, or where such material breach is incapable of remedy by the Breaching Party;

(b)	(breach of warranties): if at any time between the date of this agreement and Completion a Warranty set out in paragraph 1, 2 or 10 of Part A of Schedule 2, if repeated at such time, would be breached or be untrue, inaccurate or misleading, and such breach is not remedied within the Breach Remedial Period or such breach is incapable of remedy by the Breaching Party;

(c)	(failure to satisfy Vendor Condition Precedent) if clause 3.5(b) applies;

(d)	(Completion Steps) if the Notifying Party has issued a notice to the Failing Party in accordance with clause 6.3(b)(1);

(e)	(fraudulent activity): if a Transaction Party has engaged in any form of fraudulent activity in relation to this agreement or the Transaction Documents prior to Completion;

(f)	(bankruptcy): if a Transaction Party is declared bankrupt or insolvent pursuant to the law of any jurisdiction or it has commenced, or has had commenced against it, suspension of payment proceedings, liquidation, dissolution or winding-up proceedings and such commencement of proceedings have not been withdrawn, revoked or otherwise terminated within 10 (ten) Business Days; or

(g)	(receivership): upon the appointment of a curator in bankruptcy, receiver/manager, controller, trustee, curator, judicial manager, administrator, administrative receiver, compulsory manager or other similar officer over any of a Transaction Party’s assets, which appointment has not been withdrawn, revoked or otherwise terminated within 10 (ten) Business Days, and for the avoidance of doubt, and without prejudice to the rest of this clause 10.2, an occurrence of a Material Adverse Event shall not constitute an Event of Default.

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10.3	Effect of the Termination

(a)	In the event that this agreement is terminated in accordance with the provisions of this clause 10 and subject to clause 10.3(b):

(1)	each party is released from its obligations to further perform its obligations under this agreement and any Transaction Document, except those expressed to survive termination;

(2)	there is no obligation on any party to undertake or perform any of the other actions to implement the Transaction Documents, but such termination does not affect a party’s accrued rights and obligations at the date of termination;

(3)	in the event the Purchaser is the Defaulting Party, the Initial Payment (plus all interest accrued on the Initial Payment) will be returned to the Purchaser in full and original amount minus the Termination Payment (as notified with appropriate evidence in accordance with clause 10.5) within 10 (ten) Business Days after providing the notice and evidence referred to in clause 10.5 in Immediately Available Funds without withholding or set off, which shall be the sole remedy (save in relation to fraud) of the Vendor and the Vendor’s Guarantors against any of the Purchaser or its Related Bodies Corporate, and the Vendor and, the Vendor’s Guarantors may not, and each undertake not to, bring any claim against any of the Purchaser or any of its Related Bodies Corporate for the recovery of any other Losses;

(4)	in the event the Vendor or any of the Vendor’s Guarantors are the Defaulting Party, the Initial Payment (plus all interest accrued on the Initial Payment) will be returned to the Purchaser in full and original amount and the Termination Payment (as notified with appropriate evidence in accordance with clause 10.5) will be paid to the Purchaser, in each case within 10 (ten) Business Days of receipt of the notice and evidence referred to in clause 10.5 in Immediately Available Funds without withholding or set off, which shall be the sole remedy (save in relation to fraud) of the Purchaser against any of the Vendor, the Vendor’s Guarantor and their Related Bodies Corporate, and the Purchaser undertakes not to bring any claim against any of the Vendor, the Vendor’s Guarantors or any of their Related Bodies Corporate for the recovery of any other Losses;

(5)	in the event the Purchaser terminates this agreement in accordance with clause 10.1(a)(3), the Initial Payment (plus all interest accrued on the Initial Payment) will be returned to the Purchaser in full and original amount, which shall be the sole remedy (save in relation to fraud) of the parties and their Related Bodies Corporate, and each party may not bring any claim against any other party or any of their Related Bodies Corporate for the recovery of any other Losses;

(6)	to the extent that actions have already been undertaken to implement the Transaction Documents, the parties must do everything reasonably required to reverse those actions;

(7)	the provisions of clause 10.4 shall apply;

(8)	the parties shall procure that the Transaction Documents are terminated in accordance with their terms;

(9)	the parties shall execute and deliver to the Escrow Agent a joint payment instruction for release of all amounts standing to the credit of the Escrow Account to the Purchaser in accordance with the terms of the Escrow Agreement; and

(10)	the parties will do all such acts matters and things to effect the above.

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(b)	In the event that the Non-Defaulting Party is willing and able to consummate the Completion and the Defaulting Party is required by the terms of this agreement to consummate Completion but has failed to do so, the Non-Defaulting Party shall have the right to compel specific performance of the Defaulting Party’s obligation to consummate the Completion without posting any bond and without proving that monetary damages would be inadequate.

(c)	Notwithstanding anything to the contrary, the rights and obligations of each party under each of the following clauses and schedules will continue in effect and survive termination of this agreement pursuant to this clause 10:

(1)	clause 1 (Definitions and interpretation);

(2)	clause 5.2(c) (Initial Payment and payment of the Equity Amount);

(3)	clause 5.7 (Default interest);

(4)	clause 10 (Term and termination);

(5)	clause 12 (Confidentiality);

(6)	clause 14 (Guarantee by Vendor’s Guarantor);

(7)	clause 15 (General provisions); and

(8)	clause 16 (Dispute resolution).

10.4	Return of confidential information

(a)	Subject to clause 10.4(b), each party agrees that, upon termination of this agreement, any and all confidential information obtained from the other parties (including their respective agents, advisers or representatives) as a consequence of this agreement and the performance of the Transaction Documents must be immediately returned to such party or destroyed pursuant to such party’s instructions.

(b)	Notwithstanding the aforesaid or any provision to the contrary in this agreement, no party is under any obligation to return or destroy any confidential information contained in any credit or board papers prepared by them or any of their respective advisors for the purpose of considering the purchase of the Sale Shares.

10.5	Termination Payment

(a)	Upon termination of this agreement and if either clause 10.3(a)(3) or (4) (as applicable) applies to such termination event, the Non-Defaulting Party shall send a notice (the “Termination Payment Notice”) to the Defaulting Party within 30 Calendar Days of such termination which states the amount of its Losses constituting the Termination Payment and attaches reasonable evidence of such Losses.

(b)	The parties acknowledge and agree that:

(1)	if Completion does not occur then the Non-Defaulting Party will have incurred substantial costs; and

(2)	in the circumstances, each party has requested that provision be made for the Termination Payment without which the parties would not have entered into this agreement.

(c)	The parties agree that the amount of the Termination Payment protects the legitimate business interests of the Non-Defaulting Party and its Related Bodies Corporate and is proportionate and that the payment of the Termination Payment in accordance with clause 10.3 does not constitute a penalty.

10.6	Limitation of liability under clause 10

Save in relation to fraud, the parties agree that the liability of the parties to each other under this agreement in the event of termination pursuant to clause 10 of this agreement

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is limited to the remedies set out in this clause 10 and the obligations contained in this clause 10 and none of the parties will have any claim for damages under this agreement except as otherwise set out in this agreement.

11	Access to records

(a)	The Purchaser must procure that for a period of 5 (five) years from the Completion Date all material Business Records of PTNNT generated at any time before the Completion Date and in possession of PTNNT at the Completion Date are preserved as required by law and in the manner consistent with past practice and made available to the Vendor upon 20 (twenty) Business Days’ notice from the Vendor, at the Vendor’s expense for the purpose of assisting the Vendor and its Related Bodies Corporate to prepare Tax returns, accounts and other financial statements, discharge statutory obligations or comply with Tax or other legal requirements or to conduct legal or arbitration proceedings, excluding information the disclosure of which would result in a waiver of legal professional privilege in relation to any document or be in breach of legal or contractual confidentiality obligations, provided that the Purchaser and PTNNT does not, outside the ordinary course of business, enter into any arrangement for the purpose of preventing or restricting PTNNT from making available such documents to the Vendor.

(b)	The Purchaser agrees that the Vendor may retain copies of any material Business Records of PTNNT generated at any time before the Completion Date which it may require to enable it to comply with any applicable law after the Completion Date.

12	Confidentiality

12.1	Confidentiality

(a)	Subject to clause 12.2, each of the parties hereto agrees to keep confidential the existence, terms and conditions of this agreement and any information or knowledge obtained pursuant to the negotiation or execution of this agreement or the effectuation of the transaction contemplated hereby, and to not use such information or knowledge for any purpose other than the negotiation of this agreement and the effectuation of the transaction contemplated hereby; provided, however, that the foregoing will not apply to information or knowledge which:

(1)	a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by any other party;

(2)	is generally known to the public and did not become so known through any violation of any party’s confidentiality obligations to any other party;

(3)	became known to the public through no fault of such party;

(4)	is later lawfully acquired by such party without confidentiality restrictions from other sources;

(5)	is required to be disclosed by an order of court or Governmental Authority with subpoena powers (provided that such party must have provided the other relevant party with prior notice of such order and an opportunity to object or take other available action);

(6)	is disclosed to the parties to the Other Transaction Agreements;

(7)	is disclosed in the course of any litigation between any of the parties hereto; or

(8)	is disclosed to an affiliate of a party or to advisors, lenders and potential lenders (including hedge counterparties and agents under the Acquisition Financing) and their respective advisors of any party, which agrees in writing to keep such information confidential, provided that, prior to Completion, such disclosure is necessary for the effectuation of the transactions contemplated by this agreement.

(b)	Upon the execution of this agreement, unless otherwise required by law or rules and regulations of any relevant stock exchange or regulatory authority or is necessary for the effectuation of the transaction contemplated by the Transaction Documents, no party will make any public disclosure (whether or not in response to an inquiry) of the subject matter of this agreement unless approved in writing by the other parties prior to release provided that such approval must not be unreasonably withheld or delayed.

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12.2	Confidentiality acknowledgement

The parties acknowledge and agree that the existence, terms and conditions of this agreement will be disclosed to the stock exchanges or regulatory authorities or both relevant to the parties and their Related Bodies Corporate and, to the extent that such disclosure is made, the existence, terms and conditions of this agreement will not be confidential.

13	Not Used

14	Guarantee by Vendor’s Guarantors

14.1	Guarantee and indemnity

The Vendor’s Guarantors on a several basis:

(a)	to the extent of their proportionate interest in the Vendor, unconditionally and irrevocably guarantee to the Purchaser on demand the due and punctual performance of the Vendor’s obligations under this agreement and the tax indemnity obligations of the “Payor” (as defined in the Deferred Payment Deeds) under the Deferred Payment Deeds (“Guaranteed Obligations”); and

(b)	as a separate and additional liability, to the extent of their proportionate interest in the Vendor, indemnify the Purchaser against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the Purchaser arising from any default or delay in the due and punctual performance of the Vendor’s obligations in relation to the Guaranteed Obligations.

14.2	Extent of guarantee and indemnity

The liability of the Vendor’s Guarantors under this clause 14 is not affected by anything which, but for this clause 14, might operate to release or exonerate the Vendor’s Guarantors in whole or in part from their obligations including any of the following, whether with or without the consent of the Vendor’s Guarantors:

(a)	the grant to the Vendor, the Vendor’s Guarantors or any other person of any time, waiver or other indulgence, or the discharge or release of the Vendor, the Vendor’s Guarantors or any other person from any liability or obligation;

(b)	any transaction or arrangement that may take place between the Purchaser, the Vendor, the Vendor’s Guarantors or any other person;

(c)	the Purchaser exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against the Vendor, the Vendor’s Guarantors or any other person;

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(d)	the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the Purchaser from the Vendor, the Vendor’s Guarantors or any other person or by the taking of or failure to take any security;

(e)	the failure or omission or any delay by the Purchaser of the Vendor to give notice to the Vendor’s Guarantors of any default by the Vendor or any other person under this agreement; and

(f)	any legal limitation, disability, incapacity or other circumstances related to the Vendor, the Vendor’s Guarantors or any other person.

14.3	Principal and independent obligation

This clause 14 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

14.4	Continuing guarantee and indemnity

This clause 14 is a continuing obligation of the Vendor’s Guarantors, despite Completion, and remains in full force and effect for so long as the Vendor (and, in relation to the Deferred Payment Deeds, any permitted assignee) has any liability or obligation to the Purchaser or its Related Bodies Corporate in relation to the Guaranteed Obligations and until all of those liabilities or obligations have been fully discharged.

14.5	No withholdings

(a)	Each of the Vendor’s Guarantors must make all payments which become due under this clause 14, free and clear and without deduction of all present and future withholdings (including Taxes, deductions and charges of Indonesia or any other jurisdiction).

(b)	If any of the Vendor’s Guarantors is compelled by law to deduct any withholding, then, in addition to any payment under this clause 14, it must pay to the Purchaser or its Related Bodies Corporate such amount as is necessary to ensure that the net amount received by the Purchaser or its Related Bodies Corporate after withholding equals the amount the Purchaser or its Related Bodies Corporate would otherwise be entitled to if not for the withholding.

14.6	Currency

Each of the Vendor’s Guarantors must pay all moneys that it becomes liable to pay under this clause 14 in the currency in which they are payable under Guaranteed Obligations and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

14.7	No set off

Each of the Vendor’s Guarantors has no right to set off, deduct or withhold any moneys which it may be or become liable to pay under this clause 14, against any moneys that the Purchaser or any of its Related Bodies Corporate may be, or become, liable to pay to the Vendor or any of its Related Bodies Corporate whether under this agreement or otherwise.

14.8	Vendor’s Guarantors liability

The Vendor’s Guarantors’ aggregate liability in respect of any Claim shall not exceed the Vendor’s liability in respect of that Claim.

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14.9	Assigning benefit

The Purchaser may assign the benefit of this clause 14 without the Vendor’s or the Vendor’s Guarantors’ consent if the Purchaser validly assigns the benefit of this agreement in accordance with the terms of this agreement.

15	General provisions

15.1	Notices

Any notice or other communication including, but not limited to, any request, demand, consent or approval, to or by a party:

(a)	must be in legible writing and in English addressed as shown below:

(1)	if to the Vendor:

Address:	Van Boshuizenstraat 12
1083 BA Amsterdam
The Netherlands

Attention:	Board of Directors

Facsimile:	+XX (X) XX XXXX XXX

(2)	if to the First Vendor Guarantor:

Address:	6363 South Fiddlers’ Green Circle
Greenwood Village
Colorado 80111 USA

Attention:	General Counsel

Facsimile:	+X XXX XXX XXXX

(3)	if to the Second Vendor Guarantor:

Address:	Harumi Triton Square Office Tower Y
1-8-11 Harumi, Chou-ku
Tokyo, 104-8610, Japan

Attention:	General Manager, Non-Ferrous Metals & Raw Materials Dept.

Facsimile:	+XX X XXXX XXXX

(4)	if to the Purchaser:

Address:	Gedung Menara Karya, Level 6
JL. HR Rasuna Said Blok X-5, Kav 1-2
Jakarta 12950 Indonesia

Attention:	Board of Directors

Facsimile:	XXXX XXXXXXXX

or as specified to the sender by any party by notice;

(b)	where the sender is a company, must be signed by an authorised representative of or under the common seal of the sender;

(c)	is regarded as being given by the sender and received by the addressee:

(1)	if by delivery in person, when delivered to the addressee;

(2)	if by post, 10 Business Days from and including the date of postage; or

(3)	if by facsimile transmission, whether or not legibly received, when transmitted to the addressee,

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but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as received at 9.00am on the following Business Day; and

(d)	can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under clause 15.1(c) and informs the sender that it is not legible.

In this clause 15.1, a reference to an addressee includes a reference to an addressee’s authorised representatives, agents or employees or any person reasonably believed by the sender to be an authorised representative, agent, or employee of the addressee.

15.2	Governing law and jurisdiction

This agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) (a “Dispute”) shall be governed by and construed in accordance with English law.

15.3	Governing language

(a)	The parties acknowledge that this agreement was prepared, negotiated and agreed by the parties in the English language. Each party irrevocably waives the right to challenge the validity or binding nature of this agreement on the basis that a Bahasa Indonesia version of the agreement was not signed by the parties at the same time.

(b)	In the event that it is required by law or a party determines acting reasonably that it is necessary to prepare and sign a Bahasa Indonesia version of the agreement (“Indonesian Translation), it must give written notice to that effect to the other parties (“Translation Notice”).

(c)	Within 21 (twenty one) Calendar Days after the giving of a Translation Notice by a party, the Purchaser must appoint a sworn translator to prepare the Indonesian Translation. The translator must be requested to prepare the Indonesian Translation within a reasonable time, and to provide the Indonesian Translation directly to each of the parties. The costs of the translator will be shared equally by the parties.

(d)	Except in the case of manifest error, the Indonesian Translation prepared by the translator will be considered final, and the parties agree to execute the final Indonesian Translation within 21 (twenty one) Calendar Days after the translator has provided it to the parties.

(e)	To the extent permitted by law, the English language text of this agreement will prevail in the case of any inconsistencies or differences of interpretation with the Indonesian Translation. In the event of any such inconsistency or difference, the parties must amend the Indonesian Translation to remove the inconsistency or difference or the Indonesian Translation will be deemed to be automatically amended to conform with and to make the relevant Indonesian Translation consistent with the relevant English language text.

15.4	Waivers

(a)	Waiver of any right arising from a breach of this agreement or of any power arising upon default under this agreement or upon the occurrence of an Event of Default must be in writing and signed by the party granting the waiver.

(b)	A failure or delay in exercise, or partial exercise, of:

(1)	a right arising from a breach of this agreement or the occurrence of an Event of Default; or

(2)	a power created or arising upon default under this agreement or upon the occurrence of an Event of Default,

does not result in a waiver of that right or power.

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(c)	A party is not entitled to rely on a delay in the exercise or non-exercise of a right or power arising from a breach of this agreement or on a default under this agreement or on the occurrence of an Event of Default as constituting a waiver of that right or power.

(d)	This clause may not itself be waived except by writing.

15.5	Variation

A variation of any term of this agreement must be in writing and signed by the parties.

15.6	Assignment

(a)	Subject to clause 15.6(b), no party may transfer all or any part of its rights or obligations under this agreement except with the prior written consent of the Transaction Parties, which consent must not be unreasonably withheld or delayed.

(b)	The parties acknowledge that in connection with its Acquisition Financing, the Purchaser may assign this agreement and the other Transaction Documents pursuant to assignment agreements (conditional upon an event of default under the Acquisition Financing) in form and substance satisfactory to the Vendor, acting reasonably.

(c)	Except in connection with and contemplated under the Acquisition Financing or as otherwise expressly stated in this agreement, no term of this agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this agreement.

15.7	Further action

The parties agree to:

(a)	furnish upon request to each other such further information;

(b)	execute and deliver to each other such other documents; and

(c)	do such other acts and things,

in each case to the extent necessary to enable the parties hereto to carry out this agreement in accordance with the terms thereof.

15.8	Entire agreement

This agreement (together with any documents referred to herein or executed contemporaneously by the parties in connection herewith, including the Transaction Documents) constitutes the whole agreement between the parties and supersedes any previous agreements or arrangements between them relating to the subject matter of this agreement.

15.9	Severability

(a)	Any provision of this agreement that will be prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(b)	In the event that any such provision of this agreement is so held invalid, the parties must promptly renegotiate in good faith new provisions to restore this agreement as nearly as possible to its original intent and effect.

(c)	To the extent permitted by law, the parties hereto hereby waive any provisions of law that renders any provision hereof prohibited in any respect.

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15.10	Counterparts

(a)	This agreement may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this agreement by signing any counterpart.

15.11	Expenses

Except as otherwise expressly provided in this agreement, each party to this agreement must bear its respective expenses incurred in connection with the preparation, execution, and performance of this agreement and the transaction contemplated thereby, including all fees and expenses of agents, representatives, counsel and accountants.

15.12	Time of essence

With regard to all dates and time periods set forth or referred to in this agreement, time is of the essence.

16	Dispute resolution

16.1	Referral of Dispute to arbitration

(a)	Any Dispute shall be resolved in accordance with the procedure set out in this clause 16.

(b)	The party raising any Dispute shall first serve written notification of the Dispute to the other party (a “Dispute Notice”). If the parties are unable to resolve a dispute by mutual agreement or by conciliation within 30 (thirty) Calendar Days of the date of the Dispute Notice, the Dispute shall be referred to and finally resolved by arbitration in accordance with the 2012 Rules of Arbitration of the International Chamber of Commerce (the “Rules”), which Rules are deemed to be incorporated into this clause; provided that nothing in this clause 16 shall prejudice the parties’ rights to seek urgent interim relief in aid of, or support of, arbitration from a court of competent jurisdiction.

(c)	The place and seat of arbitration will be in London, England before 3 (three) arbitrators.

(d)	The two arbitrators nominated by the parties in accordance with the Rules shall, within 15 Calendar Days of the appointment of the second arbitrator, jointly nominate a third arbitrator who, subject to confirmation by the ICC Court, shall act as President of the arbitral tribunal.

(e)	In the event that there are multiple claimants and/or multiple respondents, each party agrees that, in the absence of a joint nomination of an arbitrator by one side, any existing nomination or confirmation of the arbitrator chosen by the party or parties on the other side of the proposed arbitration shall be unaffected, and the remaining arbitrator(s) shall be appointed in accordance with the Rules.

(f)	Each party expressly agrees and consents to this process for nominating and appointing the arbitral tribunal and, in the event that this clause operates to exclude a party’s right to choose its own arbitrator, irrevocably and unconditionally waives any right to do so.

NTPBV Share Sale and Purchase Agreement            51

16.2	Joinder and consolidation

(a)	Each party agrees that:

(1)	any party to this agreement or any Related Agreement may, in accordance with the Rules, be joined to any arbitration commenced under this agreement or any Related Agreement; and

(2)	in accordance with the Rules, any Dispute may be resolved in a single arbitration together with disputes (as defined in any Related Agreement) arising out of any such Related Agreement.

(b)	Pursuant to Article 10(a) of the Rules, the parties agree to the consolidation of any two or more arbitrations commenced under this agreement and/or the arbitration agreement contained in any Related Agreement into a single arbitration, as provided for in the Rules.

(c)	The parties agree that the consolidation of any two or more arbitrations commenced under this agreement and/or the arbitration agreement contained in any Related Agreement is not contrary to the provisions of Article 30 of Law No. 30 of 1999 of the Republic of Indonesia on Arbitration and Alternative Disputes Resolution (“Indonesian Arbitration Law”) and the parties waive any right to challenge the enforcement of any arbitral award in an Indonesian court on the basis that the consolidation of such arbitrations is inconsistent with Article 30 of the Indonesian Arbitration Law or otherwise contrary to public policy.

16.3	Miscellaneous

(a)	This agreement to arbitrate shall be binding upon the parties, their successors and assigns.

(b)	The provisions contained in this clause 16 will survive the termination or expiration of this agreement.

NTPBV Share Sale and Purchase Agreement            52

Signing page

Executed as an agreement

Vendor

Signed by
Nusa Tenggara Partnership BV

sign here ▶	/s/ Blake M. Rhodes

print name	Blake M. Rhodes

in the presence of

sign here ▶	/s/ Angela K. Hudgens
Witness

print name	Angela K. Hudgens

sign here ▶	/s/ Jungo Shibata

print name	Jungo Shibata

in the presence of

sign here ▶	/s/ Jeroen Pop
Witness

print name	Jeroen Pop

NTPBV Share Sale and Purchase Agreement            53

Signing page

Vendor’s Guarantors

First Vendor Guarantor

Signed by
Newmont Mining Corporation

sign here ▶	/s/ Stephen P. Gottesfeld

print name	Stephen P. Gottesfeld

in the presence of

sign here ▶	/s/ Matthew Goerke
Witness

print name	Matthew Goerke

Second Vendor Guarantor

Signed by
Sumitomo Corporation

sign here ▶	/s/ Toshiaki Murai

print name	Toshiaki Murai

in the presence of

sign here ▶	/s/ Mitsuhiro Hirano
Witness

print name	Mitsuhiro Hirano

NTPBV Share Sale and Purchase Agreement            54

Signing page

Purchaser

Signed by
PT Amman Mineral Internasional

sign here ▶	/s/ Agus Projosasmito
Director

print name	Agus Projosasmito

NTPBV Share Sale and Purchase Agreement            55

Attachment 2

Deed

Contingent Payment

Deed

Nusa Tenggara Partnership BV

PT Amman Mineral Nusa Tenggara

PT Amman Mineral Internasional

Contents

	The deed		1

	Operative part		3

1	Definitions and interpretation		3

	1.1	Definitions	3
	1.2	Interpretation	9
	1.3	Business Day	10

2	Deferred Contingent Payments		10

3	Tax		11

	3.1	NTPBV arrangements	11
	3.2	Permitted Assignee arrangements	13

4	Reporting Obligations		13

5	Business Records, information and access		13

6	Payor’s covenants and undertakings		13

	6.1	Mining Concession	13
	6.2	Other Mining Company	14
	6.3	Foreign currency indemnity	14
	6.4	Conversion of currencies	14
	6.5	Term of undertakings	14

7	Disposal, Assignment and Encumbrances		14

	7.1	Change of Control	14
	7.2	Subordination	15
	7.3	Payee assignment and Disposal	15
	7.4	Rights of third parties	15

8	Default		15

	8.1	Events of Default	15
	8.2	Effect of Event of Default	16

9	Guarantee by Payor Guarantor		17

	9.1	Guarantee and indemnity	17
	9.2	Extent of guarantee and indemnity	17
	9.3	Principal and independent obligation	18
	9.4	Continuing guarantee and indemnity	18
	9.5	No withholdings	18
	9.6	Currency	18
	9.7	No set off	18
	9.8	Payor Guarantor’s liability	18
	9.9	Assigning benefit	19

Contingent Payment Deed            Contents 1

Contents

10	Warranties by Payor and Payor Guarantor		19

11	Confidentiality		19

	11.1	Confidentiality	19
	11.2	Confidentiality acknowledgement	20

12	Termination		20

13	Settlement Payment		20

14	General provisions		21

	14.1	Notices	21
	14.2	Governing law and jurisdiction	22
	14.3	Governing language	23
	14.4	Waivers	23
	14.5	Illegality	23
	14.6	Cumulative rights	24
	14.7	Further action	24
	14.8	Entire agreement and variation	24
	14.9	Severability	24
	14.10	Counterparts	24
	14.11	Expenses	24
	14.12	Time of essence	25

15	Arbitration		25

	15.1	Referral of dispute to arbitration	25
	15.2	Joinder and Consolidation	25
	15.3	Miscellaneous	26

	Schedules and Attachments		26

	Warranties by Payor and Payor Guarantor		27

	Elang Development Payment Area		29

	Deed of Adherence		32

Contingent Payment Deed            Contents 2

The deed

Contingent Payment Deed

Date ▶ [To be dated as of the Completion Date]

Between the parties

Payee

Nusa Tenggara Partnership BV

a limited liability company incorporated and existing under the laws of the Netherlands registered at the Chamber of Commerce’s Trade Registry under number 34349749, whose principal office is at Van Boshuizenstraat 12, 1083A Amsterdam

(the “Payee”)

Payor

PT Amman Mineral Nusa Tenggara

a limited liability company incorporated and existing under the laws of the Republic of Indonesia whose registered address is at Jl Mega Kuningan Lot 5.1 Menara Rajawali, Lt 26, Kuningan Timur, Setia Budi Jakarta Selatan 12950 Indonesia

(formerly known as PT Newmont Nusa Tenggara)

(the “Payor”)

Payor Guarantor

PT Amman Mineral Internasional

a company incorporated and existing under the laws of the Republic of Indonesia whose registered address is at Menara Karya Building, 6th Floor, Unit A,B,C, H, Jalan H.R. Rasuna Said, Block X-5, Kav. 1-2, Kelurahan Kuningan Timur, Kecamatan Setiabudi, Jakarta Selatan, Jakarta 12950 Indonesia

(the “Payor Guarantor”)

Background

1  The Payee and the Payor Guarantor entered into a share sale and purchase agreement dated [            ] 2016 (the “Share Sale and Purchase Agreement”) whereby the Payee agreed to sell and the Payor Guarantor agreed to buy 3,827,071 (three million eight hundred twenty-seven thousand seventy-one) fully paid up shares of the Payor held by the Payee, being approximately 56% (fifty-six per cent) of the issued shares of the Payor.

2  Part of the consideration under the Share Sale and Purchase Agreement is the delivery by the Payor Guarantor of this deed.

3  The Payor Guarantor has agreed to guarantee the performance of the Payor under the terms of this deed, including payment of the Deferred Contingent Payment (as defined below).

4  The Payee and the Payor have agreed the terms and conditions on which the Deferred Contingent Payment will be paid to the Payee and this deed records those agreed terms and conditions.

Contingent Payment Deed            page 1

The parties agree	as set out in the operative part of this deed, in consideration of, among other things, the mutual promises contained in this deed.

Contingent Payment Deed            page 2

Definitions and interpretation

Operative part

1	Definitions and interpretation

1.1	Definitions

Term	Meaning

Acquisition Financing

the bank facilities and related financial indebtedness to be entered into by the Payor or the Payor Guarantor in order to (among other things) fund part of the purchase price and other amounts payable by the Payor Guarantor under the Share Sale and Purchase Agreement and the other acquisition documents, being:

1  the amounts defined in the Senior Creditor Letter as the ‘Senior Liabilities’ and ‘Additional Debt’;

2  the amounts defined in the Mezzanine Creditor Letter as ‘Mezzanine Loan Liabilities’; and

3  any hedging agreements entered into pursuant to the Hedging Letter (as defined in the Senior Creditor Letter) prior to the Senior Facilities Discharge Date (as defined in the Senior Creditor Letter) and documents entered into in connection with those hedging agreements, and includes, without limitation:

4  any guarantee in respect of the indebtedness of the Payor or Payor Guarantor in respect of the facilities and indebtedness described in paragraph 1 given by the Payor or Payor Guarantor in favour of the relevant provider of that facility or related financial indebtedness;

5  any amounts owing by the Payor as a result of ‘Debt Push Down’ or ‘Mezzanine Debt Pushdown’ (as those expressions are defined in the Senior Creditor Letter and in the Mezzanine Facility Agreement, as applicable); and

6  any refinancing of the amounts referred to in paragraphs 1 and 2 which takes place in accordance with clause 28 of the Senior Creditor Letter or clause 18 of the Mezzanine Creditor Letter.

Business Day	any day, other than a Saturday or Sunday, when banks in Jakarta, the Republic of Indonesia, Amsterdam, The Netherlands and New York, the United States of America are open for business, unless otherwise agreed between the parties.

Business Records	all original and copies of the books, records, documents, information, accounts and data (whether machine readable or in printed form) owned by or relating to the Payor or the property of the Payor and any source material used to prepare them.

Calendar Days	all days in a month, including weekends and public holidays.

Contingent Payment Deed            page 3

Definitions and interpretation

Claim

any claim, demand, legal proceedings or cause of action including any claim, demand, legal proceedings or cause of action:

1  based in contract (including, breach of warranty);

2  based in tort (including, misrepresentation or negligence);

3  under common law;

4  under statute; or

5  under any implementing regulations,

in any way relating to this deed, and includes a claim, demand, legal proceedings or cause of action arising from a breach of warranty.

Control

(including with correlative meanings, the terms ‘Controlling’, ‘Controlled by’ and ‘under common Control with’) for the purposes of this deed, a person (first person) has control of another person (second entity) if the first person, on its own or together with one or more other persons with whom it acts in concert:

1  has the capacity to determine the outcome of decisions about the second entity’s financial and operating policies, including by having regard to:

	•	the practical influence the first person can exert (in addition to the rights it can enforce) over the second entity, including through family relationships; and

	•	any practice or pattern of behaviour affecting the second entity or its financial or operating policies;

2  holds, directly or indirectly, the power to nominate, appoint or remove all or the majority of the directors or commissioners of the second entity;

3  holds, directly or indirectly, the power to control the nomination, appointment or dismissal of any president director (or a person who occupies a position having substantially the same powers and functions as a president director) of the second entity, or in practice exercises such control having regard to considerations similar to those referred to in paragraph 1 above;

4  holds, directly or indirectly, the power to exercise, or control the exercise of, the voting rights attaching to more than 50% of the securities entitled to vote at general meetings of the second entity, or in practice exercises such control having regard to considerations similar to those referred to in paragraph 1 above;

5  holds, directly or indirectly, an economic or beneficial interest in more than 50% of the issued share capital of the second entity or derivative instruments conferring or potentially conferring a similar economic interest; or

6  holds, directly or indirectly, a right to call for the issue or transfer of securities in the second entity which, if exercised in full, would result in the first person satisfying any of the above paragraphs.

Creditor Letters	each of: 1 the Senior Creditor Letter; and

2 the Mezzanine Creditor Letter.

Contingent Payment Deed            page 4

Definitions and interpretation

Deed of Adherence	has the meaning set out in clause 6.2.

Deferred Contingent Payment Amount	US$225,000,000 (two hundred twenty five million United States dollars).

Deferred Contingent Payment	the payment(s) to be made by the Payor in accordance with clause 2.

Dispose	to sell, assign, transfer, create an Encumbrance (other than a Permitted Encumbrance) over, surrender or otherwise dispose of any interest.

Dispute	has the meaning given in clause 14.2.

Dispute Notice	has the meaning given in clause 15.1(b).

Due Date	has the meaning given in clause 8.2(c).

Effective Date	the date this deed is executed.

Elang Development Payment Area	the land described by the coordinates for the Blok Elang Eksplorasi (Elang Exploration Block) as set out in Schedule 2.

Encumbrances	any interest or power:

	1	reserved in or over an interest in any asset including, but not limited to, any retention of title; or

	2	created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, pledge, fiduciary, Indonesian law security rights over land (hak tanggungan), charge, lien, assignment by way of security, hypothecation, security interest, preferential right, trust or power or any other security agreement, by way of, or having similar commercial effect to, security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes, but is not limited to, any agreement to grant or create any of the above and, in the case of securities, includes any purchase option, call or similar right of a third party with respect to such securities.

Event of Default	any event specified in clause 8.1(a).

Contingent Payment Deed            page 5

Definitions and interpretation

Event of Default Payment	has the meaning given in clause 8.2(a)(1).

Governmental Authority	any government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency, entity, commission, court, tribunal, official or other instrumentality of the Republic of Indonesia, the Netherlands or any other country or any state, province, county, city or other political subdivision.

Holding Company	a body corporate that owns or controls enough voting shares in another body to Control that other body corporate.

Immediately Available Funds	cash or telegraphic or other electronic means of transfer of cleared funds into a bank account designated in advance by the Payee.

Independent Valuers	has the meaning given in clause 8.2(a)(1).

IUP	an Indonesian mining business licence (izin usaha pertambangan).

Law	1	any Indonesian law, regulation, decree, ministerial instruction and regulatory instruction and other instrument or letter issued by any relevant Governmental Authority pursuant to such laws and regulations;

	2	the law, regulation, decree, ministerial instruction and regulatory instruction and other instrument or letter issued by any relevant Governmental Authority pursuant to such laws and regulations of any other jurisdiction having jurisdiction over any party to this deed or the subject matter of this deed;

	3	Governmental Authority requirements and consents, policies, certificates, licences, permits and approvals (including, without limitation, conditions in respect of those consents, policies, certificates, licences, permits and approvals); and

	4	guidelines of Governmental Authorities in respect of which the Payor is legally required to comply.

LIBOR	the display rate per annum of the offered quotation for deposits in US$ for a period of 1 month which appears on the Reuters Screen LIBOR01 page (or such other page as the Payee and the Payor may agree) at or about 11.00am London time on the Due Date.

LME Average Copper Price	the average of the daily cash settlement prices for copper on the Official London Metal Exchange “Grade A” Settlement Quotation (or its replacement), as published in Platt’s Metals Week (or its replacement) per pound during any calendar year, in United States Dollars.

Contingent Payment Deed            page 6

Definitions and interpretation

Mezzanine Creditor Letter	the document entitled ‘Creditor Side Letter’ dated [insert] 2016 entered into between, among others, the Payee (as Contingent Payment Recipient), the Payor Guarantor (as Bidco) and the party named therein as the Mezzanine Agent.

Mezzanine Facility	the loan facility provided under the Mezzanine Facility Agreement.

Mezzanine Facility Agreement	has the meaning given to the term ‘Mezzanine Loan Agreement’ in the Senior Creditor Letter.

Mining Concession	the contract of work (including any extension or amendment thereof) entered into between the Payor and the Government of the Republic of Indonesia on 2 December 1986 and any other IUP, mineral rights or other mining concession that replaces or supersedes such contract of work.

NTPBV Related Bodies Corporate	Newmont Mining Corporation, Sumitomo Corporation and any of their respective Related Bodies Corporate.

Other Mining Company	has the meaning set out in clause 6.2.

Payee Bank Account	the United States Dollars bank account in the name of the Payee as follows, as may be updated from time to time by written notice from the Payee to Payor:

Nusa Tenggara Partnership B.V. Account number: XX.XX.XX.XXX IBAN: XXXXXXXXXXXXXXXXXX Bank: ABN AMRO BIC: ABNANL2A.

Payment Currency	has the meaning set out in clause 6.3.

Payor’s Remedial Period	has the meaning set out in clause 8.1(a)(1).

Permitted Assignee	has the meaning set out in clause 7.3(a).

Permitted Refinancing	any refinancing of the Acquisition Financing the proceeds of which are promptly and directly applied to repay all or part of the amounts under the Acquisition Financing; provided, that such refinancing is [no more than the amount outstanding under the Acquisition Financing as of the date of such refinancing]. [to be confirmed following review of CSSA]

Related Agreements	1	Share Sale and Purchase Agreement;

Contingent Payment Deed            page 7

Definitions and interpretation

	2	the PTPI Loan SPA (as defined in the Share Sale and Purchase Agreement);

	3	Elang Deferred Payment Deed (as defined in the Share Sale and Purchase Agreement);

	4	Metal Price Upside Deferred Payment Deed (as defined in the Share Sale and Purchase Agreement);

	5	Completion Date Dividend Distribution Deed (as defined in the Share Sale and Purchase Agreement); and

	6	the guarantee agreement entered into between Newmont Mining Corporation and the Payor Guarantor entered into on or about the date of this deed.

Related Bodies Corporate	in respect of a party, a body corporate which:

	1	is a Holding Company of that party;

	2	is a subsidiary of that party;

	3	is a subsidiary of the Holding Company of that party;

	4	Controls that party;

	5	is Controlled by that party; or

	6	is under the common Control of a body corporate which Controls that party.

Relevant Year	any calendar year after (and including) 2023.

Rules	has the meaning given in clause 15.1(b).

Senior Creditor Letter	the Creditor Letter dated [insert] 2016 entered into between, among others, the Payee (as Contingent Payment Recipient), the Payor Guarantor (as Bidco), PT Bank Negara Indonesia (Persero) Tbk (as Senior Facilities Agent, Common Onshore Security Agent. Common Offshore Security Agent and PTPI Agent) and the party named therein as Mezzanine Agent.

Settlement Payment	has the meaning given in clause 13(b)(3).

Share Sale and Purchase Agreement	has the meaning given to that term in Recital 1.

Tax	all forms of taxation duties, imposts, fees, levies, withholdings, contributions and similar charges imposed by any national, federal, state, provincial, local or any other competent taxing authority including income tax, corporation tax, transfer tax, capital gains tax, inheritance tax, value added tax, environmental tax, customs and other import or export duties, stamp, transaction or registration duty or similar charge, reserve tax, national insurance, social security or other similar contributions, and any interest, penalty, surcharge or fine relating to any of the above.

Contingent Payment Deed            page 8

Definitions and interpretation

Tax Demand	has the meaning set out in clause 3.1(c).

Term	commences on the Effective Date and ends on the date when the Deferred Contingent Payment has been paid in full to and received by the Payee (including all amounts accruing to the Payee, such as interest, under the terms of this deed) in accordance with the terms of this deed.

1.2	Interpretation

In this deed, headings and bold type are for convenience only and do not affect the interpretation of this deed and, unless the context otherwise requires:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning;

(d)	the schedules form part of this deed and shall have effect as if set out in full in the body of this deed and any reference to this deed includes the schedules;

(e)	the words ‘include’, ‘includes’ and ‘including’ shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(f)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any government agency or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors and permitted assigns;

(g)	a reference to writing or written includes fax (unless otherwise expressly provided for in this deed);

(h)	a reference to any thing (including, but not limited to, any right) includes a part of that thing but nothing in this clause 1.2(h) implies that performance of part of an obligation constitutes performance of the obligation;

(i)	a reference to a clause, party, attachment or schedule is a reference to a clause of, and a party, attachment and schedule to, this deed and a reference to this deed includes any attachment and schedule;

(j)	a reference to a document includes all amendments or supplements to, or replacements or novations of, that document from time to time;

(k)	unless otherwise provided, a reference to a statute or statutory provision, is a reference to it as amended, extended or re-enacted from time to time, and shall include all subordinate legislation made from time to time under that statute or statutory provision;

(l)	any reference to a legal term of England and Wales for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England and Wales, be deemed to include a reference to that which most nearly approximates to the legal term of England and Wales in that jurisdiction;

(m)	a reference to a party to any document includes that party’s heirs, successors, and permitted assigns and transferees;

Contingent Payment Deed            page 9

Deferred Contingent Payments

(n)	no provision of this deed will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this deed or that provision;

(o)	a reference to $ or US$ is to United States Dollars; and

(p)	a reference to liquidation includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding-up, dissolution, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death.

1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2	Deferred Contingent Payments

(a)	Subject to clauses 2(c) and 2(d) if, in respect of a Relevant Year in which there is production from Phase 7 of the Batu Hijau mine, the LME Average Copper Price is US$2.75 or more, then the Payor must, within 15 (fifteen) Business Days after the end of such Relevant Year, pay to the Payee 50% of the Deferred Contingent Payment Amount.

(b)	Subject to clauses 2(c) and 2(d), if in respect of a Relevant Year:

(1)	after both of:

(A)	the date of the second anniversary of the first shipment of concentrate (or any other form of saleable copper, gold or silver product) produced from the Elang Development Payment Area; and

(B)	December 31, 2023,

the Deferred Contingent Payment Amount has not been paid in full by the Payor to the Payee; and

(2)	the LME Average Copper Price in respect of a Relevant Year is US$3.25 or more,

then the Payor shall pay to the Payee within 15 (fifteen) Business Days of the end of that Relevant Year 50% the Deferred Contingent Payment Amount.

(c)	The total amount of the payments due by the Payor to the Payee under this clause 2 will not exceed the Deferred Contingent Payment Amount and until the Deferred Contingent Payment Amount is paid in full or this deed has been terminated in accordance with its terms, the Payor’s obligation under this clause 2 will not be discharged.

(d)	If production and sales during a Relevant Year do not take place in accordance with the ordinary course of business in Phase 7 of the Batu Hijau mine (in the case of clause 2(a)) or in the Elang Development Payment Area (in the case of clause 2(b)), the amount of the Deferred Contingent Payment Amount that is payable in such Relevant Years under this clause 2 will be reduced by the percentage equal to the number of days of such stoppages of production or sales divided by the total number of days in the Relevant Year.

Contingent Payment Deed            page 10

Tax

(e)	The Payee and the Payor acknowledge that the Deferred Contingent Payment payable in accordance with this deed is a receivable for the Payee and a payable for the Payor and all payments made and to be made under this deed are payments resulting from the purchase price for the Share Sale and Purchase Agreement.

(f)	All payments to be made by the Payor to the Payee pursuant to this clause 2 must be paid by the Payor in Immediately Available Funds to the Payee Bank Account without counterclaim or set off to the account of the Payee.

(g)	If at any point during the Term any Deferred Contingent Payment becomes an impediment to the development of the Batu Hijau mine or to the Elang Development Payment Area, as applicable, as a result of financing constraints or requirements from lenders for such development of the Batu Hijau mine or the Elang Development Payment Area, as applicable, the Payee shall promptly meet and negotiate with the Payor in good faith to mitigate such adverse effects.

3	Tax

3.1	NTPBV arrangements

(a)	Subject to the provisions of this clause 3.1 and 3.2, the Payor is not entitled to deduct or withhold any Tax from any payments to be made by the Payor to the Payee pursuant to this deed.

(b)	Following the written confirmation by the Payor to the Payee of the due date for the Deferred Contingent Payment, the Payee shall provide to the Payor within 30 (thirty) Calendar Days but no later than 10 (ten) Calendar Days prior to the due date for any Deferred Contingent Payment:

(1)	a valid certificate of residence demonstrating the Payee’s residency in the Netherlands for Tax purposes; or

(2)	an opinion of counsel of the Payee verifying its Tax withholding status and confirming that the Payee is exempt from Tax withholding in the Republic of Indonesia,

following which the Payor will pay any Deferred Contingent Payment without deducting or withholding any Tax. For the avoidance of doubt, the Payor shall be entitled to deduct or withhold applicable Tax to the extent the Payee fails to comply with this clause 3.1(b).

(c)	In the event that the Indonesian Tax Office issues correspondence or conducts an audit regarding this deed or the Payor is issued a demand or assessment by the Indonesian Tax Office requiring the payment of any Tax regarding this deed (“Tax Demand”), the Payor shall use best endeavours to procure that no later than 7 (seven) Calendar Days upon receipt (or, if a reply is required by the Indonesian Tax Office at any earlier date, immediately upon receipt) give a copy of such correspondence, notice or Tax Demand (together with all relevant details) to the Payee.

(d)	Without limiting clause 3.1(c) above, the Payor must also promptly notify the Payee (together with all relevant details) if the Payor becomes aware of any events, matters or circumstances that will or are likely to give rise to a Tax Demand.

(e)	The Payor must not:

(1)	accept, compromise or pay;

Contingent Payment Deed            page 11

Tax

(2)	agree to arbitrate, compromise or settle; or

(3)	make any admission or take any action in relation to,

a Tax Demand without the Payee’s prior written approval, such approval not to be unreasonably withheld.

(f)	If the Payee does not advise the Payor that it wishes to contest the Tax Demand within 14 (fourteen) Calendar Days of receipt of such Tax Demand from the Payor (or such shorter time as may be provided by law to contest such Tax Demand) then the Payee must pay in Immediately Available Funds the amount notified in the Tax Demand directly to the Indonesian Tax Office by the due date for the payment.

(g)	The Payee may, by written notice to the Payor within 14 (fourteen) Calendar Days of receipt of such Tax Demand from the Payor (or such shorter time as may be provided by law to contest such Tax Demand), advise the Payor that it wishes to contest the Tax Demand, in which case:

(1)	at the Payee’s written request, the Payor must take such action to cause the Tax Demand to be withdrawn, reduced or postponed or to avoid, resist, object to, defend, appear against or compromise the Tax Demand and any judicial or administrative proceedings arising out of that action in a timely manner as the Payee may reasonably require; and

(2)	any Tax Demand or revised Tax Demand (as the case may be) outstanding following the procedure outlined in clause 3.1(g)(1) above shall be paid by the Payee in Immediately Available Funds directly to the Indonesian Tax Office by the due date for such payment.

(h)	If the Payee contests the Tax the subject of a Tax Demand in accordance with clause 3.1(g) then the Payor must follow all reasonable directions of the Payee relating to the conduct referred to in clause 3.1(g), including using professional advisers nominated by the Payee. The Payee will pay the fees and expenses of any such advisers.

(i)	The Payor must provide the Payee with all reasonable assistance requested by it in relation to the Tax Demand, including providing access to witnesses and documentary or other evidence relevant to the Tax Demand, allowing it and its nominated and other professional advisers to inspect and take copies of all relevant books, records, files and documents, and providing it with reasonable access to the personnel, premises and chattels of the Payor relevant to the Tax Demand.

(j)	Despite anything to the contrary in clauses 3.1(g) to 3.1(i) (inclusive), where the Payee contests the subject of a Tax Demand, it must also, where required by a Governmental Authority in relation to that Tax Demand, pay any deposit, prepayment of Tax or other payment so required within the applicable time periods.

(k)	Subject to the Payor complying with the provisions of this clause 3.1, the Payee shall indemnify the Payor against all reasonable and properly documented costs, fees, expenses, penalties and interest (to the extent that such penalties or interest related to a Tax Demand under this clause 3.1) within 20 (twenty) Business Days upon written notice from the Payor, which such notice shall contain (to the extent applicable) sufficient details of the legal and factual basis of the claim to allow the Payee to understand the nature and amount of the claim.

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Reporting Obligations

3.2	Permitted Assignee arrangements

(a)	In the event that any Deferred Contingent Payment is paid to a Permitted Assignee, then the Payor shall not withhold Tax from the Deferred Contingent Payment provided that the Permitted Assignee has submitted, no more than 10 (ten) Business Days before the due date for any Deferred Contingent Payment, a valid certificate of residence demonstrating the Permitted Assignee’s residency for Tax purposes, which shall not be in the Republic of Indonesia, together with an opinion of counsel of the Permitted Assignee verifying that the Permitted Assignee is exempt from Tax withholding in the Republic of Indonesia. For the avoidance of doubt, the Payor shall be entitled to deduct or withhold applicable Tax to the extent the Permitted Assignee fails to comply with this clause 3.2(a).

(b)	The provisions in clauses 3.1(a) to 3.1(k) (inclusive) shall apply simultaneously to any Permitted Assignees.

4	Reporting Obligations

Within 30 (thirty) Business Days following its receipt of a written request from the Payee, the Payor agrees to provide the Payee with a copy of its latest audited financial statements and an update on any material issues which would impact the development of the mineral resources in the Elang Development Payment Area.

5	Business Records, information and access

The Payor covenants and agrees to:

(a)	keep materially true, accurate and complete accounts and Business Records relevant to verifying the obligations of the Payor in relation to any Deferred Contingent Payment; and

(b)	provide copies to the Payee, after the Payee has given reasonable notice to it, of those accounts and Business Records which are relevant to verifying the obligations of the Payor in relation to any Deferred Contingent Payment.

6	Payor’s covenants and undertakings

6.1	Mining Concession

The Payor covenants and undertakes to:

(a)	use commercially reasonable efforts to obtain the renewal or extension of the Mining Concession beyond its expiration date in the year 2030; and

(b)	not, unless otherwise required by applicable Law or the Mining Concession, Dispose of any part of the Mining Concession constituting the Elang Development Payment Area without the Payee’s prior written consent, such consent not to be unreasonably withheld or delayed.

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Disposal, Assignment and Encumbrances

6.2	Other Mining Company

If a Related Body Corporate of the Payor or the Payor Guarantor (the “Other Mining Company”) obtains or is issued any Mining Concession in relation to any part of the Elang Development Payment Area as a result of the renewal and re-licensing of the Elang Development Payment Area or other change of law or otherwise, then the Payor shall use commercially reasonable efforts to procure that the Other Mining Company executes and becomes bound by a deed of adherence in favour of the Payee which takes effect on and from the date of such Mining Concession substantially in the form set out in Attachment 1 (the “Deed of Adherence”) whereby the Other Mining Company agrees (mutatis mutandis) to observe, perform and be bound by and to fulfil all the terms and provisions of this deed as the “Payor” as if the Other Mining Company had been originally a party to this deed in that capacity and must perform all of the undertakings and agreements set out in this deed required by the Payor; provided that the term “Elang Development Payment Area” under this deed as it applies to each of the Payor and the Other Mining Company shall be deemed to refer to only that portion to which such Payor or Other Mining Company holds a Mining Concession.

6.3	Foreign currency indemnity

If at any time the Payee receives or recovers any amount payable by the Payor for any reason under this deed including, but not limited to:

(a)	any judgment or order of any Governmental Authority; and

(b)	the liquidation of the Payor or any proof or claim in that liquidation,

which is not in United States Dollars (“Payment Currency”), then the Payor shall indemnify the Payee against any shortfall between the amount payable in United States Dollars and the amount actually received or recovered by the Payee after the Payment Currency is converted into United States Dollars in accordance with clause 6.4.

6.4	Conversion of currencies

In making any currency conversion of the Payment Currency under clause 6.3, the Payee may through one or more banks with international operations trading in the relevant currencies purchase one currency with another, whether or not through an intermediate currency, whether spot or forward, in the manner and amounts and at the times it thinks fit.

6.5	Term of undertakings

The Payor’s undertakings in this clause 6 continue in full force and effect from the date of this deed until the end of the Term.

7	Disposal, Assignment and Encumbrances

7.1	Change of Control

As long as the Payor’s interest and obligations to the Payee under this deed remain valid and enforceable, then a change of Control of the Payor will not affect any rights or obligations under this deed.

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Default

7.2	Subordination

The Payee agrees that the Payor’s obligations under clause 2 of this deed are postponed and subordinated to the Acquisition Financing on the terms set out in the Creditor Letters.

7.3	Payee assignment and Disposal

(a)	The Payee (and each of its successors, and permitted assigns and transferees, including its Permitted Assignee) may by notice to the Payor, assign all or part of its rights or novate all or part of its obligations or both pursuant to this deed to one or more NTPBV Related Bodies Corporate without any consent from any party (each a “Permitted Assignee”) and the Payee shall provide the Payor with the Payee Bank Account information and payment instructions for such Permitted Assignee.

(b)	Upon such an assignment or novation, the parties agree that all references to the Payee will be a reference to the Permitted Assignee.

(c)	In the event that the Payee assigns part (but not all) of its rights or novates part (but not all) of its obligations pursuant to clause 7.3(a), then the Payee and the Permitted Assignee must nominate a single party to exclusively hold and exercise all notice and reporting rights under this deed in relation to the Payor.

(d)	Upon such an assignment or novation, the Payor shall perform its obligations under this deed directly for the benefit of the Permitted Assignee in accordance with the terms of this deed as if the Permitted Assignee was expressly named as a party to this deed to the extent of such assignment or novation.

(e)	Unless otherwise agreed in writing by the parties, the Payor may not Dispose (whether directly or indirectly) all or any part of its interest or obligations under this deed.

7.4	Rights of third parties

Except in relation to a Permitted Assignee, no term of this deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this deed.

8	Default

8.1	Events of Default

(a)	Subject to clause 8.1(b), an Event of Default occurs:

(1)	(breach by the Payor) if a material breach of any provisions of clauses 6.1 or 6.2 of this deed has been committed by the Payor continues unremedied by the Payor for 15 (fifteen) Business Days from the date of the Payor’s receipt of notice from the Payee of such breach (“Payor’s Remedial Period”) and such breach has not been waived in writing by the Payee within such Payor’s Remedial Period, or where such material breach is incapable of remedy by the Payor;

(2)	(bankruptcy): if the Payor is declared bankrupt or insolvent pursuant to the law of any jurisdiction or it has commenced, or has had commenced against it, suspension of payment proceedings, liquidation, dissolution or winding-up proceedings and such commencement of proceedings have not been withdrawn, revoked or otherwise terminated within 30 (thirty) Business Days;

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Default

(3)	(receivership): upon the appointment of a curator in bankruptcy, receiver/manager, controller, trustee, curator, judicial manager, administrator, administrative receiver, compulsory manager or other similar officer over any of the Payor’s assets, which appointment has not been withdrawn, revoked or otherwise terminated within 30 (thirty) Business Days; or

(4)	(unenforceability): if a provision of this deed relating to the payment obligation under clause 2 is deemed to be illegal, void, voidable or unenforceable by the arbitral body specified in clause 15 (and the parties do not agree alternative substantially similar payment obligations within 20 (twenty) Business Days of the provision becoming illegal, void, voidable or unenforceable), and upon the occurrence of an Event of Default referred to in clauses 8.1(a)(1) or 8.1(a)(4) the provisions of clause 8.2 will immediately apply.

(b)	An Event of Default will not occur upon the seizure, nationalisation, expropriation or compulsorily acquisition of all or a material part of the Elang Development Payment Area or Mining Concession by or under the authority of any Governmental Authority (defacto or de jure) without compensation to the Payor and for a reason not attributable to the Payor.

(c)	The parties hereby acknowledge and agree that none of the following will constitute a change of Control of the Payor: (i) a strategic sale of up to 26% direct or indirect interest in the Payor or the Payor Guarantor; (ii) the addition of a holding company above the Payor Guarantor but below the ultimate beneficial owners which does not otherwise result in a change of Control; or (iii) any transfers in direct or indirect interests in the Payor as between the beneficial owners of the Payor Guarantor as of the date of this Agreement.

8.2	Effect of Event of Default

(a)	If an Event of Default referred to in clauses 8.1(a)(1) or 8.1(a)(4) occurs:

(1)

within 30 calendar days of the Payee notifying the Payor of such Event of Default, the Payor and the Payee shall mutually appoint two independent financial institutions of international standing and relevant expertise (the “Independent Valuers”) to determine the current value of the Deferred Contingent Payment Amount that has not yet been paid as of the date of the Event of Default; provided that if the parties cannot mutually agree to the two Independent Valuers within 30 calendar days, each of the Payor and the Payee shall be entitled to appoint one Independent Valuer and shall notify the other party of the identity and contact information of the Independent Valuer it has appointed within 40 calendar days from the date of the notification of the Event of Default; however, if either party fails to appoint an Independent Valuer within such time period then the other party shall be entitled to appoint the two Independent Valuers. Each of the Payor and the Payee shall instruct the Independent Valuers to use a Black-Scholes option pricing model to value the unpaid Deferred Contingent Payment Amount in light of the facts and circumstances in existence immediately prior to the Event of Default. The Independent Valuers will be instructed to prepare and directly send their valuation to each of the Payor and the Payee within 60 calendar days of receipt of the instruction (the “EOD Valuation Deadline Date”). The Payor and the Payee agree that the average of the valuations prepared by the Independent Valuers will determine the amount owing by the Payor to the Payee (the “Event of Default Payment”); provided that if a party’s appointed Independent Valuer has not submitted its valuation by the

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Guarantee by Payor Guarantor

EOD Valuation Deadline Date, the Payor and the Payee agree that the Event of Default Payment shall be the valuation submitted by the Independent Valuer appointed by the other party, and if no Independent Valuer has submitted its valuation by the EOD Valuation Deadline Date, the Payor and the Payee agree that the Event of Default Payment shall be the first valuation submitted by an Independent Valuer following the EOD Valuation Deadline Date; and

(2)	the Payor must within 30 days after the receipt by the Payor and the Payee of the last valuation, pay the Event of Default Payment to the Payee in Immediately Available Funds to the Payee’s Bank Account.

(b)	The Payee agrees that it shall not enforce its rights under this clause 8 for so long as the Acquisition Financing remains outstanding.

(c)	If the Payor defaults in the payment, when due, of any sum under this deed, then the liability of the Payor shall be increased to include interest on such sum from the date when such payment is due (the “Due Date”) until the date of actual payment at the rate of LIBOR plus eight per cent (8%) per annum (LIBOR determined at successive monthly intervals commencing on the Due Date and interest compounded monthly).

(d)	The parties under this deed agree and acknowledge that:

(1)	the Payee shall have a legitimate interest in enforcing all and any of its rights under this clause 8; and

(2)	the Payee’s remedies under this clause 8 are proportionate to such interest.

9	Guarantee by Payor Guarantor

9.1	Guarantee and indemnity

The Payor Guarantor:

(a)	unconditionally and irrevocably guarantees to the Payee on demand, the due and punctual performance of the Payor’s obligations under this deed, including the payment, when due, of any sum due by the Payor under this deed; and

(b)	as a separate and additional liability, indemnifies the Payee against all loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the Payee arising from any default or delay in the due and punctual performance of the Payor’s obligations under this deed.

9.2	Extent of guarantee and indemnity

The liability of the Payor Guarantor under this clause 9 is not affected by anything which, but for this clause 9, might operate to release or exonerate the Payor Guarantor in whole or in part from its obligations including any of the following, whether with or without the consent of the Payor Guarantor:

(a)	the grant to the Payor, the Payor Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of the Payor, the Payor Guarantor or any other person from any liability or obligation;

(b)	any transaction or arrangement that may take place between the Payee, the Payor, the Payor Guarantor or any other person;

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Guarantee by Payor Guarantor

(c)	the Payee exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against the Payor, the Payor Guarantor or any other person;

(d)	the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the Payee from the Payor, the Payor Guarantor or any other person or by the taking of or failure to take any security;

(e)	the failure or omission or any delay by the Payee or the Payor to give notice to the Payor Guarantor of any default by the Payor or any other person under this deed; or

(f)	any legal limitation, disability, incapacity or other circumstances related to the Payor, the Payor Guarantor or any other person.

9.3	Principal and independent obligation

This clause 9 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this deed as amended, varied, supplemented, renewed or replaced.

9.4	Continuing guarantee and indemnity

This clause 9 is a continuing obligation of the Payor Guarantor and remains in full force and effect for so long as the Payor has any liability or obligation to the Payee under this deed and until all of those liabilities or obligations have been fully discharged.

9.5	No withholdings

(a)	The Payor Guarantor must make all payments which become due under this clause 9, free and clear and without deduction of all present and future withholdings (including taxes, duties, levies, imposts, deductions and charges of the Republic of Indonesia or any other jurisdiction).

(b)	If the Payor Guarantor is compelled by law to deduct any withholding, then, in addition to any payment under this clause 9, they must pay to the Payee such amount as is necessary to ensure that the net amount received by the Payee after withholding equals the amount the Payee would otherwise be entitled to if not for the withholding.

9.6	Currency

The Payor Guarantor must pay all moneys that it becomes liable to pay under this clause 9 in the currency in which they are payable under this deed and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

9.7	No set off

The Payor Guarantor has no right to set off, deduct or withhold any moneys which it may be or become liable to pay under this clause 9, against any moneys that the Payee or any of its Related Bodies Corporate may be, or become, liable to pay to the Payor or any of its Related Bodies Corporate whether under this deed or otherwise.

9.8	Payor Guarantor’s liability

The Payor Guarantor’s aggregate liability in respect of any Claim shall not exceed the Payor’s liability in respect of that Claim.

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Warranties by Payor and Payor Guarantor

9.9	Assigning benefit

The Payee may assign the benefit of this clause 9 without the Payor Guarantor’s consent if the Payee validly assigns the benefit of this deed in accordance with the terms of this deed.

10	Warranties by Payor and Payor Guarantor

(a)	The Payor represents and warrants to the Payee in the terms set out in Schedule 1 and the Payor Guarantor represents and warrants to the Payee in the terms set out in Schedule 1.

(b)	Unless otherwise stated, each representation and warranty given by the Payor or the Payor Guarantor applies as at the Effective Date.

(c)	Each of the representations and warranties in Schedule 1:

(1)	will be construed as a separate and independent representation and warranty; and

(2)	will not be limited by reference to any other paragraph in Schedule 1 or by any other provision of this deed and the Payee will have a separate claim and right of action in respect of every breach of any of the representations and warranties contained in Schedule 1.

11	Confidentiality

11.1	Confidentiality

(a)	Subject to clause 11.2, each of the parties hereto agrees to keep confidential the existence, terms and conditions of this deed and any information or knowledge obtained pursuant to the negotiation or execution of this deed or the effectuation of the transaction contemplated hereby (including for the avoidance of doubt any information provided by the Payor to the Payee pursuant to clauses 2, 3, and 4), and to not use such information or knowledge for any purpose other than the negotiation of this deed and the effectuation of the transaction contemplated hereby; provided, however, that the foregoing will not apply to information or knowledge which:

(1)	a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by any other party;

(2)	is generally known to the public and did not become so known through any violation of any party’s confidentiality obligations to any other party;

(3)	became known to the public through no fault of such party;

(4)	is later lawfully acquired by such party without confidentiality restrictions from other sources;

(5)	is required to be disclosed by an order of court or Governmental Authority with subpoena powers (provided that such party must have provided the other relevant party with prior notice of such order and an opportunity to object or take other available action);

(6)	which is disclosed in the course of any litigation between any of the parties hereto; or

(7)	is disclosed to an affiliate of a party or to advisors, lenders and potential lenders (including hedge counterparties) and their respective advisors of any party, which agrees to keep such information confidential.

(b)	Upon the execution of this deed, unless otherwise required by law or rules and regulations of any relevant stock exchange or regulatory authority or is necessary for the effectuation of the transaction contemplated by this deed, no party will make any public disclosure (whether or not in response to an inquiry) of the subject matter of this deed unless approved in writing by the other parties prior to release provided that such approval must not be unreasonably withheld or delayed.

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Termination

11.2	Confidentiality acknowledgement

The parties acknowledge and agree that the existence, terms and conditions of this deed will be disclosed to the stock exchanges and regulatory authorities relevant to the parties and their Related Bodies Corporate and, to the extent that such disclosure is made, the existence, terms and conditions of this deed will not be confidential.

12	Termination

(a)	This deed shall automatically terminate upon:

(1)	the full payment of the Deferred Contingent Payment Amount;

(2)	the full payment of the Settlement Payment; or

(3)	the full payment of the Event of Default Payment,

in accordance with the terms of this deed.

(b)	In the event of termination in accordance with clause 12(a), this deed shall forthwith become null and void and there shall be no liability on the part of either party to this deed, save as otherwise agreed between the Payee and the Payor.

(c)	Following termination in accordance with clause 12(a), the Payee shall, upon written request by the Payor, redeliver or destroy (pursuant to the Payor’s instructions) all documents or other materials provided by the Payor to the Payee in accordance with this deed.

13	Settlement Payment

(a)	At any time from the first anniversary of the Completion Date, the Payor may, upon written notice to the Payee (the “Settlement Notice”), elect to pay the Settlement Payment to the Payee as full and final settlement of all amounts payable under this deed. Upon payment of the Settlement Payment, this deed shall terminate with no further actions required by the parties.

(b)	The Settlement Payment shall be calculated as follows:

(1)	Within 30 calendar days of receipt of the Settlement Notice, the Payor and the Payee shall mutually appoint two Independent Valuers to determine the current value of the Deferred Contingent Payment Amount that has not yet been paid as of the date of the Settlement Notice; provided, that if the parties cannot mutually agree to the two Independent Valuers within 30 calendar days, each of the Payor and

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General provisions

the Payee shall be entitled to appoint one Independent Valuer and shall notify the other party of the identity and contact information of the Independent Valuer it has appointed within 40 calendar days from the date of the Settlement Notice; however, if either party fails to appoint an Independent Valuer within such time period then the other party shall be entitled to appoint the two Independent Valuers.

(2)	Each of the Payor and the Payee shall instruct the Independent Valuers to use a Black-Scholes option pricing model to value the unpaid Deferred Contingent Payment Amount in light of the facts and circumstances in existence immediately prior to the date of the Settlement Notice. The Independent Valuers will be instructed to prepare and directly send the valuation to each of the Payor and the Payee within 60 calendar days of receipt of the instruction (the “Settlement Valuation Deadline Date”).

(3)	The Payor and the Payee agree that the average of the valuations prepared by the Independent Valuers will determine the amount owing by the Payor to the Payee (the “Settlement Payment”); provided that if a party’s appointed Independent Valuer has not submitted its valuation by the Settlement Valuation Deadline Date, the Payor and the Payee agree that the Settlement Payment shall be the valuation submitted by the Independent Valuer appointed by the other party, and if no Independent Valuer has submitted its valuation by the Settlement Valuation Deadline Date, the Payor and the Payee agree that the Settlement Payment shall be the first valuation submitted by an Independent Valuer following the Settlement Valuation Deadline Date.

(c)	The Payor must within 30 days after receipt by the Payor and the Payee of the last valuation, pay the Settlement Payment to the Payee in Immediately Available Funds to the Payee’s Bank Account. The Payor shall pay the Independent Valuers’ costs and expenses.

14	General provisions

14.1	Notices

Any notice or other communication including, but not limited to, any request, demand, consent or approval, to or by a party:

(a)	must be in legible writing and in English addressed as shown below:

(1)	if to the Payee:

Address:	Van Boshuizenstraat 12, 1083A Amsterdam, The Netherlands

Attention:	Board of Directors

Facsimile:	+XX (X) XX XXXX XXX

with copy to:

Address:	Newmont Mining Corporation
6363 South Fiddlers’ Green Circle, Suite 800
Greenwood Village, Colorado 80111
USA

Attention:	Corporate Secretary

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General provisions

and with copy to:

	Address:	Harumi Triton Square Office Tower Y
1-8-11 Harumi, Chou-ku
Tokyo, 104-8610, Japan

	Attention:	General Manager, Non-Ferrous Metals & Raw Materials Dept.

	Facsimile:	+XX X XXXX XXXX

(2)	if to the Payor:

	Address:	Gedung Menara Karya, Level 6
JL. HR Rasuna Said
Blok X-5, Kav 1-2
Jakarta 12950 Indonesia

	Attention:	Board of Directors

	Facsimile:	+XX XX XXXXXXXX

(3)	if to the Payor Guarantor:

	Address:	Gedung Menara Karya, Level 6
JL. HR Rasuna Said
Blok X-5, Kav 1-2
Jakarta 12950 Indonesia

	Attention:	Board of Directors

	Facsimile:	+XX XX XXXXXXXX

or as specified to the sender by any party by notice;

(b)	where the sender is a company, must be signed by an authorised representative of or under the common seal of the sender;

(c)	is regarded as being given by the sender and received by the addressee:

(1)	if by delivery in person, when delivered to the addressee;

(2)	if by post, 10 (ten) Business Days from and including the date of postage; or

(3)	if by facsimile transmission, whether or not legibly received, when transmitted to the addressee,

but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as received at 9.00am on the following Business Day; and

(d)	can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 (two) hours after the transmission is received or regarded as received under clause 14.1(c) and informs the sender that it is not legible.

In this clause 14.1, a reference to an addressee includes a reference to an addressee’s authorised representatives, agents or employees or any person reasonably believed by the sender to be an authorised representative, agent, or employee of the addressee.

14.2	Governing law and jurisdiction

This deed and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) (a “Dispute”) shall be governed by and construed in accordance with English law.

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General provisions

14.3	Governing language

(a)	The parties acknowledge that this deed was prepared and negotiated by the parties in the English language and has been agreed and executed in the English and Indonesian languages.

(b)	To the extent permitted by law, the English language text of this deed will prevail in the case of any inconsistencies or differences of interpretation with the Indonesian language text. In the event of any such inconsistency or difference, the parties must amend the Indonesian language text to remove the inconsistency or difference or the Indonesian language text of this deed will be deemed to be automatically amended to conform with and to make the relevant Indonesian language text consistent with the relevant English language text of this deed.

14.4	Waivers

(a)	Waiver of any right arising from a breach of this deed or of any power arising upon default under this deed or upon the occurrence of an Event of Default must be in writing and signed by the party granting the waiver.

(b)	A failure or delay in exercise, or partial exercise, of:

(1)	a right arising from a breach of this deed or the occurrence of an Event of Default; or

(2)	a power created or arising upon default under this deed or upon the occurrence of an Event of Default,

does not result in a waiver of that right or power.

(c)	A party is not entitled to rely on a delay in the exercise or non-exercise of a right or power arising from a breach of this deed or on a default under this deed or on the occurrence of an Event of Default as constituting a waiver of that right or power.

(d)	This clause may not itself be waived except by writing.

14.5	Illegality

(a)	If it is held by an arbitral tribunal that:

(1)	any part of this deed is void, voidable, illegal or unenforceable; or

(2)	this deed would be void, voidable, illegal or unenforceable unless any part of this deed were severed from this deed,

then this deed will only be ineffective to the extent of that part and that part will be severed from and will not affect the continued operation of the rest of this deed.

(b)	If any change in Law or other event makes it illegal for a party to perform its obligations under this deed, the parties will promptly meet in good faith and use best endeavours to agree modifications to the existing arrangement or an alternative arrangement which can be lawfully and reasonably implemented to enable the intent of the arrangement evidenced by this deed to be implemented.

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General provisions

14.6	Cumulative rights

The powers under this deed are cumulative and do not exclude any other right, power, authority, discretion or remedy of the parties.

14.7	Further action

The parties agree to:

(a)	furnish upon request to each other such further information;

(b)	execute and deliver to each other such other documents; and

(c)	do such other acts and things,

in each case to the extent necessary to enable the parties hereto to carry out this deed in accordance with the terms thereof.

14.8	Entire agreement and variation

(a)	This deed together with any documents referred to herein or executed contemporaneously by the parties in connection herewith, constitutes the whole agreement between the parties and supersedes any previous agreements, deeds or arrangements between them relating to the subject matter of this deed.

(b)	It is expressly declared that no variations of this deed will be effective unless made in writing and executed by the parties.

14.9	Severability

(a)	Any provision of this deed that will be prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(b)	In the event that any such provision of this deed is so held invalid, the parties must promptly renegotiate in good faith new provisions to restore this deed as nearly as possible to its original intent and effect.

(c)	To the extent permitted by law, the parties hereto hereby waive any provisions of law that renders any provision hereof prohibited in any respect.

14.10	Counterparts

(a)	This deed may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this deed by signing any counterpart.

14.11	Expenses

Except as otherwise expressly provided in this deed, each party to this deed must bear its respective expenses incurred in connection with the preparation, execution, and performance of this deed and the transaction contemplated thereby, including all fees and expenses of agents, representatives, counsel and accountants.

Contingent Payment Deed            page 24

Arbitration

14.12	Time of essence

With regard to all dates and time periods set forth or referred to in this deed, time is of the essence.

15	Arbitration

15.1	Referral of dispute to arbitration

(a)	Any Dispute shall be resolved in accordance with the procedure set out in this clause 15.

(b)	The party raising any Dispute shall first serve written notification of the Dispute to the other party (a “Dispute Notice”). If the parties are unable to resolve a dispute by mutual agreement or by conciliation within 30 (thirty) Calendar Days of the date of the Dispute Notice, the Dispute shall be referred to and finally resolved by arbitration in accordance with the 2012 Rules of Arbitration of the International Chamber of Commerce (the “Rules”), which Rules are deemed to be incorporated into this clause; provided that nothing in this clause 15 shall prejudice the parties’ rights to seek urgent interim relief in aid of, or support of, arbitration from a court of competent jurisdiction.

(c)	The place and seat of arbitration will be in London, England before 3 (three) arbitrators.

(d)	The two arbitrators nominated by the parties in accordance with the Rules shall, within 15 (fifteen) days of the appointment of the second arbitrator, jointly nominate a third arbitrator who, subject to confirmation by the ICC Court, shall act as President of the arbitral tribunal.

(e)	In the event that there are multiple claimants and/or multiple respondents, each party agrees that, in the absence of a joint nomination of an arbitrator by one side, any existing nomination or confirmation of the arbitrator chosen by the party or parties on the other side of the proposed arbitration shall be unaffected, and the remaining arbitrator(s) shall be appointed in accordance with the Rules.

(f)	Each party expressly agrees and consents to this process for nominating and appointing the arbitral tribunal and, in the event that this clause operates to exclude a party’s right to choose its own arbitrator, irrevocably and unconditionally waives any right to do so.

15.2	Joinder and Consolidation

(a)	Each party agrees that:

(1)	any party to this deed or any Related Agreement may, in accordance with the Rules, be joined to any arbitration commenced under this deed or any Related Agreement; and

(2)	in accordance with the Rules, any Dispute may be resolved in a single arbitration together with disputes (as defined in any Related Agreement) arising out of any such Related Agreement.

(b)	Pursuant to Article 10(a) of the Rules, the parties agree to the consolidation of any two or more arbitrations commenced under this deed and/or the arbitration agreement contained in any Related Agreement into a single arbitration, as provided for in the Rules.

Contingent Payment Deed            page 25

Arbitration

(c)	The parties agree that the consolidation of any two or more arbitrations commenced under this deed and/or the arbitration agreement contained in any Related Agreement is not contrary to the provisions of Article 30 of Law No. 30 of 1999 of the Republic of Indonesia on Arbitration and Alternative Disputes Resolution (“Indonesian Arbitration Law”) and the parties waive any right to challenge the enforcement of any arbitral award in an Indonesian court on the basis that the consolidation of such arbitrations is inconsistent with Article 30 of the Indonesian Arbitration Law or otherwise contrary to public policy.

15.3	Miscellaneous

(a)	This deed to arbitrate shall be binding upon the parties, their successors and assigns.

(b)	The provisions contained in this clause 15 will survive the termination or expiration of this deed.

Contingent Payment Deed            page 26

Signing page

Executed as a deed

Payee

Signed by
Nusa Tenggara Partnership BV

sign here ▶

print name

in the presence of

sign here ▶
Witness

print name

sign here ▶

print name

in the presence of

sign here ▶
Witness

print name

Contingent Payment Deed            page 27

Payor

Signed by
PT Amman Mineral Nusa Tenggara
by its authorised representative

sign here ▶
President Director

print name

Payor Guarantor

Signed by
PT Amman Mineral Internasional

sign here ▶
Director

print name

Contingent Payment Deed            page 28

Attachment 2A

Deed

Elang Development

Deferred Payment Deed

Nusa Tenggara Partnership BV

PT Amman Mineral Nusa Tenggara

PT Amman Mineral Internasional

Contents

	The deed		1

	Operative part		3

1	Definitions and interpretation		3

	1.1	Definitions	3
	1.2	Interpretation	9
	1.3	Business Day	10

2	Elang Development Payment Area		10

3	Elang Development Payment		10

4	Tax		11

	4.1	NTPBV arrangements	11
	4.2	Permitted Assignee arrangements	12

5	Reporting Obligations		13

6	Business Records, information and access		13

7	Payor’s covenants and undertakings		13

	7.1	Mining Concession	13
	7.2	Other Mining Company	13
	7.3	Foreign currency indemnity	14
	7.4	Conversion of currencies	14
	7.5	Term of undertakings	14

8	Disposal, Assignment and Encumbrances		14

	8.1	Change of Control	14
	8.2	Disposal	15
	8.3	Subordination	15
	8.4	Payee assignment	15
	8.5	Rights of third parties	15

9	Default		15

	9.1	Events of Default	15
	9.2	Effect of Event of Default	16

10	Guarantee by Payor Guarantor		17

	10.1	Guarantee and indemnity	17
	10.2	Extent of guarantee and indemnity	17
	10.3	Principal and independent obligation	17
	10.4	Continuing guarantee and indemnity	18
	10.5	No withholdings	18
	10.6	Currency	18
	10.7	No set off	18

Elang Development Deferred Payment Deed            Contents 1

Contents

	10.8	Payor Guarantor’s liability	18
	10.9	Assigning benefit	18

11	Warranties by Payor and Payor Guarantor		18

12	Confidentiality		19

	12.1	Confidentiality	19
	12.2	Confidentiality acknowledgement	20

13	Termination		20

14	General provisions		20

	14.1	Notices	20
	14.2	Governing law and jurisdiction	21
	14.3	Governing language	22
	14.4	Waivers	22
	14.5	Illegality	22
	14.6	Cumulative rights	23
	14.7	Further action	23
	14.8	Entire agreement and variation	23
	14.9	Severability	23
	14.10	Counterparts	22
	14.11	Expenses	23
	14.12	Time of essence	24

15	Arbitration		24

	15.1	Referral of dispute to arbitration	24
	15.2	Joinder and Consolidation	24
	15.3	Miscellaneous	25

	Schedules and Attachments		25

	Warranties by Payor and Payor Guarantor		26

	Elang Development Payment Area		28

	Deed of Adherence		31

Elang Development Deferred Payment Deed            Contents 2

The deed

Elang Development Deferred Payment Deed

Date ▶ [To be dated as of the Completion Date]

Between the parties

Payee

Nusa Tenggara Partnership BV

a limited liability company incorporated and existing under the laws of the Netherlands registered at the Chamber of Commerce’s Trade Registry under number 34349749, whose principal office is at Van Boshuizenstraat 12, 1083A Amsterdam

(the “Payee”)

Payor

PT Amman Mineral Nusa Tenggara

a limited liability company incorporated and existing under the laws of the Republic of Indonesia whose registered address is at Jl Mega Kuningan Lot 5.1 Menara Rajawali, Lt 26, Kuningan Timur, Setia Budi Jakarta Selatan 12950 Indonesia

(formerly known as PT Newmont Nusa Tenggara)

(the “Payor”)

Payor Guarantor

PT Amman Mineral Internasional

a company incorporated and existing under the laws of the Republic of Indonesia whose registered address is at Menara Karya Building, 6th Floor, Unit A,B,C, H, Jalan H.R. Rasuna Said, Block X-5, Kav. 1-2, Kelurahan Kuningan Timur, Kecamatan Setiabudi, Jakarta Selatan, Jakarta 12950 Indonesia

(the “Payor Guarantor”)

Background	1	The Payee and the Payor Guarantor entered into a share sale and purchase agreement dated [ ] 2016 (the “Share Sale and Purchase Agreement”) whereby the Payee agreed to sell and the Payor Guarantor agreed to buy 3,827,071 (three million eight hundred twenty-seven thousand seventy-one) fully paid up shares of the Payor held by the Payee, being approximately 56% (fifty-six per cent) of the issued shares of the Payor.

	2	Part of the consideration under the Share Sale and Purchase Agreement is the delivery by the Payor Guarantor of this deed.

	3	The Payor Guarantor has agreed to guarantee the performance of the Payor under the terms of this deed, including payment of the Elang Development Payment (as defined below).

	4	The Payee and the Payor have agreed the terms and conditions on which the Elang Development Payment will be paid to the Payee and this deed records those agreed terms and conditions.

Elang Development Deferred Payment Deed            page 1

The parties agree	as set out in the operative part of this deed, in consideration of, among other things, the mutual promises contained in this deed.

Elang Development Deferred Payment Deed            page 2

Definitions and interpretation

Operative part

1	Definitions and interpretation

1.1	Definitions

Term	Meaning

Acquisition Financing	the bank facilities and related financial indebtedness to be entered into by the Payor or the Payor Guarantor in order to (among other things) fund part of the purchase price and other amounts payable by the Payor Guarantor under the Share Sale and Purchase Agreement and the other acquisition documents, being:

	1	the amounts defined in the Senior Creditor Letter as the ‘Senior Liabilities’ and ‘Additional Debt’;

	2	the amounts defined in the Mezzanine Creditor Letter as ‘Mezzanine Loan Liabilities’; and

	3	any hedging agreements entered into pursuant to the Hedging Letter (as defined in the Senior Creditor Letter) prior to the Senior Facilities Discharge Date (as defined in the Senior Creditor Letter) and documents entered into in connection with those hedging agreements, and includes, without limitation:

	4	any guarantee in respect of the indebtedness of the Payor or Payor Guarantor in respect of the facilities and indebtedness described in paragraph 1 given by the Payor or Payor Guarantor in favour of the relevant provider of that facility or related financial indebtedness;

	5	any amounts owing by the Payor as a result of ‘Debt Push Down’ or ‘Mezzanine Debt Pushdown’ (as those expressions are defined in the Senior Creditor Letter and in the Mezzanine Facility Agreement, as applicable); and

	6	any refinancing of the amounts referred to in paragraphs 1 and 2 which takes place in accordance with clause 28 of the Senior Creditor Letter or clause 18 of the Mezzanine Creditor Letter.

Business Day	any day, other than a Saturday or Sunday, when banks in Jakarta, the Republic of Indonesia, Amsterdam, The Netherlands and New York, the United States of America are open for business, unless otherwise agreed between the parties.

Business Records	all original and copies of the books, records, documents, information, accounts and data (whether machine readable or in printed form) owned by or relating to the Payor or the property of the Payor and any source material used to prepare them.

Calendar Days	all days in a month, including weekends and public holidays.

Elang Development Deferred Payment Deed            page 3

Definitions and interpretation

Claim	any claim, demand, legal proceedings or cause of action including any claim, demand, legal proceedings or cause of action:

	1	based in contract (including, breach of warranty);

	2	based in tort (including, misrepresentation or negligence);

	3	under common law;

	4	under statute; or

	5	under any implementing regulations,

in any way relating to this deed, and includes a claim, demand, legal proceedings or cause of action arising from a breach of warranty.

Control	(including with correlative meanings, the terms ‘Controlling’, ‘Controlled by’ and ‘under common Control with’) for the purposes of this deed, a person (first person) has control of another person (second entity) if the first person, on its own or together with one or more other persons with whom it acts in concert:

	1	has the capacity to determine the outcome of decisions about the second entity’s financial and operating policies, including by having regard to:

• the practical influence the first person can exert (in addition to the rights it can enforce) over the second entity, including through family relationships; and

• any practice or pattern of behaviour affecting the second entity or its financial or operating policies;

	2	holds, directly or indirectly, the power to nominate, appoint or remove all or the majority of the directors or commissioners of the second entity;

	3	holds, directly or indirectly, the power to control the nomination, appointment or dismissal of any president director (or a person who occupies a position having substantially the same powers and functions as a president director) of the second entity, or in practice exercises such control having regard to considerations similar to those referred to in paragraph 1 above;

	4	holds, directly or indirectly, the power to exercise, or control the exercise of, the voting rights attaching to more than 50% of the securities entitled to vote at general meetings of the second entity, or in practice exercises such control having regard to considerations similar to those referred to in paragraph 1 above;

	5	holds, directly or indirectly, an economic or beneficial interest in more than 50% of the issued share capital of the second entity or derivative instruments conferring or potentially conferring a similar economic interest; or

	6	holds, directly or indirectly, a right to call for the issue or transfer of securities in the second entity which, if exercised in full, would result in the first person satisfying any of the above paragraphs.

Elang Development Deferred Payment Deed            page 4

Definitions and interpretation

Creditor Letters	each of:

	1	the Senior Creditor Letter; and

	2	the Mezzanine Creditor Letter.

Deed of Adherence	has the meaning set out in clause 7.2.

Dispose	to sell, assign, transfer, create an Encumbrance (other than a Permitted Encumbrance) over, surrender or otherwise dispose of any interest.

Dispute	has the meaning given to it in clause 14.2.

Dispute Notice	has the meaning given in clause 15.1(b).

Due Date	has the meaning given to that term in clause 9.2(c).

Effective Date	the date this deed is executed.

Elang Development Payment Area	the land described by the coordinates for the Blok Elang Eksplorasi (Elang Exploration Block) as set out in Schedule 2.

Elang Development Payment	US$203,681,976.75 (two hundred three million six hundred eighty one thousand nine hundred seventy six United States Dollars seventy five cents).

Encumbrances	any interest or power:

	1	reserved in or over an interest in any asset including, but not limited to, any retention of title; or

	2	created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, pledge, fiduciary, Indonesian law security rights over land (hak tanggungan), charge, lien, assignment by way of security, hypothecation, security interest, preferential right, trust or power or any other security agreement, by way of, or having similar commercial effect to, security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes, but is not limited to, any agreement to grant or create any of the above and, in the case of securities, includes any purchase option, call or similar right of a third party with respect to such securities.

Event of Default	any event specified in clause 9.1(a).

Elang Development Deferred Payment Deed            page 5

Definitions and interpretation

Governmental Authority	any government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency, entity, commission, court, tribunal, official or other instrumentality of the Republic of Indonesia, the Netherlands or any other country or any state, province, county, city or other political subdivision.

Holding Company	a body corporate that owns or controls enough voting shares in another body to Control that other body corporate.

Immediately Available Funds	cash or telegraphic or other electronic means of transfer of cleared funds into a bank account designated in advance by the Payee.

IUP	an Indonesian mining business licence (izin usaha pertambangan).

Law	1	any Indonesian law, regulation, decree, ministerial instruction and regulatory instruction and other instrument or letter issued by any relevant Governmental Authority pursuant to such laws and regulations;

	2	the law, regulation, decree, ministerial instruction and regulatory instruction and other instrument or letter issued by any relevant Governmental Authority pursuant to such laws and regulations of any other jurisdiction having jurisdiction over any party to this deed or the subject matter of this deed;

	3	Governmental Authority requirements and consents, policies, certificates, licences, permits and approvals (including, without limitation, conditions in respect of those consents, policies, certificates, licences, permits and approvals); and

	4	guidelines of Governmental Authorities in respect of which the Payor is legally required to comply.

LIBOR	the display rate per annum of the offered quotation for deposits in US$ for a period of 1 month which appears on the Reuters Screen LIBOR01 page (or such other page as the Payee and the Payor may agree) at or about 11.00am London time on the Due Date.

Mezzanine Creditor Letter	the document entitled ‘Creditor Side Letter’ dated [insert] 2016 entered into between, among others, the Payee (as Contingent Payment Recipient), the Payor Guarantor (as Bidco) and the party named therein as the Mezzanine Agent.

Mezzanine Facility	the loan facility provided under the Mezzanine Facility Agreement.

Mezzanine Facility Agreement	has the meaning given to the term ‘Mezzanine Loan Agreement’ in the Senior Creditor Letter.

Elang Development Deferred Payment Deed            page 6

Definitions and interpretation

Mining Concession	the contract of work (including any extension or amendment thereof) entered into between the Payor and the Government of the Republic of Indonesia on 2 December 1986 and any other IUP, mineral rights or other mining concession that replaces or supersedes such contract of work.

NTPBV Related Bodies Corporate	Newmont Mining Corporation, Sumitomo Corporation and any of their respective Related Bodies Corporate.

Other Mining Company	has the meaning set out in clause 7.2.

Payee Bank Account	the United States Dollars bank account in the name of the Payee as follows, as may be updated from time to time by written notice from the Payee to Payor:

Nusa Tenggara Partnership B.V. Account number: XX.XX.XX.XXX IBAN: XXXXXXXXXXXXXXXXXX Bank: ABN AMRO BIC: ABNANL2A.

Payment Currency	has the meaning set out in clause 7.3.

Payment Date	has the meaning set out in clause 3(d).

Payor’s Remedial Period	has the meaning set out in clause 9.1(a)(1).

Permitted Assignee	has the meaning set out in clause 8.4(a).

Permitted Encumbrance	1	any lien created by operation of law securing an obligation that is not yet due;

	2	any lien for the unpaid balance of purchase money under an instalment contract entered into in the ordinary course of business;

	3	any Encumbrance permitted in writing by the Payee; and

	4	an Encumbrance granted by the Payor or any of its Related Bodies Corporate in accordance with or as contemplated under the bank facilities and any other financial indebtedness to be entered into by the Payor Guarantor or its Related Bodies Corporate to (among other things) fund any part of the purchase price payable by the Payor Guarantor under the Share Sale and Purchase Agreement or other agreements to acquire shares in the Payor or the exploration or development of the Elang Development Payment Area and any refinancing of such financial indebtedness, which affects or relates to any of the assets of the Payor.

Elang Development Deferred Payment Deed            page 7

Definitions and interpretation

Related Agreement	5	Share Sale and Purchase Agreement;

	6	the PTPI Loan SPA (as defined in the Share Sale and Purchase Agreement);

	7	Metal Price Upside Deferred Payment Deed (as defined in the Share Sale and Purchase Agreement);

	8	Contingent Deferred Payment Deed (as defined in the Share Sale and Purchase Agreement);

	9	Completion Date Dividend Distribution Deed (as defined in the Share Sale and Purchase Agreement); and

	10	the guarantee agreement entered into between Newmont Mining Corporation and the Payor Guarantor entered into on or about the date of this deed.

Related Bodies Corporate	in respect of a party, a body corporate which:

	1	is a Holding Company of that party;

	2	is a subsidiary of that party;

	3	is a subsidiary of the Holding Company of that party;

	4	Controls that party;

	5	is Controlled by that party; or

	6	is under the common Control of a body corporate which Controls that party.

Rules	has the meaning given in clause 15.1(b).

Senior Creditor Letter	the Creditor Letter dated [insert] 2016 entered into between, among others, the Payee (as Contingent Payment Recipient), the Payor Guarantor (as Bidco), PT Bank Negara Indonesia (Persero) Tbk (as Senior Facilities Agent, Common Onshore Security Agent. Common Offshore Security Agent and PTPI Agent) and the party named therein as Mezzanine Agent.

Share Sale and Purchase Agreement	has the meaning given to that term in Recital 1.

Tax	all forms of taxation duties, imposts, fees, levies, withholdings, contributions and similar charges imposed by any national, federal, state, provincial, local or any other competent taxing authority including income tax, corporation tax, transfer tax, capital gains tax, inheritance tax, value added tax, environmental tax, customs and other import or export duties, stamp, transaction or registration duty or similar charge, reserve tax, national insurance, social security or other similar contributions, and any interest, penalty, surcharge or fine relating to any of the above.

Elang Development Deferred Payment Deed            page 8

Definitions and interpretation

Tax Demand	has the meaning set out in clause 4.1(c).

Term	commences on the Effective Date and ends on the date when the Elang Development Payment has been paid in full to and received by the Payee (including all amounts accruing to the Payee, such as interest, under the terms of this deed) in accordance with the terms of this deed.

1.2	Interpretation

In this deed, headings and bold type are for convenience only and do not affect the interpretation of this deed and, unless the context otherwise requires:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning;

(d)	the schedules form part of this deed and shall have effect as if set out in full in the body of this deed and any reference to this deed includes the schedules;

(e)	the words ‘include’, ‘includes’ and ‘including’ shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(f)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any government agency or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors and permitted assigns;

(g)	a reference to writing or written includes fax (unless otherwise expressly provided for in this deed);

(h)	a reference to any thing (including, but not limited to, any right) includes a part of that thing but nothing in this clause 1.2(h) implies that performance of part of an obligation constitutes performance of the obligation;

(i)	a reference to a clause, party, attachment or schedule is a reference to a clause of, and a party, attachment and schedule to, this deed and a reference to this deed includes any attachment and schedule;

(j)	a reference to a document includes all amendments or supplements to, or replacements or novations of, that document from time to time;

(k)	unless otherwise provided, a reference to a statute or statutory provision, is a reference to it as amended, extended or re-enacted from time to time, and shall include all subordinate legislation made from time to time under that statute or statutory provision;

(l)	any reference to a legal term of England and Wales for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England and Wales, be deemed to include a reference to that which most nearly approximates to the legal term of England and Wales in that jurisdiction;

Elang Development Deferred Payment Deed            page 9

Elang Development Payment Area

(m)	a reference to a party to any document includes that party’s heirs, successors, and permitted assigns and transferees;

(n)	no provision of this deed will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this deed or that provision;

(o)	a reference to $ or US$ is to United States Dollars; and

(p)	a reference to liquidation includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding-up, dissolution, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death.

1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2	Elang Development Payment Area

The payment of the Elang Development Payment in accordance with this deed applies exclusively to the Elang Development Payment Area.

3	Elang Development Payment

(a)	By no later than the first anniversary of the first shipment of concentrate (or any other form of saleable copper, gold or silver product) produced from the Elang Development Payment Area, the Payor shall pay the Elang Development Payment to the Payee.

(b)	The Payee and the Payor acknowledge that the Elang Development Payment payable in accordance with this deed is a receivable for the Payee and a payable for the Payor and all payments made and to be made under this deed are payments resulting from the purchase price for the Share Sale and Purchase Agreement.

(c)	All payments to be made by the Payor to the Payee pursuant to this clause 3 must be paid by the Payor in Immediately Available Funds to the Payee Bank Account without counterclaim or set off to the account of the Payee.

(d)	The Payor must as soon as reasonably practicable (and, in any event, after no later than 20 (twenty) Business Days) notify the Payee upon the occurrence of the first shipment of concentrate (or any other form of saleable copper, gold or silver product) produced from the Elang Development Payment Area and provide written confirmation of the proposed payment date (the “Payment Date”) for the Elang Development Payment, which shall be no later than the date specified in clause 3(a).

(e)	If at any point during the Term the Elang Development Payment becomes an impediment to the development of the Elang Development Payment Area as a result of financing constraints or requirements from lenders for such development of the Elang Development Payment Area, the Payee shall promptly meet and negotiate with the Payor in good faith to mitigate such adverse effects.

Elang Development Deferred Payment Deed            page 10

Tax

4	Tax

4.1	NTPBV arrangements

(a)	Subject to the provisions of this clause 4.1 and 4.2, the Payor is not entitled to deduct or withhold any Tax from any payments to be made by the Payor to the Payee pursuant to this deed.

(b)	The Payee shall provide to the Payor within 30 (thirty) Calendar Days but no later than 10 (ten) Calendar Days prior to the date of the Payment Date (following the written confirmation by the Payor to the Payee of the Payment Date):

(1)	a valid certificate of residence demonstrating the Payee’s residency in the Netherlands for Tax purposes; or

(2)	an opinion of counsel of the Payee verifying its Tax withholding status and confirming that the Payee is exempt from Tax withholding in the Republic of Indonesia,

following which the Payor will pay the Elang Development Payment without deducting or withholding any Tax. For the avoidance of doubt, the Payor shall be entitled to deduct or withhold applicable Tax to the extent the Payee fails to comply with this clause 4.1(b).

(c)	In the event that the Indonesian Tax Office issues correspondence or conducts an audit regarding this deed or the Payor is issued a demand or assessment by the Indonesian Tax Office requiring the payment of any Tax regarding this deed (“Tax Demand”), the Payor shall use best endeavours to procure that no later than 7 (seven) Calendar Days upon receipt (or, if a reply is required by the Indonesian Tax Office at any earlier date, immediately upon receipt) give a copy of such correspondence, notice or Tax Demand (together with all relevant details) to the Payee.

(d)	Without limiting clause 4.1(c) above, the Payor must also promptly notify the Payee (together with all relevant details) if the Payor becomes aware of any events, matters or circumstances that will or are likely to give rise to a Tax Demand.

(e)	The Payor must not:

(1)	accept, compromise or pay;

(2)	agree to arbitrate, compromise or settle; or

(3)	make any admission or take any action in relation to,

a Tax Demand without the Payee’s prior written approval, such approval not to be unreasonably withheld.

(f)	If the Payee does not advise the Payor that it wishes to contest the Tax Demand within 14 (fourteen) Calendar Days of receipt of such Tax Demand from the Payor (or such shorter time as may be provided by law to contest such Tax Demand) then the Payee must pay in Immediately Available Funds the amount notified in the Tax Demand directly to the Indonesian Tax Office by the due date for the payment.

Elang Development Deferred Payment Deed            page 11

Tax

(g)	The Payee may, by written notice to the Payor within 14 (fourteen) Calendar Days of receipt of such Tax Demand from the Payor (or such shorter time as may be provided by law to contest such Tax Demand), advise the Payor that it wishes to contest the Tax Demand, in which case:

(1)	at the Payee’s written request, the Payor must take such action to cause the Tax Demand to be withdrawn, reduced or postponed or to avoid, resist, object to, defend, appear against or compromise the Tax Demand and any judicial or administrative proceedings arising out of that action in a timely manner as the Payee may reasonably require; and

(2)	any Tax Demand or revised Tax Demand (as the case may be) outstanding following the procedure outlined in clause 4.1(g)(1) above shall be paid by the Payee in Immediately Available Funds directly to the Indonesian Tax Office by the due date for such payment.

(h)	If the Payee contests the Tax the subject of a Tax Demand in accordance with clause 4.1(g) then the Payor must follow all reasonable directions of the Payee relating to the conduct referred to in clause 4.1(g), including using professional advisers nominated by the Payee. The Payee will pay the fees and expenses of any such advisers.

(i)	The Payor must provide the Payee with all reasonable assistance requested by it in relation to the Tax Demand, including providing access to witnesses and documentary or other evidence relevant to the Tax Demand, allowing it and its nominated and other professional advisers to inspect and take copies of all relevant books, records, files and documents, and providing it with reasonable access to the personnel, premises and chattels of the Payor relevant to the Tax Demand.

(j)	Despite anything to the contrary in clauses 4.1(g) to 4.1(i) (inclusive), where the Payee contests the subject of a Tax Demand, it must also, where required by a Governmental Authority in relation to that Tax Demand, pay any deposit, prepayment of Tax or other payment so required within the applicable time periods.

(k)	Subject to the Payor complying with the provisions of this clause 4.1, the Payee shall indemnify the Payor against all reasonable and properly documented costs, fees, expenses, penalties and interest (to the extent that such penalties or interest related to a Tax Demand under this clause 4.1) within 20 (twenty) Business Days upon written notice from the Payor, which such notice shall contain (to the extent applicable) sufficient details of the legal and factual basis of the claim to allow the Payee to understand the nature and amount of the claim.

4.2	Permitted Assignee arrangements

(a)	In the event that the Elang Development Payment is paid to a Permitted Assignee, then the Payor shall not withhold Tax from the Elang Development Payment; provided that the Permitted Assignee has submitted, no more than 10 (ten) Business Days before the Payment Date, a valid certificate of residence demonstrating the Permitted Assignee’s residency for Tax purposes, which shall not be in the Republic of Indonesia, together with an opinion of counsel of the Permitted Assignee verifying that the Permitted Assignee is exempt from Tax withholding in the Republic of Indonesia. For the avoidance of doubt, the Payor shall be entitled to deduct or withhold applicable Tax to the extent the Permitted Assignee fails to comply with this clause 4.2(a).

(b)	The provisions in clauses 4.1(a) to 4.1(k) (inclusive) shall apply simultaneously to any Permitted Assignees.

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Reporting Obligations

5	Reporting Obligations

Within 30 (thirty) Business Days following its receipt of a written request from the Payee, the Payor agrees to provide the Payee with a copy of its latest audited financial statements and an update on any material issues which would impact the development of the mineral resources in the Elang Development Payment Area.

6	Business Records, information and access

The Payor covenants and agrees to:

(a)	keep materially true, accurate and complete accounts and Business Records relevant to verifying the obligations of the Payor in relation to the Elang Development Payment; and

(b)	provide copies to the Payee, after the Payee has given reasonable notice to it, of those accounts and Business Records which are relevant to verifying the obligations of the Payor in relation to the Elang Development Payment.

7	Payor’s covenants and undertakings

7.1	Mining Concession

The Payor covenants and undertakes to:

(a)	use commercially reasonable efforts to obtain the renewal or extension of the Mining Concession beyond its expiration date in the year 2030; and

(b)	not, unless otherwise required by applicable Law or the Mining Concession, Dispose of any part of the Mining Concession constituting the Elang Development Payment Area without the Payee’s prior written consent, such consent not to be unreasonably withheld or delayed.

7.2	Other Mining Company

If a Related Body Corporate of the Payor or the Payor Guarantor (the “Other Mining Company”) obtains or is issued any Mining Concession in relation to any part of the Elang Development Payment Area as a result of the renewal and re-licensing of the Elang Development Payment Area or other change of law or otherwise, then the Payor shall use commercially reasonable efforts to procure that the Other Mining Company executes and becomes bound by a deed of adherence in favour of the Payee which takes effect on and from the date of such Mining Concession substantially in the form set out in Attachment 1 (the “Deed of Adherence”) whereby the Other Mining Company agrees (mutatis mutandis) to observe, perform and be bound by and to fulfil all the terms and provisions of this deed as the “Payor” as if the Other Mining Company had been originally a party to this deed in that capacity and must perform all of the undertakings and agreements set out in this deed required by the Payor; provided that the term “Elang Development Payment Area” under this deed as it applies to each of the Payor and the Other Mining Company shall be deemed to refer to only that portion to which such Payor or Other Mining Company holds a Mining Concession.

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Disposal, Assignment and Encumbrances

7.3	Foreign currency indemnity

If at any time the Payee receives or recovers any amount payable by the Payor for any reason under this deed including, but not limited to:

(a)	any judgment or order of any Governmental Authority; and

(b)	the liquidation of the Payor or any proof or claim in that liquidation,

which is not in United States Dollars (“Payment Currency”), then the Payor shall indemnify the Payee against any shortfall between the amount payable in United States Dollars and the amount actually received or recovered by the Payee after the Payment Currency is converted into United States Dollars in accordance with clause 7.4.

7.4	Conversion of currencies

In making any currency conversion of the Payment Currency under clause 7.3, the Payee may through one or more banks with international operations trading in the relevant currencies purchase one currency with another, whether or not through an intermediate currency, whether spot or forward, in the manner and amounts and at the times it thinks fit.

7.5	Term of undertakings

The Payor’s undertakings in this clause 7 continue in full force and effect from the date of this deed until the end of the Term.

8	Disposal, Assignment and Encumbrances

8.1	Change of Control

(a)	Unless otherwise agreed in writing by the parties, in the event that there is a change of Control of the Payor (other than through the enforcement of a Permitted Encumbrance where such enforcement does not affect the validity or enforceability of this deed), the amount of the Elang Development Payment shall become due and payable immediately as a debt due and owing (irrespective of whether or not the Elang Development Payment has become due under this deed) and the Payor must immediately pay the full amount of the Elang Development Payment to the Payee in Immediately Available Funds to the Payee’s Bank Account.

(b)	The Payor must promptly notify the Payee in writing prior to any change of Control of the Payor (other than through the enforcement of a Permitted Encumbrance where such enforcement does not affect the validity or enforceability of this deed).

(c)	The parties hereby acknowledge and agree that none of the following will constitute a change of Control of the Payor: (i) a strategic sale of up to 26% direct or indirect interest in the Payor or the Payor Guarantor; (ii) the addition of a holding company above the Payor Guarantor but below the ultimate beneficial owners which does not otherwise result in a change of Control; or (iii) any transfers in direct or indirect interests in the Payor as between the beneficial owners of the Payor Guarantor as of the date of this Agreement.

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Default

8.2	Disposal

Unless otherwise agreed in writing by the parties, in the event that the Payor Disposes of its interest and obligations under this deed (whether directly or indirectly), the Elang Development Payment shall become due and payable immediately as a debt due and owing (irrespective of whether or not the Elang Development Payment has become due under this deed) and the Payor must immediately pay the full amount of the Elang Development Payment to the Payee in Immediately Available Funds to the Payee’s Bank Account.

8.3	Subordination

The Payee agrees that the Payor’s obligations under clauses 3 and 8 of this deed are postponed and subordinated to the Acquisition Financing on the terms set out in the Creditor Letters.

8.4	Payee assignment

(a)	The Payee (and each of its successors, and permitted assigns and transferees, including its Permitted Assignee) may by notice to the Payor, assign all or part of its rights or novate all or part of its obligations or both pursuant to this deed to one or more NTPBV Related Bodies Corporate without any consent from any party (each a “Permitted Assignee”) and the Payee shall provide the Payor with the Payee Bank Account information and payment instructions for such Permitted Assignee.

(b)	Upon such an assignment or novation, the parties agree that all references to the Payee will be a reference to the Permitted Assignee.

(c)	In the event that the Payee assigns part (but not all) of its rights or novates part (but not all) of its obligations pursuant to clause 8.4(a), then the Payee and the Permitted Assignee must nominate a single party to exclusively hold and exercise all notice and reporting rights under this deed in relation to the Payor.

(d)	Upon such an assignment or novation, the Payor shall perform its obligations under this deed directly for the benefit of the Permitted Assignee in accordance with the terms of this deed as if the Permitted Assignee was expressly named as a party to this deed to the extent of such assignment or novation.

8.5	Rights of third parties

Except in relation to a Permitted Assignee, no term of this deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this deed.

9	Default

9.1	Events of Default

(a)	Subject to clause 9.1(b), an Event of Default occurs:

(1)	(breach by the Payor) if a material breach of any provisions of clauses 7.1 or 7.2 of this deed has been committed by the Payor continues unremedied by the Payor for 15 (fifteen) Business Days from the date of the Payor’s receipt of notice from the Payee of such breach (“Payor’s Remedial Period”) and such breach has not been waived in writing by the Payee within such Payor’s Remedial Period, or where such material breach is incapable of remedy by the Payor;

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Default

(2)	(bankruptcy): if the Payor is declared bankrupt or insolvent pursuant to the law of any jurisdiction or it has commenced, or has had commenced against it, suspension of payment proceedings, liquidation, dissolution or winding-up proceedings and such commencement of proceedings have not been withdrawn, revoked or otherwise terminated within 30 (thirty) Business Days;

(3)	(receivership): upon the appointment of a curator in bankruptcy, receiver/manager, controller, trustee, curator, judicial manager, administrator, administrative receiver, compulsory manager or other similar officer over any of the Payor’s assets, which appointment has not been withdrawn, revoked or otherwise terminated within 30 (thirty) Business Days; or

(4)	(unenforceability): if a provision of this deed relating to a payment obligation under clause 3 is deemed to be illegal, void, voidable or unenforceable by the arbitral body specified in clause 15 (and the parties do not agree alternative substantially similar payment obligations within 20 (twenty) Business Days of the provision becoming illegal, void, voidable or unenforceable), and upon the occurrence of an Event of Default referred to in clauses 9.1(a)(1) or 9.1(a)(4) the provisions of clause 9.2 will immediately apply.

(b)	An Event of Default will not occur upon the seizure, nationalisation, expropriation or compulsorily acquisition of all or a material part of the Elang Development Payment Area or Mining Concession by or under the authority of any Governmental Authority (defacto or de jure) without compensation to the Payor and for a reason not attributable to the Payor.

9.2	Effect of Event of Default

(a)	If an Event of Default referred to in clauses 9.1(a)(1) or 9.1(a)(4) occurs:

(1)	the Elang Development Payment shall become due and payable immediately as a debt due and owing (irrespective of whether or not the Elang Development Payment has become due under this deed); and

(2)	the Payor must immediately pay the full amount of the Elang Development Payment to the Payee in Immediately Available Funds to the Payee’s Bank Account.

(b)	The Payee agrees that it shall not enforce its rights under this clause 9 for so long as the Acquisition Financing remains outstanding.

(c)	If the Payor defaults in the payment, when due, of any sum under this deed, then the liability of the Payor shall be increased to include interest on such sum from the date when such payment is due (the “Due Date”) until the date of actual payment at the rate of LIBOR plus eight per cent (8%) per annum (LIBOR determined at successive monthly intervals commencing on the Due Date and interest compounded monthly).

(d)	The parties under this deed agree and acknowledge that:

(1)	the Payee shall have a legitimate interest in enforcing all and any of its rights under this clause 9;

(2)	the Payee’s remedies under this clause 9 are proportionate to such interest.

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Guarantee by Payor Guarantor

10	Guarantee by Payor Guarantor

10.1	Guarantee and indemnity

The Payor Guarantor:

(a)	unconditionally and irrevocably guarantees to the Payee on demand, the due and punctual performance of the Payor’s obligations under this deed, including the payment, when due, of any sum due by the Payor under this deed; and

(b)	as a separate and additional liability, indemnifies the Payee against all loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the Payee arising from any default or delay in the due and punctual performance of the Payor’s obligations under this deed.

10.2	Extent of guarantee and indemnity

The liability of the Payor Guarantor under this clause 10 is not affected by anything which, but for this clause 10, might operate to release or exonerate the Payor Guarantor in whole or in part from its obligations including any of the following, whether with or without the consent of the Payor Guarantor:

(a)	the grant to the Payor, the Payor Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of the Payor, the Payor Guarantor or any other person from any liability or obligation;

(b)	any transaction or arrangement that may take place between the Payee, the Payor, the Payor Guarantor or any other person;

(c)	the Payee exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against the Payor, the Payor Guarantor or any other person;

(d)	the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the Payee from the Payor, the Payor Guarantor or any other person or by the taking of or failure to take any security;

(e)	the failure or omission or any delay by the Payee or the Payor to give notice to the Payor Guarantor of any default by the Payor or any other person under this deed; or

(f)	any legal limitation, disability, incapacity or other circumstances related to the Payor, the Payor Guarantor or any other person.

10.3	Principal and independent obligation

This clause 10 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this deed as amended, varied, supplemented, renewed or replaced.

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Warranties by Payor Guarantor

10.4	Continuing guarantee and indemnity

This clause 10 is a continuing obligation of the Payor Guarantor and remains in full force and effect for so long as the Payor has any liability or obligation to the Payee under this deed and until all of those liabilities or obligations have been fully discharged.

10.5	No withholdings

(a)	The Payor Guarantor must make all payments which become due under this clause 10, free and clear and without deduction of all present and future withholdings (including taxes, duties, levies, imposts, deductions and charges of the Republic of Indonesia or any other jurisdiction).

(b)	If the Payor Guarantor is compelled by law to deduct any withholding, then, in addition to any payment under this clause 10, they must pay to the Payee such amount as is necessary to ensure that the net amount received by the Payee after withholding equals the amount the Payee would otherwise be entitled to if not for the withholding.

10.6	Currency

The Payor Guarantor must pay all moneys that it becomes liable to pay under this clause 10 in the currency in which they are payable under this deed and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

10.7	No set off

The Payor Guarantor has no right to set off, deduct or withhold any moneys which it may be or become liable to pay under this clause 10, against any moneys that the Payee or any of its Related Bodies Corporate may be, or become, liable to pay to the Payor or any of its Related Bodies Corporate whether under this deed or otherwise.

10.8	Payor Guarantor’s liability

The Payor Guarantor’s aggregate liability in respect of any Claim shall not exceed the Payor’s liability in respect of that Claim.

10.9	Assigning benefit

The Payee may assign the benefit of this clause 10 without the Payor Guarantor’s consent if the Payee validly assigns the benefit of this deed in accordance with the terms of this deed.

11	Warranties by Payor and Payor Guarantor

(a)	The Payor represents and warrants to the Payee in the terms set out in Schedule 1 and the Payor Guarantor represents and warrants to the Payee in the terms set out in Schedule 1.

(b)	Unless otherwise stated, each representation and warranty given by the Payor or the Payor Guarantor applies as at the Effective Date.

(c)	Each of the representations and warranties in Schedule 1:

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Confidentiality

(1)	will be construed as a separate and independent representation and warranty; and

(2)	will not be limited by reference to any other paragraph in Schedule 1 or by any other provision of this deed and the Payee will have a separate claim and right of action in respect of every breach of any of the representations and warranties contained in Schedule 1.

12	Confidentiality

12.1	Confidentiality

(a)	Subject to clause 12.2, each of the parties hereto agrees to keep confidential the existence, terms and conditions of this deed and any information or knowledge obtained pursuant to the negotiation or execution of this deed or the effectuation of the transaction contemplated hereby (including for the avoidance of doubt any information provided by the Payor to the Payee pursuant to clauses 3, 4, 5 and 6), and to not use such information or knowledge for any purpose other than the negotiation of this deed and the effectuation of the transaction contemplated hereby; provided, however, that the foregoing will not apply to information or knowledge which:

(1)	a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by any other party;

(2)	is generally known to the public and did not become so known through any violation of any party’s confidentiality obligations to any other party;

(3)	became known to the public through no fault of such party;

(4)	is later lawfully acquired by such party without confidentiality restrictions from other sources;

(5)	is required to be disclosed by an order of court or Governmental Authority with subpoena powers (provided that such party must have provided the other relevant party with prior notice of such order and an opportunity to object or take other available action);

(6)	which is disclosed in the course of any litigation between any of the parties hereto; or

(7)	is disclosed to an affiliate of a party or to advisors, lenders and potential lenders (including hedge counterparties) and their respective advisors of any party, which agrees to keep such information confidential.

(b)	Upon the execution of this deed, unless otherwise required by law or rules and regulations of any relevant stock exchange or regulatory authority or is necessary for the effectuation of the transaction contemplated by this deed, no party will make any public disclosure (whether or not in response to an inquiry) of the subject matter of this deed unless approved in writing by the other parties prior to release provided that such approval must not be unreasonably withheld or delayed.

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Termination

12.2	Confidentiality acknowledgement

The parties acknowledge and agree that the existence, terms and conditions of this deed will be disclosed to the stock exchanges and regulatory authorities relevant to the parties and their Related Bodies Corporate and, to the extent that such disclosure is made, the existence, terms and conditions of this deed will not be confidential.

13	Termination

(a)	This deed shall automatically terminate upon the full payment of the Elang Development Payment in accordance with the terms of this deed.

(b)	In the event of termination in accordance with clause 13(a), this deed shall forthwith become null and void and there shall be no liability on the part of either party to this deed, save as otherwise agreed between the Payee and the Payor.

(c)	Following termination in accordance with clause 13(a), the Payee shall, upon written request by the Payor, redeliver or destroy (pursuant to the Payor’s instructions) all documents or other materials provided by the Payor to the Payee in accordance with this deed.

14	General provisions

14.1	Notices

Any notice or other communication including, but not limited to, any request, demand, consent or approval, to or by a party:

(a)	must be in legible writing and in English addressed as shown below:

(1)	if to the Payee:

Address:	Van Boshuizenstraat 12, 1083A Amsterdam, The Netherlands

Attention:	Board of Directors

Facsimile:	+XX (X) XX XXXX XXX

with copy to:

Address:	Newmont Mining Corporation
6363 South Fiddlers’ Green Circle, Suite 800
Greenwood Village, Colorado 80111
USA

Attention:	Corporate Secretary

and with copy to:

Address:	Harumi Triton Square Office Tower Y
1-8-11 Harumi, Chou-ku
Tokyo, 104-8610,Japan

Attention:	General Manager, Non-Ferrous Metals & Raw Materials Dept.

Facsimile:	+XX X XXXX XXXX

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General provisions

(2)	if to the Payor:

Address:	Gedung Menara Karya, Level 6
JL. HR Rasuna Said
Blok X-5, Kav 1-2
Jakarta 12950 Indonesia

Attention:	Board of Directors

Facsimile:	+XX XX XXXXXXXX

(3)	if to the Payor Guarantor:

Address:	Gedung Menara Karya, Level 6
JL. HR Rasuna Said
Blok X-5, Kav 1-2
Jakarta 12950 Indonesia

Attention:	Board of Directors

Facsimile:	+XX XX XXXXXXXX

or as specified to the sender by any party by notice;

(b)	where the sender is a company, must be signed by an authorised representative of or under the common seal of the sender;

(c)	is regarded as being given by the sender and received by the addressee:

(1)	if by delivery in person, when delivered to the addressee;

(2)	if by post, 10 (ten) Business Days from and including the date of postage; or

(3)	if by facsimile transmission, whether or not legibly received, when transmitted to the addressee,

but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as received at 9.00am on the following Business Day; and

(d)	can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 (two) hours after the transmission is received or regarded as received under clause 14.1(c) and informs the sender that it is not legible.

In this clause 14.1, a reference to an addressee includes a reference to an addressee’s authorised representatives, agents or employees or any person reasonably believed by the sender to be an authorised representative, agent, or employee of the addressee.

14.2	Governing law and jurisdiction

This deed and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) (a “Dispute”) shall be governed by and construed in accordance with English law.

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General provisions

14.3	Governing language

(a)	The parties acknowledge that this deed was prepared and negotiated by the parties in the English language and has been agreed and executed in the English and Indonesian languages.

(b)	To the extent permitted by law, the English language text of this deed will prevail in the case of any inconsistencies or differences of interpretation with the Indonesian language text. In the event of any such inconsistency or difference, the parties must amend the Indonesian language text to remove the inconsistency or difference or the Indonesian language text of this deed will be deemed to be automatically amended to conform with and to make the relevant Indonesian language text consistent with the relevant English language text of this deed.

14.4	Waivers

(a)	Waiver of any right arising from a breach of this deed or of any power arising upon default under this deed or upon the occurrence of an Event of Default must be in writing and signed by the party granting the waiver.

(b)	A failure or delay in exercise, or partial exercise, of:

(1)	a right arising from a breach of this deed or the occurrence of an Event of Default; or

(2)	a power created or arising upon default under this deed or upon the occurrence of an Event of Default,

does not result in a waiver of that right or power.

(c)	A party is not entitled to rely on a delay in the exercise or non-exercise of a right or power arising from a breach of this deed or on a default under this deed or on the occurrence of an Event of Default as constituting a waiver of that right or power.

(d)	This clause may not itself be waived except by writing.

14.5	Illegality

(a)	If it is held by an arbitral tribunal that:

(1)	any part of this deed is void, voidable, illegal or unenforceable; or

(2)	this deed would be void, voidable, illegal or unenforceable unless any part of this deed were severed from this deed,

then this deed will only be ineffective to the extent of that part and that part will be severed from and will not affect the continued operation of the rest of this deed.

(b)	If any change in Law or other event makes it illegal for a party to perform its obligations under this deed, the parties will promptly meet in good faith and use best endeavours to agree modifications to the existing arrangement or an alternative arrangement which can be lawfully and reasonably implemented to enable the intent of the arrangement evidenced by this deed to be implemented.

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General provisions

14.6	Cumulative rights

The powers under this deed are cumulative and do not exclude any other right, power, authority, discretion or remedy of the parties.

14.7	Further action

The parties agree to:

(a)	furnish upon request to each other such further information;

(b)	execute and deliver to each other such other documents; and

(c)	do such other acts and things,

in each case to the extent necessary to enable the parties hereto to carry out this deed in accordance with the terms thereof.

14.8	Entire agreement and variation

(a)	This deed together with any documents referred to herein or executed contemporaneously by the parties in connection herewith, constitutes the whole agreement between the parties and supersedes any previous agreements, deeds or arrangements between them relating to the subject matter of this deed.

(b)	It is expressly declared that no variations of this deed will be effective unless made in writing and executed by the parties.

14.9	Severability

(a)	Any provision of this deed that will be prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(b)	In the event that any such provision of this deed is so held invalid, the parties must promptly renegotiate in good faith new provisions to restore this deed as nearly as possible to its original intent and effect.

(c)	To the extent permitted by law, the parties hereto hereby waive any provisions of law that renders any provision hereof prohibited in any respect.

14.10	Counterparts

(a)	This deed may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this deed by signing any counterpart.

14.11	Expenses

Except as otherwise expressly provided in this deed, each party to this deed must bear its respective expenses incurred in connection with the preparation, execution, and performance of this deed and the transaction contemplated thereby, including all fees and expenses of agents, representatives, counsel and accountants.

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Arbitration

14.12	Time of essence

With regard to all dates and time periods set forth or referred to in this deed, time is of the essence.

15	Arbitration

15.1	Referral of dispute to arbitration

(a)	Any Dispute shall be resolved in accordance with the procedure set out in this clause 15.

(b)	The party raising any Dispute shall first serve written notification of the Dispute to the other party (a “Dispute Notice”). If the parties are unable to resolve a dispute by mutual agreement or by conciliation within 30 (thirty) Calendar Days of the date of the Dispute Notice, the Dispute shall be referred to and finally resolved by arbitration in accordance with the 2012 Rules of Arbitration of the International Chamber of Commerce (the “Rules”), which Rules are deemed to be incorporated into this clause; provided that nothing in this clause 15 shall prejudice the parties’ rights to seek urgent interim relief in aid of, or support of, arbitration from a court of competent jurisdiction.

(c)	The place and seat of arbitration will be in London, England before 3 (three) arbitrators.

(d)	The two arbitrators nominated by the parties in accordance with the Rules shall, within 15 (fifteen) days of the appointment of the second arbitrator, jointly nominate a third arbitrator who, subject to confirmation by the ICC Court, shall act as President of the arbitral tribunal.

(e)	In the event that there are multiple claimants and/or multiple respondents, each party agrees that, in the absence of a joint nomination of an arbitrator by one side, any existing nomination or confirmation of the arbitrator chosen by the party or parties on the other side of the proposed arbitration shall be unaffected, and the remaining arbitrator(s) shall be appointed in accordance with the Rules.

(f)	Each party expressly agrees and consents to this process for nominating and appointing the arbitral tribunal and, in the event that this clause operates to exclude a party’s right to choose its own arbitrator, irrevocably and unconditionally waives any right to do so.

15.2	Joinder and Consolidation

(a)	Each party agrees that:

(1)	any party to this deed or any Related Agreement may, in accordance with the Rules, be joined to any arbitration commenced under this deed or any Related Agreement; and

(2)	in accordance with the Rules, any Dispute may be resolved in a single arbitration together with disputes (as defined in any Related Agreement) arising out of any such Related Agreement.

(b)	Pursuant to Article 10(a) of the Rules, the parties agree to the consolidation of any two or more arbitrations commenced under this deed and/or the arbitration agreement contained in any Related Agreement into a single arbitration, as provided for in the Rules.

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Arbitration

(c)	The parties agree that the consolidation of any two or more arbitrations commenced under this deed and/or the arbitration agreement contained in any Related Agreement is not contrary to the provisions of Article 30 of Law No. 30 of 1999 of the Republic of Indonesia on Arbitration and Alternative Disputes Resolution (“Indonesian Arbitration Law”) and the parties waive any right to challenge the enforcement of any arbitral award in an Indonesian court on the basis that the consolidation of such arbitrations is inconsistent with Article 30 of the Indonesian Arbitration Law or otherwise contrary to public policy.

15.3	Miscellaneous

(a)	This deed to arbitrate shall be binding upon the parties, their successors and assigns.

(b)	The provisions contained in this clause 15 will survive the termination or expiration of this deed.

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Signing page

Executed as a deed

Payee

Signed by
Nusa Tenggara Partnership BV

sign here ▶

print name

in the presence of

sign here ▶
Witness

print name

sign here ▶

print name

in the presence of

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Witness

print name

Elang Development Deferred Payment Deed            page 26

Payor

Signed by
PT Amman Mineral Nusa Tenggara
by its authorised representative

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President Director

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Payor Guarantor

Signed by
PT Amman Mineral Internasional

sign here ▶
Director

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Elang Development Deferred Payment Deed            page 27

Attachment 3

Deed

Metal Price Upside

Deferred Payment Deed

Nusa Tenggara Partnership BV

PT Amman Mineral Nusa Tenggara

PT Amman Mineral Internasional

Contents

	The deed	1

1	Definitions and interpretation	3

	1.1 Definitions	3
	1.2 Interpretation	9
	1.3 Business Day	10

2	Metal Price Upside Payment Area	10

3	Metal Price Upside Payments	11

3A	Tax	12

	3A.1 NTPBV arrangements	12
	3A.2 Permitted Assignee arrangements	13

4	Reporting Obligations	14

5	Business Records, information and access	14

6	Payor’s covenants and undertakings	14

	6.1 Mining Concession	14
	6.2 Other Mining Company	14
	6.3 Foreign currency indemnity	15
	6.4 Conversion of currencies	15
	6.5 Term of undertakings	15

7	Disposal, Assignment and Encumbrances	15

	7.1 Change of Control	15
	7.2 Subordination	15
	7.3 Payee assignment and Disposal	15
	7.4 Rights of third parties	16

8	Default	16

	8.1 Events of Default	16
	8.2 Effect of Event of Default	17

9	Guarantee by Payor Guarantor	18

	9.1 Guarantee and indemnity	18
	9.2 Extent of guarantee and indemnity	18
	9.3 Principal and independent obligation	19
	9.4 Continuing guarantee and indemnity	19
	9.5 No withholdings	19
	9.6 Currency	19
	9.7 No set off	19
	9.8 Payor Guarantor’s liability	19
	9.9 Assigning benefit	19

Metal Price Upside Deferred Payment Deed            Contents 1

Contents

10	Warranties by Payor and Payor Guarantor	20

11	Confidentiality	20

	11.1 Confidentiality	20
	11.2 Confidentiality acknowledgement	21

12	Termination	21

	12.1 Termination by the Parties	21
	12.2 Effect of Termination	21

13	Settlement Payment	22

14	General provisions	22

	14.1 Notices	22
	14.2 Governing law and jurisdiction	23
	14.3 Governing language	24
	14.4 Waivers	24
	14.5 Illegality	24
	14.6 Cumulative rights	24
	14.7 Further action	25
	14.8 Entire agreement and variation	25
	14.9 Severability	25
	14.10 Counterparts	25
	14.11 Expenses	26
	14.12 Time of essence	26

15	Arbitration	26

	15.1 Referral of dispute to arbitration	26
	15.2 Joinder and Consolidation	26
	15.3 Miscellaneous	27

	Schedules	28

	Warranties by Payor and Payor Guarantor	29

	Metal Price Upside Payment Area	31

	Signing page	28

	Deed of Adherence	34

Metal Price Upside Deferred Payment Deed            Contents 2

The deed

Metal Price Upside Deferred Payment Deed

Date ▶ [To be dated as of the Completion Date]

Between the parties

Payee

Nusa Tenggara Partnership BV

a limited liability company incorporated and existing under the laws of the Netherlands registered at the Chamber of Commerce’s Trade Registry under number 34349749, whose principal office is at Van Boshuizenstraat 12, 1083A Amsterdam

(the “Payee”)

Payor

PT Amman Mineral Nusa Tenggara

a limited liability company incorporated and existing under the laws of the Republic of Indonesia whose registered address is at Jl Mega Kuningan Lot 5.1 Menara Rajawali, Lt 26, Kuningan Timur, Setia Budi Jakarta Selatan 12950 Indonesia

(formerly known as PT Newmont Nusa Tenggara)

(the “Payor”)

Payor Guarantor

PT Amman Mineral Internasional

a company incorporated and existing under the laws of the Republic of Indonesia whose registered address is at Menara Karya Building, 6th Floor, Unit A,B,C, H, Jalan H.R. Rasuna Said, Block X-5, Kav. 1-2, Kelurahan Kuningan Timur, Kecamatan Setiabudi, Jakarta Selatan, Jakarta 12950 Indonesia

(the “Payor Guarantor”)

Background	1	The Payee and the Payor Guarantor entered into a share sale and purchase agreement dated [ ] 2016 (the “Share Sale and Purchase Agreement”) whereby the Payee agreed to sell and the Payor Guarantor agreed to buy 3,827,071 (three million eight hundred twenty-seven thousand seventy-one) fully paid up shares of the Payor held by the Payee, being approximately 56% (fifty-six per cent) of the issued shares of the Payor.

	2	Part of the consideration under the Share Sale and Purchase Agreement is the delivery by the Payor Guarantor of this deed.

	3	The Payor Guarantor has agreed to guarantee the performance of the Payor under the terms of this deed, including payment of the Metal Price Upside Payments (as defined below).

	4	The Payee and the Payor have agreed the terms and conditions on which the Metal Price Upside Payments will be paid to the Payee and this deed records those agreed terms and conditions.

Metal Price Upside Deferred Payment Deed             page 1

The parties agree	as set out in the operative part of this deed, in consideration of, among other things, the mutual promises contained in this deed.

Metal Price Upside Deferred Payment Deed             page 2

Definitions and interpretation

1	Definitions and interpretation

1.1	Definitions

Term	Meaning

Acquisition Financing	the bank facilities and related financial indebtedness to be entered into by the Payor or the Payor Guarantor in order to (among other things) fund part of the purchase price and other amounts payable by the Payor Guarantor under the Share Sale and Purchase Agreement and the other acquisition documents, being:

	1	the amounts defined in the Senior Creditor Letter as the ‘Senior Liabilities’ and ‘Additional Debt’;

	2	the amounts defined in the Mezzanine Creditor Letter as ‘Mezzanine Loan Liabilities’; and

	3	any hedging agreements entered into pursuant to the Hedging Letter (as defined in the Senior Creditor Letter) prior to the Senior Facilities Discharge Date (as defined in the Senior Creditor Letter) and documents entered into in connection with those hedging agreements;

and includes, without limitation:

	4	any guarantee in respect of the indebtedness of the Payor or Payor Guarantor in respect of the facilities and indebtedness described in paragraph 1 given by the Payor or Payor Guarantor in favour of the relevant provider of that facility or related financial indebtedness;

	5	any amounts owing by the Payor as a result of ‘Debt Push Down’ or ‘Mezzanine Debt Pushdown’ (as those expressions are defined in the Senior Creditor Letter and in the Mezzanine Facility Agreement, as applicable); and

	6	any refinancing of the amounts referred to in paragraphs 1 and 2 which takes place in accordance with clause 28 of the Senior Creditor Letter or clause 18 of the Mezzanine Creditor Letter.

Business Day	any day, other than a Saturday or Sunday, when banks in Jakarta, the Republic of Indonesia, Amsterdam, The Netherlands and New York, the United States of America are open for business, unless otherwise agreed between the parties.

Business Records	all original and copies of the books, records, documents, information, accounts and data (whether machine readable or in printed form) owned by or relating to the Payor or the property of the Payor and any source material used to prepare them.

Calendar Days	all days in a month, including weekends and public holidays.

Claim	any claim, demand, legal proceedings or cause of action including any claim, demand, legal proceedings or cause of action:

	1	based in contract (including, breach of warranty);

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Definitions and interpretation

	2	based in tort (including, misrepresentation or negligence);

	3	under common law;

	4	under statute; or

	5	under any implementing regulations,

in any way relating to this deed, and includes a claim, demand, legal proceedings or cause of action arising from a breach of warranty.

Control

(including with correlative meanings, the terms ‘Controlling’, ‘Controlled by’ and ‘under common Control with’) for the purposes of this deed, a person (first person) has control of another person (second entity) if the first person, on its own or together with one or more other persons with whom it acts in concert:

	1	has the capacity to determine the outcome of decisions about the second entity’s financial and operating policies, including by having regard to:

• the practical influence the first person can exert (in addition to the rights it can enforce) over the second entity, including through family relationships; and

• any practice or pattern of behaviour affecting the second entity or its financial or operating policies;

	2	holds, directly or indirectly, the power to nominate, appoint or remove all or the majority of the directors or commissioners of the second entity;

	3	holds, directly or indirectly, the power to control the nomination, appointment or dismissal of any president director (or a person who occupies a position having substantially the same powers and functions as a president director) of the second entity, or in practice exercises such control having regard to considerations similar to those referred to in paragraph 1 above;

	4	holds, directly or indirectly, the power to exercise, or control the exercise of, the voting rights attaching to more than 50% of the securities entitled to vote at general meetings of the second entity, or in practice exercises such control having regard to considerations similar to those referred to in paragraph 1 above;

	5	holds, directly or indirectly, an economic or beneficial interest in more than 50% of the issued share capital of the second entity or derivative instruments conferring or potentially conferring a similar economic interest; or

	6	holds, directly or indirectly, a right to call for the issue or transfer of securities in the second entity which, if exercised in full, would result in the first person satisfying any of the above paragraphs.

Creditor Letters	each of:

	1	the Senior Creditor Letter; and

	2	the Mezzanine Creditor Letter.

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Definitions and interpretation

Deed of Adherence	has the meaning set out in clause 6.2.

Dispose	to sell, assign, transfer, create an Encumbrance (other than a Permitted Encumbrance) over, surrender or otherwise dispose of any interest.

Dispute	has the meaning given to it in clause 14.2.

Dispute Notice	has the meaning given in clause 15.1(b).

Due Date	has the meaning given to that term in clause 8.2(c).

Effective Date	the date this deed is executed.

Encumbrance	any interest or power:

	1	reserved in or over an interest in any asset including, but not limited to, any retention of title; or

	2	created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, pledge, fiduciary, Indonesian law security rights over land (hak tanggungan), charge, lien, assignment by way of security, hypothecation, security interest, preferential right, trust or power or any other security agreement, by way of, or having similar commercial effect to, security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes, but is not limited to, any agreement to grant or create any of the above and, in the case of securities, includes any purchase option, call or similar right of a third party with respect to such securities.

Event of Default	any event specified in clause 8.1(a).

Event of Default Payment	has the meaning given in clause 8.2(a)(1).

Governmental Authority	any government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency, entity, commission, court, tribunal, official or other instrumentality of the Republic of Indonesia, the Netherlands or any other country or any state, province, county, city or other political subdivision.

Holding Company	a body corporate that owns or controls enough voting shares in another body to Control that other body corporate.

Metal Price Upside Deferred Payment Deed            page 5

Definitions and interpretation

Immediately Available Funds	cash or telegraphic or other electronic means of transfer of cleared funds into a bank account designated in advance by the Payee.

Independent Valuers	has the meaning given in clause 8.2(a)(1).

IUP	an Indonesian mining business licence (izin usaha pertambangan).

Law	1	any Indonesian law, regulation, decree, ministerial instruction and regulatory instruction and other instrument or letter issued by any relevant Governmental Authority pursuant to such laws and regulations;

	2	the law, regulation, decree, ministerial instruction and regulatory instruction and other instrument or letter issued by any relevant Governmental Authority pursuant to such laws and regulations of any other jurisdiction having jurisdiction over any party to this deed or the subject matter of this deed;

	3	Governmental Authority requirements and consents, policies, certificates, licences, permits and approvals (including, without limitation, conditions in respect of those consents, policies, certificates, licences, permits and approvals); and

	4	guidelines of Governmental Authorities in respect of which the Payor is legally required to comply.

LIBOR	the display rate per annum of the offered quotation for deposits in US$ for a period of 1 month which appears on the Reuters Screen LIBOR01 page (or such other page as the Payee and the Payor may agree) at or about 11.00am London time on the Due Date.

LME Quarterly Average Copper Price	the average of the daily cash settlement prices for copper on the Official London Metal Exchange “Grade A” Settlement Quotation (or its replacement), as published in Platt’s Metals Week (or its replacement) per pound during each Quarter, in United States Dollars.

Metal Price Upside Maximum Payment Amount	US$229,716,630.12 (two hundred twenty-nine million seven hundred sixteen thousand six hundred thirty United States Dollars and twelve cents).

Metal Price Upside Payment Area	the land described by the coordinates for the Blok Batu Hijau (Batu Hijau Block Exploration) as set out in Schedule 2 and includes any stockpiles of ore that is mined or produced from that area from the date hereof.

Metal Price Upside Payment Balance	the Metal Price Upside Maximum Payment Amount less any Metal Price Upside Payments already paid at that time.

Metal Price Upside Payments	the payments to be made by the Payor in accordance with clause 3.

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Definitions and interpretation

Mezzanine Creditor Letter	the document entitled ‘Creditor Side Letter’ dated [insert] 2016 entered into between, among others, the Payee (as Contingent Payment Recipient), the Payor Guarantor (as Bidco) and the party named therein as the Mezzanine Agent.

Mezzanine Facility	the loan facility provided under the Mezzanine Facility Agreement.

Mezzanine Facility Agreement	has the meaning given to the term ‘Mezzanine Loan Agreement’ in the Senior Creditor Letter.

Mining Concession	the contract of work (including any extension or amendment thereof) entered into between the Payor and the Government of the Republic of Indonesia on 2 December 1986 and any other IUP, mineral rights or other mining concession that replaces or supersedes such contract of work.

NTPBV Related Bodies Corporate	Newmont Mining Corporation, Sumitomo Corporation and any of their respective Related Bodies Corporate.

Other Mining Company	has the meaning set out in clause 6.2.

Operations	all activities of the Payor associated with:

	1	exploring for and developing mineral resources and reserves;

	2	carrying out mining, milling, processing, and electrical generation;

	3	operating all transport and logistics and ore/concentrate/mill tailings handling facilities;

	4	maintaining, operating and protecting its assets, obtaining permits, licenses, and authorizations and government relations, community relations and social responsibility and community development;

	5	acquiring materials, plant, equipment and supplies; and

	6	the marketing and sale of concentrate.

Payee Bank Account	the United States Dollars bank account in the name of the Payee as follows, as may be updated from time to time by written notice from the Payee to Payor:

Nusa Tenggara Partnership B.V. Account number: XX.XX.XX.XXX IBAN: XXXXXXXXXXXXXXXXXX Bank: ABN AMRO BIC: ABNANL2A.

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Definitions and interpretation

Payment Currency	has the meaning set out in clause 6.3.

Payor’s Remedial Period	has the meaning set out in clause 8.1(a)(1).

Permitted Assignee	has the meaning set out in clause 7.3(a).

Permitted Encumbrance	1	any lien created by operation of law securing an obligation that is not yet due;

	2	any lien for the unpaid balance of purchase money under an instalment contract entered into in the ordinary course of business;

	3	any Encumbrance permitted in writing by the Payee; and

	4	an Encumbrance granted by the Payor or any of its Related Bodies Corporate in accordance with or as contemplated under the bank facilities and any other financial indebtedness to be entered into by the Payor Guarantor or its Related Bodies Corporate to (among other things) fund any part of the purchase price payable by the Payor Guarantor under the Share Sale and Purchase Agreement or other agreements to acquire shares in the Payor or to support the Operations and any refinancing of such financial indebtedness, which affects or relates to any of the assets of the Payor.

Quarter	means a calendar quarter, being three calendar month periods ending 31 March, 30 June, 30 September, and 31 December.

Related Agreements	1	Share Sale and Purchase Agreement;

	2	the PTPI Loan SPA (as defined in the Share Sale and Purchase Agreement);

	3	Elang Deferred Payment Deed (as defined in the Share Sale and Purchase Agreement);

	4	Contingent Deferred Payment Deed (as defined in the Share Sale and Purchase Agreement);

	5	Completion Date Dividend Distribution Deed (as defined in the Share Sale and Purchase Agreement); and

	6	the guarantee agreement entered into between Newmont Mining Corporation and the Payor Guarantor entered into on or about the date of this deed.

Related Bodies Corporate	in respect of a party, a body corporate which:

	1	is a Holding Company of that party;

	2	is a subsidiary of that party;

	3	is a subsidiary of the Holding Company of that party;

	4	Controls that party;

Metal Price Upside Deferred Payment Deed            page 8

Definitions and interpretation

	5	is Controlled by that party; or

	6	is under the common Control of a body corporate which Controls that party.

Rules	has the meaning given in clause 15.1(b).

Senior Creditor Letter	the Creditor Letter dated [insert] 2016 entered into between, among others, the Payee (as Contingent Payment Recipient), the Payor Guarantor (as Bidco), PT Bank Negara Indonesia (Persero) Tbk (as Senior Facilities Agent, Common Onshore Security Agent. Common Offshore Security Agent and PTPI Agent) and the party named therein as Mezzanine Agent.

Settlement Payment	has the meaning given in clause 13(b)(3).

Share Sale and Purchase Agreement	has the meaning given to that term in Recital 1.

Tax	all forms of taxation duties, imposts, fees, levies, withholdings, contributions and similar charges imposed by any national, federal, state, provincial, local or any other competent taxing authority including income tax, corporation tax, transfer tax, capital gains tax, inheritance tax, value added tax, environmental tax, customs and other import or export duties, stamp, transaction or registration duty or similar charge, reserve tax, national insurance, social security or other similar contributions, and any interest, penalty, surcharge or fine relating to any of the above.

Tax Demand	has the meaning set out in clause 3A.1(c).

Term	commences on the Effective Date and ends on the date when all accrued Metal Price Upside Payments have been paid in full to and received by the Payee (including all amounts accruing to the Payee, such as interest, under the terms of this deed) in accordance with the terms of this deed.

1.2	Interpretation

In this deed, headings and bold type are for convenience only and do not affect the interpretation of this deed and, unless the context otherwise requires:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning;

(d)	the schedules form part of this deed and shall have effect as if set out in full in the body of this deed and any reference to this deed includes the schedules;

Metal Price Upside Deferred Payment Deed            page 9

Metal Price Upside Payment Area

(e)	the words ‘include’, ‘includes’ and ‘including’ shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(f)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any government agency or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors and permitted assigns;

(g)	a reference to writing or written includes fax (unless otherwise expressly provided for in this deed);

(h)	a reference to any thing (including, but not limited to, any right) includes a part of that thing but nothing in this clause 1.2(h) implies that performance of part of an obligation constitutes performance of the obligation;

(i)	a reference to a clause, party, attachment or schedule is a reference to a clause of, and a party, attachment and schedule to, this deed and a reference to this deed includes any attachment and schedule;

(j)	a reference to a document includes all amendments or supplements to, or replacements or novations of, that document from time to time;

(k)	unless otherwise provided, a reference to a statute or statutory provision, is a reference to it as amended, extended or re-enacted from time to time, and shall include all subordinate legislation made from time to time under that statute or statutory provision;

(l)	any reference to a legal term of England and Wales for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England and Wales, be deemed to include a reference to that which most nearly approximates to the legal term of England and Wales in that jurisdiction;

(m)	a reference to a party to any document includes that party’s heirs, successors, and permitted assigns and transferees;

(n)	no provision of this deed will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this deed or that provision;

(o)	a reference to $ or US$ is to United States Dollars; and

(p)	a reference to liquidation includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding-up, dissolution, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death.

1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2	Metal Price Upside Payment Area

The payment of the Metal Price Upside Payments in accordance with this deed applies exclusively to mineral products mined or produced from the Metal Price Upside Payment Area.

Metal Price Upside Deferred Payment Deed            page 10

Metal Price Upside Payments

3	Metal Price Upside Payments

(a)	Subject to clause 3(b), if during any Quarter (commencing in the second full Quarter after the Effective Date), the LME Quarterly Average Copper Price exceeds US$3.75, then the Payor must, within 15 (fifteen) Business Days after the end of such Quarter, pay to the Payee the amount of the Metal Price Upside Payment for that Quarter, calculated as follows:

Metal Price Upside Payment = (LME QACP – US$3.75) x Copper Pounds Sold x 30%

Whereby:

LME QACP means the LME Quarterly Average Copper Price for that Quarter; and

Copper Pounds Sold means ninety-six point five per cent (96.5%) of the total pounds of copper contained in shipments of mineral products mined or produced from the Metal Price Upside Payment Area that arrived at the buyer’s or customer’s designated port for delivery during the previous Quarter (i.e. the Quarter preceding the Quarter during which the LME Quarterly Average Copper Price exceeded US$3.75).

(b)	The total amount of the Metal Price Upside Payments due by the Payor to the Payee under this deed (exclusive of any interest payable by the Payor pursuant to this deed) will not exceed the Metal Price Upside Maximum Payment Amount.

(c)	The Payee and the Payor acknowledge that any Metal Price Upside Payments payable in accordance with this deed are a receivable for the Payee and a payable for the Payor and all payments made and to be made under this deed are payments resulting from the purchase price for the Share Sale and Purchase Agreement.

(d)	All payments to be made by the Payor to the Payee pursuant to this clause 3 must be paid by the Payor in Immediately Available Funds to the Payee Bank Account without counterclaim or set off to the account of the Payee.

(e)	If a Metal Price Upside Payment becomes due during any Quarter and a payment becomes due and payable under this clause 3 then such payment shall be accompanied with the following information:

(1)	the LME Quarterly Average Copper Price for that Quarter;

(2)	for the relevant shipments, copies of the final invoice for settlement (which includes assay certificates, final assay summary prepared by the Payor, and final weight certificates) and the relevant bill of lading; and

(3)	copies of any reports to the relevant Governmental Authority in relation to the calculation and payment of the royalties and export duties payable on the relevant shipments.

(f)	Other documentation requested by the Payee, acting reasonably, that is relevant to verifying the quantity of copper contained in a shipment of mineral products mined or produced from the Metal Price Upside Payment Area during that Quarter shall be provided by the Payor as soon as reasonably practicable upon the Payor’s receipt of the Payee’s written request.

(g)	In the event that the Payee reasonably believes that the quantity of copper contained in shipments of mineral products mined or produced from the Metal Price Upside Payment Area for a Quarter is different from the quantity used by the Payor to calculate and pay the Metal Price Upside Payment for that Quarter (including following the Payee’s review of the documents required to be submitted to the Payee under this clause 3), then the Payee may give notice to the Payor of a dispute and the provisions in clause 15 shall apply.

(h)	If at any point during the Term the Metal Price Upside Payment becomes an impediment to the development of the Metal Price Upside Payment Area including Phase 7 as a result of financing constraints or requirements from lenders for such development of the Metal Price Upside Payment Area, the Payee shall promptly meet and negotiate with the Payor in good faith to mitigate such adverse effects.

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             Tax

3A	Tax

3A.1	NTPBV arrangements

(a)	Subject to the provisions of this clause 3A.1 and 3.A.2, the Payor is not entitled to deduct or withhold any Tax from any payments to be made by the Payor to the Payee pursuant to this deed.

(b)	If a Metal Price Upside Payment becomes due during any Quarter, the Payee shall provide to the Payor within 30 (thirty) Calendar Days but no later than 10 (ten) Calendar Days prior to the date that the Metal Price Upside Payment becomes due:

(1)	a valid certificate of residence demonstrating the Payee’s residency in the Netherlands for Tax purposes; or

(2)	an opinion of counsel of the Payee verifying its Tax withholding status and confirming that the Payee is exempt from Tax withholding in the Republic of Indonesia,

following which the Payor will pay such Metal Price Upside Payment without deducting or withholding any Tax. For the avoidance of doubt, the Payor shall be entitled to deduct or withhold applicable Tax to the extent the Payee fails to comply with this clause 3A.1(b).

(c)	In the event that the Indonesian Tax Office issues correspondence or conducts an audit regarding this deed or the Payor is issued a demand or assessment by the Indonesian Tax Office requiring the payment of any Tax regarding this deed (“Tax Demand”), the Payor shall use best endeavours to procure that no later than 7 (seven) Calendar Days upon receipt (or, if a reply is required by the Indonesian Tax Office at any earlier date, immediately upon receipt) give a copy of such correspondence, notice or Tax Demand (together with all relevant details) to the Payee.

(d)	Without limiting clause 3A.1(c) above, the Payor must also promptly notify the Payee (together with all relevant details) if the Payor becomes aware of any events, matters or circumstances that will or are likely to give rise to a Tax Demand.

(e)	The Payor must not:

(1)	accept, compromise or pay;

(2)	agree to arbitrate, compromise or settle; or

(3)	make any admission or take any action in relation to,

a Tax Demand without the Payee’s prior written approval, such approval not to be unreasonably withheld.

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            Tax

(f)	If the Payee does not advise the Payor that it wishes to contest the Tax Demand within 14 (fourteen) Calendar Days of receipt of such Tax Demand from the Payor (or such shorter time as may be provided by law to contest such Tax Demand) then the Payee must pay in Immediately Available Funds the amount notified in the Tax Demand directly to the Indonesian Tax Office by the due date for the payment.

(g)	The Payee may, by written notice to the Payor within 14 (fourteen) Calendar Days of receipt of such Tax Demand from the Payor (or such shorter time as may be provided by law to contest such Tax Demand), advise the Payor that it wishes to contest the Tax Demand, in which case:

(1)	at the Payee’s written request, the Payor must take such action to cause the Tax Demand to be withdrawn, reduced or postponed or to avoid, resist, object to, defend, appear against or compromise the Tax Demand and any judicial or administrative proceedings arising out of that action in a timely manner as the Payee may reasonably require; and

(2)	any Tax Demand or revised Tax Demand (as the case may be) outstanding following the procedure outlined in clause 3A.1(g)(1) above shall be paid by the Payee in Immediately Available Funds directly to the Indonesian Tax Office by the due date for such payment.

(h)	If the Payee contests the Tax the subject of a Tax Demand in accordance with clause 3A.1(g) then the Payor must follow all reasonable directions of the Payee relating to the conduct referred to in clause 3A.1(g), including using professional advisers nominated by the Payee. The Payee will pay the fees and expenses of any such advisers.

(i)	The Payor must provide the Payee with all reasonable assistance requested by it in relation to the Tax Demand, including providing access to witnesses and documentary or other evidence relevant to the Tax Demand, allowing it and its nominated and other professional advisers to inspect and take copies of all relevant books, records, files and documents, and providing it with reasonable access to the personnel, premises and chattels of the Payor relevant to the Tax Demand.

(j)	Despite anything to the contrary in clauses 3A.1(g) to 3A.1(i) (inclusive), where the Payee contests the subject of a Tax Demand, it must also, where required by a Governmental Authority in relation to that Tax Demand, pay any deposit, prepayment of Tax or other payment so required within the applicable time periods.

(k)	Subject to the Payor complying with the provisions of this clause 3A.1, the Payee shall indemnify the Payor against all reasonable and properly documented costs, fees, expenses, penalties and interest (to the extent that such penalties or interest related to a Tax Demand under this clause 3A.1) within 20 (twenty) Business Days upon written notice from the Payor, which such notice shall contain (to the extent applicable) sufficient details of the legal and factual basis of the claim to allow the Payee to understand the nature and amount of the claim.

3A.2	Permitted Assignee arrangements

(a)

In the event that Metal Price Upside Payments are paid to a Permitted Assignee, then the Payor shall not withhold Tax from the Metal Price Upside Payments provided that the Permitted Assignee has submitted, no more than 10 (ten) Business Days before the date such payment becomes payable, a valid certificate of residence demonstrating the Permitted Assignee’s residency

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Reporting Obligations

for Tax purposes, which shall not be in the Republic of Indonesia, together with an opinion of counsel of the Permitted Assignee verifying that the Permitted Assignee is exempt from Tax withholding in the Republic of Indonesia. For the avoidance of doubt, the Payor shall be entitled to deduct or withhold applicable Tax to the extent the Permitted Assignee fails to comply with this clause 3A.2(a).

(b)	The provisions in clauses 3A.1(a) to 3A.1(k) (inclusive) shall apply simultaneously to any Permitted Assignees.

4	Reporting Obligations

Within 30 (thirty) Business Days following its receipt of a written request from the Payee, the Payor agrees to provide the Payee with a copy of its latest audited financial statements and an update on any material issues which would impact the development of the mineral resources in the Metal Price Upside Payment Area.

5	Business Records, information and access

The Payor covenants and agrees to:

(a)	keep materially true, accurate and complete accounts and Business Records relevant to verifying the obligations of the Payor in relation to the Metal Price Upside Payments; and

(b)	provide copies to the Payee, after the Payee has given reasonable notice to it, of those accounts and Business Records which are relevant to verifying the obligations of the Payor in relation to the Metal Price Upside Payments.

6	Payor’s covenants and undertakings

6.1	Mining Concession

The Payor covenants and undertakes to:

(a)	use commercially reasonable efforts to obtain the renewal or extension of the Mining Concession beyond its expiration date in the year 2030; and

(b)	not, unless otherwise required by applicable Law or the Mining Concession, Dispose of any part of the Mining Concession constituting the Metal Price Upside Payment Area without the Payee’s prior written consent, such consent not to be unreasonably withheld or delayed.

6.2	Other Mining Company

If a Related Body Corporate of the Payor or the Payor Guarantor (the “Other Mining Company”) obtains or is issued any Mining Concession in relation to any part of the Metal Price Upside Payment Area as a result of the renewal and re-licensing of the Metal Price Upside Payment Area or other change of law or otherwise, then the Payor shall use commercially reasonable efforts to procure that the Other Mining Company executes and becomes bound by a deed of adherence in favour of the Payee which takes effect on and

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Disposal, Assignment and Encumbrances

from the date of such Mining Concession substantially in the form set out in Attachment 1 (the “Deed of Adherence”) whereby the Other Mining Company agrees (mutatis mutandis) to observe, perform and be bound by and to fulfil all the terms and provisions of this deed as the “Payor” as if the Other Mining Company had been originally a party to this deed in that capacity and must perform all of the undertakings and agreements set out in this deed required by the Payor; provided that the term “Metal Price Upside Payment Area” under this deed as it applies to each of the Payor and the Other Mining Company shall be deemed to refer to only that portion to which such Payor or Other Mining Company holds a Mining Concession.

6.3	Foreign currency indemnity

If at any time the Payee receives or recovers any amount payable by the Payor for any reason under this deed including, but not limited to:

(a)	any judgment or order of any Governmental Authority; and

(b)	the liquidation of the Payor or any proof or claim in that liquidation,

which is not in United States Dollars (“Payment Currency”), then the Payor shall indemnify the Payee against any shortfall between the amount payable in United States Dollars and the amount actually received or recovered by the Payee after the Payment Currency is converted into United States Dollars in accordance with clause 6.4.

6.4	Conversion of currencies

In making any currency conversion of the Payment Currency under clause 6.3, the Payee may through one or more banks with international operations trading in the relevant currencies purchase one currency with another, whether or not through an intermediate currency, whether spot or forward, in the manner and amounts and at the times it thinks fit.

6.5	Term of undertakings

The Payor’s undertakings in this clause 6 continue in full force and effect from the date of this deed until the end of the Term.

7	Disposal, Assignment and Encumbrances

7.1	Change of Control

As long as the Payor’s interest and obligations to the Payee under this deed remain valid and enforceable, then a change of Control of the Payor will not affect any rights or obligations under this deed.

7.2	Subordination

The Payee agrees that the Payor’s obligations under clause 3 of this deed are postponed and subordinated to the Acquisition Financing on the terms set out in the Creditor Letters (and, for the avoidance of doubt, the Payor must pay to the Payee the amount of the Metal Price Upside Payment when permitted under the terms of the Creditor Letters).

7.3	Payee assignment and Disposal

(a)	The Payee (and each of its successors, and permitted assigns and transferees, including its Permitted Assignee) may by notice to the Payor, assign all or part

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Default

of its rights or novate all or part of its obligations or both pursuant to this deed to one or more NTPBV Related Bodies Corporate without any consent from any party (each a “Permitted Assignee”) and the Payee shall provide the Payor with the Payee Bank Account information and payment instructions for such Permitted Assignee.

(b)	Upon such an assignment or novation, the parties agree that all references to the Payee will be a reference to the Permitted Assignee.

(c)	In the event that the Payee assigns part (but not all) of its rights or novates part (but not all) of its obligations pursuant to clause 7.3(a), then the Payee and the Permitted Assignee must nominate a single party to exclusively hold and exercise all notice and reporting rights under this deed in relation to the Payor.

(d)	Upon such an assignment or novation, the Payor shall perform its obligations under this deed directly for the benefit of the Permitted Assignee in accordance with the terms of this deed as if the Permitted Assignee was expressly named as a party to this deed to the extent of such assignment or novation.

(e)	Unless otherwise agreed in writing by the parties, the Payor may not Dispose (whether directly or indirectly) all or any part of its interest or obligations under this deed.

7.4	Rights of third parties

Except in relation to a Permitted Assignee, no term of this deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this deed.

8	Default

8.1	Events of Default

(a)	Subject to clause 8.1(b), an Event of Default occurs:

(1)	(breach by the Payor) if a material breach of any provisions of clauses 6.1 or 6.2 of this deed has been committed by the Payor continues unremedied by the Payor for 15 (fifteen) Business Days from the date of the Payor’s receipt of notice from the Payee of such breach (“Payor’s Remedial Period”) and such breach has not been waived in writing by the Payee within such Payor’s Remedial Period, or where such material breach is incapable of remedy by the Payor;

(2)	(bankruptcy): if the Payor is declared bankrupt or insolvent pursuant to the law of any jurisdiction or it has commenced, or has had commenced against it, suspension of payment proceedings, liquidation, dissolution or winding-up proceedings and such commencement of proceedings have not been withdrawn, revoked or otherwise terminated within 30 (thirty) Business Days;

(3)	(receivership): upon the appointment of a curator in bankruptcy, receiver/manager, controller, trustee, curator, judicial manager, administrator, administrative receiver, compulsory manager or other similar officer over any of the Payor’s assets, which appointment has not been withdrawn, revoked or otherwise terminated within 30 (thirty) Business Days; or

(4)	(unenforceability): if a provision of this deed relating to a payment obligation under clause 3 is deemed illegal, void, voidable or unenforceable by the arbitral body specified in clause 15 (and the

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Default

parties do not agree alternative substantially similar payment obligations within 20 (twenty) Business Days of the provision becoming illegal, void, voidable or unenforceable),

and upon the occurrence of an Event of Default referred to in clauses 8.1(a)(1) or 8.1(a)(4) the provisions of clause 8.2 will immediately apply.

(b)	An Event of Default will not occur upon the seizure, nationalisation, expropriation or compulsorily acquisition of all or a material part of the Metal Price Upside Payment Area or Mining Concession by or under the authority of any Governmental Authority (defacto or de jure) without compensation to the Payor and for a reason not attributable to the Payor.

(c)	The parties hereby acknowledge and agree that none of the following will constitute a change of Control of the Payor: (i) a strategic sale of up to 26% direct or indirect interest in the Payor or the Payor Guarantor; (ii) the addition of a holding company above the Payor Guarantor but below the ultimate beneficial owners which does not otherwise result in a change of Control; or (iii) any transfers in direct or indirect interests in the Payor as between the beneficial owners of the Payor Guarantor as of the date of this Agreement.

8.2	Effect of Event of Default

(a)	If an Event of Default referred to in clauses 8.1(a)(1) or 8.1(a)(4) occurs:

(1)	within 30 calendar days of the Payee notifying the Payor of such Event of Default, the Payor and the Payee shall mutually appoint two independent financial institutions of international standing and relevant expertise (the “Independent Valuers”) to determine the current value of the Metal Price Upside Payments that have not yet been paid as of the date of the Event of Default; provided that if the parties cannot mutually agree to the two Independent Valuers within 30 calendar days, each of the Payor and the Payee shall be entitled to appoint one Independent Valuer and shall notify the other party of the identity and contact information of the Independent Valuer it has appointed within 40 calendar days from the date of the notification of the Event of Default; however, if either party fails to appoint an Independent Valuer within such time period then the other party shall be entitled to appoint the two Independent Valuers. Each of the Payor and the Payee shall instruct the Independent Valuers to use a Black-Scholes option pricing model to value the unpaid Metal Price Upside Payments in light of the facts and circumstances in existence immediately prior to the Event of Default. The Independent Valuers will be instructed to prepare and directly send their valuation to each of the Payor and the Payee within 60 calendar days of receipt of the instruction (the “EOD Valuation Deadline Date”). The Payor and the Payee agree that the average of the valuations prepared by the Independent Valuers will determine the amount owing by the Payor to the Payee (the “Event of Default Payment”); provided that if a party’s appointed Independent Valuer has not submitted its valuation by the EOD Valuation Deadline Date, the Payor and the Payee agree that the Event of Default Payment shall be the valuation submitted by the Independent Valuer appointed by the other party, and if no Independent Valuer has submitted its valuation by the EOD Valuation Deadline Date, the Payor and the Payee agree that the Event of Default Payment shall be the first valuation submitted by an Independent Valuer following the EOD Valuation Deadline Date; and

(2)	the Payor must within 30 days after the receipt by the Payor and the Payee of the last valuation, pay the Event of Default Payment to the Payee in Immediately Available Funds to the Payee’s Bank Account.

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Guarantee by Payor Guarantor

(b)	The Payee agrees that it shall not enforce its rights under this clause 8 for so long as the Acquisition Financing remains outstanding.

(c)	If the Payor defaults in the payment, when due, of any sum under this deed, then the liability of the Payor shall be increased to include interest on such sum from the date when such payment is due (the “Due Date”) until the date of actual payment at the rate of LIBOR plus eight per cent (8%) per annum (LIBOR determined at successive monthly intervals commencing on the Due Date and interest compounded monthly).

(d)	The parties under this deed agree and acknowledge that:

(1)	the Payee shall have a legitimate interest in enforcing all and any of its rights under this clause 8; and

(2)	the Payee’s remedies under this clause 8 are proportionate to such interest.

9	Guarantee by Payor Guarantor

9.1	Guarantee and indemnity

The Payor Guarantor:

(a)	unconditionally and irrevocably guarantees to the Payee on demand, the due and punctual performance of the Payor’s obligations under this deed, including the payment, when due, of any sum due by the Payor under this deed; and

(b)	as a separate and additional liability, indemnifies the Payee against all loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the Payee arising from any default or delay in the due and punctual performance of the Payor’s obligations under this deed.

9.2	Extent of guarantee and indemnity

The liability of the Payor Guarantor under this clause 9 is not affected by anything which, but for this clause 9, might operate to release or exonerate the Payor Guarantor in whole or in part from its obligations including any of the following, whether with or without the consent of the Payor Guarantor:

(a)	the grant to the Payor, the Payor Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of the Payor, the Payor Guarantor or any other person from any liability or obligation;

(b)	any transaction or arrangement that may take place between the Payee, the Payor, the Payor Guarantor or any other person;

(c)	the Payee exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against the Payor, the Payor Guarantor or any other person;

(d)	the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the Payee from the Payor, the Payor Guarantor or any other person or by the taking of or failure to take any security;

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Guarantee by Payor Guarantor

(e)	the failure or omission or any delay by the Payee or the Payor to give notice to the Payor Guarantor of any default by the Payor or any other person under this deed; or

(f)	any legal limitation, disability, incapacity or other circumstances related to the Payor, the Payor Guarantor or any other person.

9.3	Principal and independent obligation

This clause 9 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this deed as amended, varied, supplemented, renewed or replaced.

9.4	Continuing guarantee and indemnity

This clause 9 is a continuing obligation of the Payor Guarantor and remains in full force and effect for so long as the Payor has any liability or obligation to the Payee under this deed and until all of those liabilities or obligations have been fully discharged.

9.5	No withholdings

(a)	The Payor Guarantor must make all payments which become due under this clause 9, free and clear and without deduction of all present and future withholdings (including taxes, duties, levies, imposts, deductions and charges of the Republic of Indonesia or any other jurisdiction).

(b)	If the Payor Guarantor is compelled by law to deduct any withholding, then, in addition to any payment under this clause 9, they must pay to the Payee such amount as is necessary to ensure that the net amount received by the Payee after withholding equals the amount the Payee would otherwise be entitled to if not for the withholding.

9.6	Currency

The Payor Guarantor must pay all moneys that it becomes liable to pay under this clause 9 in the currency in which they are payable under this deed and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

9.7	No set off

The Payor Guarantor has no right to set off, deduct or withhold any moneys which it may be or become liable to pay under this clause 9, against any moneys that the Payee or any of its Related Bodies Corporate may be, or become, liable to pay to the Payor or any of its Related Bodies Corporate whether under this deed or otherwise.

9.8	Payor Guarantor’s liability

The Payor Guarantor’s aggregate liability in respect of any Claim shall not exceed the Payor’s liability in respect of that Claim.

9.9	Assigning benefit

The Payee may assign the benefit of this clause 9 without the Payor Guarantor’s consent if the Payee validly assigns the benefit of this deed in accordance with the terms of this deed.

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Warranties by Payor and Payor Guarantor

10	Warranties by Payor and Payor Guarantor

(a)	The Payor represents and warrants to the Payee in the terms set out in Schedule 1 and the Payor Guarantor represents and warrants to the Payee in the terms set out in Schedule 1.

(b)	Unless otherwise stated, each representation and warranty given by the Payor or the Payor Guarantor applies as at the Effective Date.

(c)	Each of the representations and warranties in Schedule 1:

(1)	will be construed as a separate and independent representation and warranty; and

(2)	will not be limited by reference to any other paragraph in Schedule 1 or by any other provision of this deed and the Payee will have a separate claim and right of action in respect of every breach of any of the representations and warranties contained in Schedule 1.

11	Confidentiality

11.1	Confidentiality

(a)	Subject to clause 11.2, each of the parties hereto agrees to keep confidential the existence, terms and conditions of this deed and any information or knowledge obtained pursuant to the negotiation or execution of this deed or the effectuation of the transaction contemplated hereby (including for the avoidance of doubt any information provided by the Payor to the Payee pursuant to clauses 3, 3A, 4 and 5), and to not use such information or knowledge for any purpose other than the negotiation of this deed and the effectuation of the transaction contemplated hereby; provided, however, that the foregoing will not apply to information or knowledge which:

(1)	a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by any other party;

(2)	is generally known to the public and did not become so known through any violation of any party’s confidentiality obligations to any other party;

(3)	became known to the public through no fault of such party;

(4)	is later lawfully acquired by such party without confidentiality restrictions from other sources;

(5)	is required to be disclosed by an order of court or Governmental Authority with subpoena powers (provided that such party must have provided the other relevant party with prior notice of such order and an opportunity to object or take other available action);

(6)	which is disclosed in the course of any litigation between any of the parties hereto; or

(7)	is disclosed to an affiliate of a party or to advisors, lenders and potential lenders (including hedge counterparties) and their respective advisors of any party, which agrees to keep such information confidential.

(b)	Upon the execution of this deed, unless otherwise required by law or rules and regulations of any relevant stock exchange or regulatory authority or is

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Termination

necessary for the effectuation of the transaction contemplated by this deed, no party will make any public disclosure (whether or not in response to an inquiry) of the subject matter of this deed unless approved in writing by the other parties prior to release provided that such approval must not be unreasonably withheld or delayed.

11.2	Confidentiality acknowledgement

The parties acknowledge and agree that the existence, terms and conditions of this deed will be disclosed to the stock exchanges and regulatory authorities which are relevant to the parties and their Related Bodies Corporate and, to the extent that such disclosure is made, the existence, terms and conditions of this deed will not be confidential.

12	Termination

12.1	Termination by the Parties

This deed shall automatically terminate upon:

(a)	the full payment of the Metal Price Upside Maximum Payment Amount;

(b)	the full payment of the Settlement Payment; or

(c)	the full payment of the Event of Default Payment,

in accordance with the terms of this deed.

12.2	Effect of Termination

(a)	In the event of termination in accordance with clause 12.1, this deed shall forthwith become null and void and there shall be no liability on the part of either party to this deed, save as otherwise agreed between the Payee and the Payor.

(b)	Following termination in accordance with clause 12.1, the Payee shall, upon written request by the Payor, redeliver or destroy (pursuant to the Payor’s instructions) all documents or other materials provided by the Payor to the Payee in accordance with this deed.

13	Settlement Payment

(a)	At any time from the first anniversary of the Completion Date, the Payor may, upon written notice to the Payee (the “Settlement Notice”), elect to pay the Settlement Payment to the Payee as full and final settlement of all amounts payable under this deed. Upon payment of the Settlement Payment, this deed shall terminate with no further actions required by the parties.

(b)	The Settlement Payment shall be calculated as follows:

(1)

Within 30 calendar days of receipt of the Settlement Notice, the Payor and the Payee shall mutually appoint two Independent Valuers to determine the current value of the Metal Price Upside Payments that have not yet been paid as of the date of the Settlement Notice; provided, that if the parties cannot mutually agree to the two Independent Valuers within 30 calendar days, each of the Payor and the Payee shall be entitled to appoint one Independent Valuer and shall notify the other party of the identity and contact information of the

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General provisions

Independent Valuer it has appointed within 40 calendar days from the date of the Settlement Notice; however, if either party fails to appoint an Independent Valuer within such time period then the other party shall be entitled to appoint the two Independent Valuers.

(2)	Each of the Payor and the Payee shall instruct the Independent Valuers to use a Black-Scholes option pricing model to value the unpaid Metal Price upside Payments in light of the facts and circumstances in existence immediately prior to the date of the Settlement Notice. The Independent Valuers will be instructed to prepare and directly send the valuation to each of the Payor and the Payee within 60 calendar days of receipt of the instruction (the “Settlement Valuation Deadline Date”).

(3)	The Payor and the Payee agree that the average of the valuations prepared by the Independent Valuers will determine the amount owing by the Payor to the Payee (the “Settlement Payment”); provided that if a party’s appointed Independent Valuer has not submitted its valuation by the Settlement Valuation Deadline Date, the Payor and the Payee agree that the Settlement Payment shall be the valuation submitted by the Independent Valuer appointed by the other party, and if no Independent Valuer has submitted its valuation by the Settlement Valuation Deadline Date, the Payor and the Payee agree that the Settlement Payment shall be the first valuation submitted by an Independent Valuer following the Settlement Valuation Deadline Date.

(c)	The Payor must within 30 days after receipt by the Payor and the Payee of the last valuation, pay the Settlement Payment to the Payee in Immediately Available Funds to the Payee’s Bank Account. The Payor shall pay the Independent Valuers’ costs and expenses.

14	General provisions

14.1	Notices

Any notice or other communication including, but not limited to, any request, demand, consent or approval, to or by a party:

(a)	must be in legible writing and in English addressed as shown below:

(1)	if to the Payee:

Address:	Van Boshuizenstraat 12, 1083A Amsterdam, The Netherlands

Attention:	Board of Directors

Facsimile:	+XX (X) XX XXXX XXX

with copy to:

Address:	Newmont Mining Corporation 6363 South Fiddlers’ Green Circle, Suite 800 Greenwood Village, Colorado 80111 USA

Attention:	Corporate Secretary

and with copy to:

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General provisions

Address:	Harumi Triton Square Office Tower Y 1-8-11 Harumi, Chou-ku Tokyo, 104-8610,Japan

Attention:	General Manager, Non-Ferrous Metals & Raw Materials Dept.

Facsimile:	+XX X XXXX XXXX

(2)	if to the Payor:

Address:	Gedung Menara Karya, Level 6 JL. HR Rasuna Said Blok X-5, Kav 1-2 Jakarta 12950 Indonesia

Attention:	Board of Directors

Facsimile:	+XX XX XXXXXXXX

(3)	if to the Payor Guarantor:

Address:	Gedung Menara Karya, Level 6 JL. HR Rasuna Said Blok X-5, Kav 1-2 Jakarta 12950 Indonesia

Attention:	Board of Directors

Facsimile:	+XX XX XXXXXXXX

or as specified to the sender by any party by notice;

(b)	where the sender is a company, must be signed by an authorised representative of or under the common seal of the sender;

(c)	is regarded as being given by the sender and received by the addressee:

(1)	if by delivery in person, when delivered to the addressee;

(2)	if by post, 10 (ten) Business Days from and including the date of postage; or

(3)	if by facsimile transmission, whether or not legibly received, when transmitted to the addressee,

but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as received at 9.00am on the following Business Day; and

(d)	can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 (two) hours after the transmission is received or regarded as received under clause 14.1(c) and informs the sender that it is not legible.

In this clause 14.1, a reference to an addressee includes a reference to an addressee’s authorised representatives, agents or employees or any person reasonably believed by the sender to be an authorised representative, agent, or employee of the addressee.

14.2	Governing law and jurisdiction

This deed and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) (a Dispute) shall be governed by and construed in accordance with English law.

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General provisions

14.3	Governing language

(a)	The parties acknowledge that this deed was prepared and negotiated by the parties in the English language and has been agreed and executed in the English and Indonesian languages.

(b)	To the extent permitted by law, the English language text of this deed will prevail in the case of any inconsistencies or differences of interpretation with the Indonesian language text. In the event of any such inconsistency or difference, the parties must amend the Indonesian language text to remove the inconsistency or difference or the Indonesian language text of this deed will be deemed to be automatically amended to conform with and to make the relevant Indonesian language text consistent with the relevant English language text of this deed.

14.4	Waivers

(a)	Waiver of any right arising from a breach of this deed or of any power arising upon default under this deed or upon the occurrence of an Event of Default must be in writing and signed by the party granting the waiver.

(b)	A failure or delay in exercise, or partial exercise, of:

(1)	a right arising from a breach of this deed or the occurrence of an Event of Default; or

(2)	a power created or arising upon default under this deed or upon the occurrence of an Event of Default,

does not result in a waiver of that right or power.

(c)	A party is not entitled to rely on a delay in the exercise or non-exercise of a right or power arising from a breach of this deed or on a default under this deed or on the occurrence of an Event of Default as constituting a waiver of that right or power.

(d)	This clause may not itself be waived except by writing.

14.5	Illegality

(a)	If it is held by an arbitral tribunal that:

(1)	any part of this deed is void, voidable, illegal or unenforceable; or

(2)	this deed would be void, voidable, illegal or unenforceable unless any part of this deed were severed from this deed,

then this deed will only be ineffective to the extent of that part and that part will be severed from and will not affect the continued operation of the rest of this deed.

(b)	If any change in Law or other event makes it illegal for a party to perform its obligations under this deed, the parties will promptly meet in good faith and use best endeavours to agree modifications to the existing arrangement or an alternative arrangement which can be lawfully and reasonably implemented to enable the intent of the arrangement evidenced by this deed to be implemented.

14.6	Cumulative rights

The powers under this deed are cumulative and do not exclude any other right, power, authority, discretion or remedy of the parties.

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General provisions

14.7	Further action

The parties agree to:

(a)	furnish upon request to each other such further information;

(b)	execute and deliver to each other such other documents; and

(c)	do such other acts and things,

in each case to the extent necessary to enable the parties hereto to carry out this deed in accordance with the terms thereof.

14.8	Entire agreement and variation

(a)	This deed together with any documents referred to herein or executed contemporaneously by the parties in connection herewith, constitutes the whole agreement between the parties and supersedes any previous agreements, deeds or arrangements between them relating to the subject matter of this deed.

(b)	It is expressly declared that no variations of this deed will be effective unless made in writing and executed by the parties.

14.9	Severability

(a)	Any provision of this deed that will be prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(b)	In the event that any such provision of this deed is so held invalid, the parties must promptly renegotiate in good faith new provisions to restore this deed as nearly as possible to its original intent and effect.

(c)	To the extent permitted by law, the parties hereto hereby waive any provisions of law that renders any provision hereof prohibited in any respect.

14.10	Counterparts

(a)	This deed may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this deed by signing any counterpart.

14.11	Expenses

Except as otherwise expressly provided in this deed, each party to this deed must bear its respective expenses incurred in connection with the preparation, execution, and performance of this deed and the transaction contemplated thereby, including all fees and expenses of agents, representatives, counsel and accountants.

14.12	Time of essence

With regard to all dates and time periods set forth or referred to in this deed, time is of the essence.

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Arbitration

15	Arbitration

15.1	Referral of dispute to arbitration

(a)	Any Dispute shall be resolved in accordance with the procedure set out in this clause 15.

(b)	The party raising any Dispute shall first serve written notification of the Dispute to the other party (a “Dispute Notice”). If the parties are unable to resolve a dispute by mutual agreement or by conciliation within 30 (thirty) Calendar Days of the date of the Dispute Notice, the Dispute shall be referred to and finally resolved by arbitration in accordance with the 2012 Rules of Arbitration of the International Chamber of Commerce (the “Rules”), which Rules are deemed to be incorporated into this clause; provided that nothing in this clause 15 shall prejudice the parties’ rights to seek urgent interim relief in aid of, or support of, arbitration from a court of competent jurisdiction.

(c)	The place and seat of arbitration will be in London, England before 3 (three) arbitrators.

(d)	The two arbitrators nominated by the parties in accordance with the Rules shall, within 15 (fifteen) days of the appointment of the second arbitrator, jointly nominate a third arbitrator who, subject to confirmation by the ICC Court, shall act as President of the arbitral tribunal.

(e)	In the event that there are multiple claimants and/or multiple respondents, each party agrees that, in the absence of a joint nomination of an arbitrator by one side, any existing nomination or confirmation of the arbitrator chosen by the party or parties on the other side of the proposed arbitration shall be unaffected, and the remaining arbitrator(s) shall be appointed in accordance with the Rules.

(f)	Each party expressly agrees and consents to this process for nominating and appointing the arbitral tribunal and, in the event that this clause operates to exclude a party’s right to choose its own arbitrator, irrevocably and unconditionally waives any right to do so.

15.2	Joinder and Consolidation

(a)	Each party agrees that:

(1)	any party to this deed or any Related Agreement may, in accordance with the Rules, be joined to any arbitration commenced under this deed or any Related Agreement; and

(2)	in accordance with the Rules, any Dispute may be resolved in a single arbitration together with disputes (as defined in any Related Agreement) arising out of any such Related Agreement.

(b)	Pursuant to Article 10(a) of the Rules, the parties agree to the consolidation of any two or more arbitrations commenced under this deed and/or the arbitration agreement contained in any Related Agreement into a single arbitration, as provided for in the Rules.

(c)	The parties agree that the consolidation of any two or more arbitrations commenced under this deed and/or the arbitration agreement contained in any Related Agreement is not contrary to the provisions of Article 30 of Law No. 30 of 1999 of the Republic of Indonesia on Arbitration and Alternative Disputes Resolution (“Indonesian Arbitration Law”) and the parties waive any right to challenge the enforcement of any arbitral award in an Indonesian court on the basis that the consolidation of such arbitrations is inconsistent with Article 30 of the Indonesian Arbitration Law or otherwise contrary to public policy.

Metal Price Upside Deferred Payment Deed            page 26

Arbitration

15.3	Miscellaneous

(a)	This deed to arbitrate shall be binding upon the parties, their successors and assigns.

(b)	The provisions contained in this clause 15 will survive the termination or expiration of this deed.

Metal Price Upside Deferred Payment Deed            page 27

Signing page

Executed as a deed

Payee Signed by Nusa Tenggara Partnership BV

sign here ▶

print name

in the presence of

sign here ▶
Witness

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sign here ▶

print name

in the presence of

sign here ▶
Witness

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Metal Price Upside Deferred Payment Deed            page 28

Signing page

Payor

Signed by
PT Amman Mineral Nusa Tenggara
by its authorised representative

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President Director

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Payor Guarantor

Signed by
PT Amman Mineral Internasional

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Director

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Metal Price Upside Deferred Payment Deed            page 29

List of Omitted Schedules and Attachments

The following is a list of the Schedules and Attachments omitted pursuant to Rule 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the SEC upon request.

Schedule 1	Completion Steps

Schedule 2	Warranties

Schedule 3	Representations and Warranties of the Purchaser

Attachment 1	Sale Shares Transfer Deed

Attachment 2	Schedules and Attachments to Contingent Payment Deed

Attachment 2A	Schedules and Attachments to Elang Development Deferred Payment Deed

Attachment 3	Schedules and Attachments to Metal Price Upside Deferred Payment Deed

Attachment 4	Disclosed Claims

Attachment 5	Disclosure Materials

Attachment 6	HGB Properties

Attachment 7	Disclosed Insurances

Attachment 8	Material Permits

Attachment 9	PTNNT Intellectual Property

Attachment 10	Material Contracts

Attachment 11	PTNNT IT Hardware

Attachment 12	PTNNT Software Licenses

Attachment 13	Material Assets

Attachment 14	Senior Employees

Attachment 15	Contract Area

Attachment 16	Public Announcements

Attachment 17	Registered NMC Intellectual Property

Attachment 18	Resolutions